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As filed with the Securities and Exchange Commission on September 5, 2018

Registration No. 333-226991

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANNER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Washington (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	91-1691604 (IRS Employer Identification No.)

10 South First Avenue
Walla Walla, WA 99362
(509) 527-3636
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Albert H. Marshall
Senior Vice President and Secretary
Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362
(509) 527-3636
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Matthew M. Guest, Esq. Jacob A. Kling, Esq. Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 (212) 403-1000	Cheryl R. Bishop Chief Executive Officer Skagit Bancorp, Inc. 301 East Fairhaven Avenue Burlington, Washington 98233 (360) 755-0411	Stephen M. Klein, Esq. David G. Post, Esq. Miller Nash Graham & Dunn LLP 2801 Alaskan Way, Suite 300 Seattle, Washington 98121 (206) 777-7506

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Banner Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Banner Corporation is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2018

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Skagit Bancorp, Inc.:

          On July 25, 2018, Skagit Bancorp, Inc., or "Skagit," and Banner Corporation, or "Banner," entered into an Agreement and Plan of Merger, which we refer to as the "merger agreement," under which Skagit will merge with and into Banner, which we refer to as the "merger." Immediately following the completion of the merger, Skagit Bank, the wholly owned subsidiary of Skagit, will merge with and into Banner Bank, a wholly owned bank subsidiary of Banner, with Banner Bank continuing as the surviving bank (which we refer to as the "bank merger").

          In the merger, each share of Skagit common stock will be converted into the right to receive 5.6664 shares (which we refer to as the "exchange ratio") of Banner common stock, subject to adjustment as provided in the merger agreement (which we refer to as the "merger consideration"). The merger consideration may be reduced, via a downward adjustment to the exchange ratio, on a dollar-for-dollar basis if Skagit's shareholders' equity, measured as of the month-end prior to the closing (or, if the closing is expected to occur in the first eight days of a month, the preceding month-end) and subject to certain adjustments (which we refer to as the "adjusted shareholders' equity") is less than $80 million, as described in this proxy statement/prospectus. If adjusted shareholders' equity is equal to or exceeds $80 million, there will be no adjustment to the exchange ratio, and Skagit may declare and pay a special cash dividend to shareholders immediately prior to the closing in an amount not to exceed such excess.

          Based on the closing price of $61.60 per share of Banner common stock on July 25, 2018, the last trading day before the announcement of the merger agreement, the merger consideration represented approximately $349.05 for each share of Skagit common stock and aggregate consideration of approximately $191.1 million, subject to adjustment as provided in the merger agreement. Based on Banner's closing price of $64.96 per share on September 4, 2018, the last practicable trading day before the date of the enclosed proxy statement/prospectus, and the number of shares of Skagit common stock outstanding as of such date, the merger consideration represented approximately $368.09 for each share of Skagit common stock and aggregate consideration of approximately $201.6 million, subject to adjustment as provided in the merger agreement. We encourage you to obtain current market quotations for the common stock of Banner before you vote. Banner common stock is currently quoted on the NASDAQ Global Select Market (which we refer to as the "NASDAQ") under the symbol "BANR."

          The number of shares of Banner common stock to be delivered to holders of shares of Skagit common stock upon completion of the merger is approximately 3,083,978 shares, based on the number of shares of Skagit common stock outstanding as of September 4, 2018.

          The merger cannot be completed unless Skagit shareholders holding at least two-thirds of the outstanding shares of Skagit common stock as of the close of business on September 4, 2018, the record date for the special meeting, vote in favor of the approval of the merger agreement at the special meeting.

          The special meeting of Skagit shareholders will be held on October 15, 2018, at 6:00 p.m., Pacific Time, at McIntyre Hall, located at 2501 E. College Way, Mount Vernon, Washington 98273.

          Your vote is very important, regardless of the number of shares of Skagit common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

          Skagit's board of directors unanimously recommends that Skagit shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the other matters to be considered at the special meeting.

          This proxy statement/prospectus describes the special meeting of Skagit shareholders, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 34, for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference into the proxy statement/prospectus.

          If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233, or by telephone at (360) 755-0411. We look forward to seeing you at the meeting.

Sincerely,

Cheryl R. Bishop
 Chief Executive Officer

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          The accompanying proxy statement/prospectus is dated September 5, 2018 and is first being mailed to Skagit shareholders on or about September 12, 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder of Skagit Bancorp, Inc.:

        You are cordially invited to attend a special meeting of Skagit shareholders. The special meeting will be held on October 15, 2018, at 6:00 p.m., Pacific Time, at McIntyre Hall, located at 2501 E. College Way, Mount Vernon, Washington 98273, to consider and vote upon the following matters:

  1.
  a proposal to approve the Agreement and Plan of Merger, dated as of July 25, 2018, as it may be amended from time to time, by and between Banner Corporation, a Washington corporation, and Skagit Bancorp, Inc., a Washington corporation; and

  2.
  a proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        The record date for the special meeting is September 4, 2018. Only shareholders of record as of the close of business on September 4, 2018 are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting in person. The approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Skagit common stock entitled to vote at the special meeting. The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

        Skagit's board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Skagit and its shareholders, and unanimously recommends that Skagit shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the merger agreement. In considering the recommendation of the board of directors of Skagit, you should be aware that certain directors and executive officers of Skagit have interests in the merger that may be different from, or in addition to, the interests of Skagit shareholders generally. See the section entitled "The Merger—Interests of Directors and Executive Officers of Skagit in the Merger" beginning on page 68 of the accompanying proxy statement/prospectus.

        Skagit shareholders have a right to dissent from the merger and obtain payment of the fair value of their Skagit shares under Washington law, but only if they perfect their dissenters' rights and comply with the application provisions of Washington law. A copy of the applicable Washington statutory provisions regarding dissenters' rights is attached as Annex C to the accompanying proxy statement/prospectus. For details on your dissenters' rights and applicable procedures, please see the discussion "Dissenters' Rights" beginning on page 74.

        Your vote is very important, regardless of the number of shares of Skagit common stock that you own. We cannot complete the merger unless Skagit shareholders approve the merger agreement.

        Even if you plan to attend the special meeting in person, Skagit requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope prior to the special meeting to ensure that your shares of Skagit common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Skagit common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "against" the approval of the merger agreement.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, REQUEST A REVOCATION OF YOUR SUBMITTED PROXY AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Cheryl R. Bishop Chief Executive Officer

Burlington, Washington
Dated: September 5, 2018

REFERENCES TO ADDITIONAL INFORMATION

Banner

        This proxy statement/prospectus incorporates important business and financial information about Banner from other documents that Banner has filed with the U.S. Securities and Exchange Commission, which we refer to as the "SEC," and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of Banner documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website at www.sec.gov.

        You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Banner, without charge, by telephone or written request directed to:

        Banner Corporation

        Attn: Investor Relations

        10 South First Avenue

        Walla Walla, Washington 99362

        (509) 527-3636

        In order for you to receive timely delivery of the documents in advance of the special meeting of Skagit shareholders to be held on October 15, 2018, you must request the information no later than five business days prior to the date of the special meeting, or by October 5, 2018.

Skagit

        Skagit does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

        If you have questions about the merger or the special meeting, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Skagit at the following address and telephone number:

        Nancy K. Galbreath, Executive Assistant to the CEO

        Skagit Bancorp, Inc.

        301 East Fairhaven Avenue

        Burlington, Washington 98233

        (360) 755-0411

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by Banner, constitutes a prospectus of Banner under Section 5 of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," with respect to the shares of common stock, par value $0.01 per share, of Banner, which we refer to as "Banner common stock," to be issued pursuant to the Agreement and Plan of Merger, dated as of July 25, 2018, by and between Banner and Skagit, as it may be amended from time to time, which we refer to as the "merger agreement." This document also constitutes a proxy statement of Skagit and a notice of meeting with respect to the special meeting, at which Skagit shareholders will be asked to consider and vote upon the approval of the merger agreement.

        Banner has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Banner, and Skagit has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Skagit.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Banner and Skagit have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated September 5, 2018, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Skagit shareholders nor the issuance by Banner of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of July 25, 2018, by and between Banner Corporation and Skagit Bancorp, Inc.
Annex B	Opinion of Sandler O'Neill & Partners, L.P.
Annex C	Dissenters' Rights Under the Washington Business Corporation Act, Chapter 13 of the Washington Business Corporation Act
Annex D	Form of Voting and Support Agreement

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:
Why am I receiving this proxy statement/prospectus and proxy card?

A:
Skagit has agreed to be acquired by Banner under the terms of the merger agreement that are described in this proxy statement/prospectus. Immediately following the merger, Skagit Bank, Skagit's banking subsidiary, will merge with and into Banner's banking subsidiary, Banner Bank, with Banner Bank being the surviving entity, which transaction is referred to as the "bank merger." In order for us to complete the transactions contemplated by the merger agreement, we need, among other things, certain approvals and/or waivers from the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (which we refer to as the "FDIC") and the Washington State Department of Financial Institutions, Division of Banks (which we refer to as the "DFI"), as described in the section entitled "The Merger—Regulatory Approvals" beginning on page 72 of this proxy statement/prospectus, and the approval of the merger agreement by Skagit shareholders.

  This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. Skagit shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q:
What am I being asked to vote on at the special meeting?

A:
Skagit is holding the special meeting to ask its shareholders to consider and vote upon a proposal to approve the merger agreement. Skagit shareholders are also being asked to consider and vote upon a proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:
Does my vote matter?

A:
Yes. The merger cannot be completed unless the merger agreement is approved by the Skagit shareholders. The Skagit board of directors, which we refer to as the "Skagit board," unanimously recommends that shareholders vote "FOR" the proposal to approve the merger agreement.

Q:
What is the vote required to approve each proposal at the special meeting?

A:
The approval of the merger agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of Skagit common stock entitled to vote at the special meeting. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote "AGAINST" the approval of the merger agreement.

  The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the majority of the shares represented at the meeting and entitled to vote. If your shares of Skagit common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will be considered "AGAINST" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Skagit common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Skagit common stock, your shares of Skagit common stock will not be voted, and this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

  See the section entitled "Information About the Special Meeting—Record Date and Quorum" beginning on page 40 of this proxy statement/prospectus.

Q:
How does the Skagit board recommend that I vote at the special meeting?

A:
The Skagit board unanimously recommends that Skagit shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled "The Merger—Skagit's Reasons for the Merger; Recommendation of the Skagit Board of Directors" beginning on page 52 of this proxy statement/prospectus.

Q:
Am I entitled to dissenters' or appraisal rights?

A:
Under Washington law, holders of record of Skagit common stock at the record date who do not vote in favor of the approval of the merger agreement have the right to dissent from the merger and obtain payment for the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by Chapter 23B.13 of the Washington Business Corporation Act, which we refer to as the "WBCA." A copy of the applicable statutes regarding dissenters' rights is attached as Annex C to this proxy statement/prospectus. For an explanation of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights."

Q:
What will I receive if the merger is completed?

A:
If the merger is completed, each share of Skagit common stock outstanding immediately prior to the effective time of the merger, except for certain shares held by Banner or Skagit (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) or by a Skagit shareholder who properly exercises dissenters' right when and in the manner required under Chapter 23B.13 of the WBCA, will be converted into the right to receive 5.6664 shares of Banner common stock, subject to adjustment as provided in the merger agreement, which we refer to as the "merger consideration." The merger consideration may be reduced, via a downward adjustment to the exchange ratio, on a dollar-for-dollar basis if Skagit's shareholders' equity, measured as of the month-end prior to the closing (or, if the closing is expected to occur in the first eight days of a month, the preceding month-end) and subject to certain adjustments (which we refer to as "adjusted shareholders' equity") is less than $80 million, as described in "The Merger Agreement—Merger Consideration—Potential Adjustment to Exchange Ratio." If adjusted shareholders' equity is equal to or exceeds $80 million, there will be no adjustment to the exchange ratio, and Skagit may declare and pay a special cash dividend to shareholders immediately prior to the closing in an amount not to exceed such excess. Throughout this proxy statement/prospectus, unless specifically stated otherwise, references to the "merger consideration" and the "exchange ratio," and all calculations related thereto, assume an exchange ratio of 5.6664, without any adjustment.

  Banner will not issue any fractional shares of Banner common stock in the merger. In lieu of the issuance of any such fractional share, Banner will pay to each Skagit shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average closing price of Banner common stock on the NASDAQ for the consecutive period of the five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the closing date, which we refer to as the "Banner average closing price," by (ii) the fraction of a share (after taking into account all shares of Skagit common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Banner common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

  See the section entitled "The Merger Agreement—Merger Consideration" beginning on page 77 of this proxy statement/prospectus.

Q:
What is the exchange ratio?

A:
The exchange ratio is used to determine the number of shares of Banner common stock that Skagit shareholders will be entitled to receive for each share of Skagit common stock they hold. The exchange ratio is 5.6664, as set forth in the merger agreement, subject to adjustment as provided in the merger agreement as described above.

Q:
What is the value of the per share merger consideration?

A:
The value of the merger consideration will fluctuate as the market price of Banner common stock fluctuates before the completion of the merger. This price will not be known at the time of the special meeting and may be more or less than the current price of Banner common stock or the price of Banner common stock at the time of the special meeting. Based on the closing price of $61.60 per share of Banner common stock on July 25, 2018, the last trading day before the announcement of the merger agreement, the value of the merger consideration was approximately $349.05 per share of Skagit common stock. Based on Banner's closing price of $64.96 per share on September 4, 2018, the last practicable trading day before the date of the enclosed proxy statement/prospectus, the value of the merger consideration was approximately $368.09 per share of Skagit common stock. We urge you to obtain current market quotations for shares of Banner common stock. See the section entitled "The Merger Agreement—Merger Consideration" beginning on page 77.

Q:
What will happen to Skagit as a result of the merger?

A:
If the merger is completed, Skagit will be merged with and into Banner, with Banner surviving the merger as the surviving corporation.

Q:
What equity stake will Skagit shareholders hold in Banner immediately following the merger?

A:
Based on the number of issued and outstanding shares of Banner common stock and Skagit common stock as of September 4, 2018, we expect that Skagit shareholders as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 8.7% of the issued and outstanding shares of Banner common stock immediately following the closing of the merger (without giving effect to any shares of Banner common stock held by Skagit shareholders prior to the merger or any potential adjustment to the exchange ratio).

Q:
When do you expect the merger to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled, "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 94 of this proxy statement/prospectus, including the approval of the merger agreement by Skagit shareholders at the special meeting, Banner and Skagit expect that the merger will be completed in the fourth quarter of 2018. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Q:
What are the material U.S. federal income tax consequences of the merger to Skagit shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), and it is a condition to the respective obligations of Skagit and Banner to complete the merger that each of Skagit and Banner receives an opinion of counsel to that effect. Accordingly, holders of Skagit common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Skagit common stock for shares of Banner common stock in the merger, except with respect to any cash received instead of fractional shares of Banner common stock.

  For further information, please refer to "Material U.S. Federal Income Tax Consequences" beginning on page 100. The U.S. federal income tax consequences described above may not apply to all holders of Skagit common stock. The particular tax consequences to a holder of Skagit common stock will depend on his or her individual situation. Accordingly, holders of Skagit common stock should consult their tax advisors for a full understanding of the particular U.S. federal, state, local, foreign or other tax consequences of the merger to them.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 34 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Banner contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

Q:
Who can vote at the special meeting?

A:
All holders of record of Skagit common stock as of the close of business on September 4, 2018, the record date for the special meeting, which we refer to as the "record date," are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with Washington law.

Q:
When and where is the special meeting?

A:
The special meeting will be held on October 15, 2018, at 6:00 p.m., Pacific Time, at McIntyre Hall, located at 2501 E. College Way, Mount Vernon, Washington 98273. For additional information about the special meeting, see the section entitled "Information About the Special Meeting" beginning on page 40 of this proxy statement/prospectus.

Q:
How will I receive the merger consideration to which I am entitled?

A:
After the effective time of the merger, each record holder, as of immediately prior to the effective time of the merger, of shares of Skagit common stock that are converted into the right to receive the merger consideration will receive a letter of transmittal and instructions from the exchange agent describing the procedures for surrendering their certificate or certificates representing shares of Skagit common stock (which we refer to as a "Skagit certificate," which is deemed to include reference to book-entry accounts relating to the ownership of shares of Skagit common stock).

  When you properly surrender your Skagit certificates, and return the letter of transmittal duly executed and completed in accordance with its instructions, the exchange agent will promptly cancel the surrendered stock certificates and deliver to you a notice specifying, among other things, the number of shares of Banner common stock, which will be solely in uncertificated book-entry form credited to the account of the holder of record, and cash for fractional shares, if any, to which you are entitled under the merger agreement.

  More information on the documentation Skagit shareholders are required to deliver to the exchange agent may be found under the captions "The Merger Agreement—Exchange and Payment Procedures" beginning on page 81 of this proxy statement/prospectus.

Q:
Will my shares of Banner common stock acquired in the merger receive a dividend?

A:
After the closing of the merger, as a holder of Banner common stock, you will receive the same dividends on shares of Banner common stock that all other holders of shares of Banner common stock will receive with any dividend record date that occurs after the merger is completed.

  Until surrendering Skagit stock certificates or book entry shares in accordance with the instructions provided, former Skagit shareholders who hold Skagit stock certificates or book entry shares will not be entitled to be paid dividends with a record date after the closing of the merger that is otherwise payable on the shares of Banner common stock into which their shares of Skagit common stock are exchangeable.

  Any such payment of dividends by Banner would require approval by the Banner board of directors and the Banner board of directors may change its dividend policy at any time. See "Comparative Per Share Market Price and Dividend Information" beginning on page 29 for a comparison of the historical dividend practices of the two companies.

Q:
Do any of Skagit's directors or executive officers have interests in the merger that may differ from those of Skagit shareholders?

A:
Skagit's directors and executive officers have interests in the merger that may be different from, or in addition to, those of Skagit shareholders generally. The Skagit board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Skagit shareholders approve the merger agreement. For a description of these interests, refer to the section entitled "The Merger—Interests of Directors and Executive Officers of Skagit in the Merger" beginning on page 68 of this proxy statement/prospectus.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your shares of Skagit common stock are registered directly in your name with the transfer agent of Skagit, Skagit Bank, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, or to grant a proxy for your vote directly to Skagit or to a third party to vote at the special meeting.

  If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:
If my shares of Skagit common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Skagit common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Skagit common stock. Banks, brokerage firms and other nominees who hold shares of Skagit common stock in "street name" for their customers typically have authority to vote on "routine" proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the merger agreement and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called "broker non-vote" results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote "against" the approval of the merger agreement and will have no effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:
How many votes do I have?

A:
Each Skagit shareholder is entitled to one vote for each share of Skagit common stock held of record as of the record date. As of the close of business on the record date, there were 544,257 outstanding shares of Skagit common stock entitled to vote at the special meeting.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or represented by proxy, of shareholders who hold a majority of the shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

  If a quorum is not present, a majority of the shares represented at the special meeting may adjourn the special meeting.

Q:
What do I need to do now?

A:
Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting.

Q:
How do I vote?

A:
Shareholder of Record.    If you are a shareholder of record, you may have your shares of Skagit common stock voted on the matters to be presented at the special meeting in the following ways:

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the special meeting and cast your vote there.

  Beneficial Owner.    If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

  Participant in Skagit 401(k) Plan.    The Skagit Bank Employees' Retirement Plan, which holds 4,764 shares of Skagit common stock as of the date of this proxy statement/prospectus, provides that the plan's two trustees are authorized to exercise voting rights associated with such shares. It is anticipated that the plan's trustees, who are also Skagit directors, will vote the shares held by the plan in favor of the matters to be presented at the special meeting, including the merger.

Q:
Can I attend the special meeting and vote in person?

A:
Yes. All Skagit shareholders are invited to attend the special meeting. Shareholders of record of Skagit common stock as of the record date for the special meeting can vote in person at the special meeting.

  If you plan to attend the special meeting, you must hold your shares in your own name and bring evidence of your stock ownership, such as your most recent account statement, or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of government-issued personal photo identification with you in order to be admitted to the meeting.

  If your shares of Skagit are held in "street name," then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in "street name" in person at the special meeting, you must bring a legal proxy, executed in your favor, from the bank, brokerage firm or other nominee that was the record holder of your shares held in "street name" as of the record date (i) confirming that you were the beneficial owner of those shares as of the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that bank, brokerage firm or other nominee, and (iii) appointing you as the record holder's proxy to vote the shares covered by that proxy at the special meeting.

  Whether or not you intend to be present at the special meeting, you are urged to sign, date, and return your proxy card promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by requesting a revocation of your submitted proxy and voting by ballot at the special meeting.

Q:
How can I change or revoke my vote?

A:
You have the right to revoke a proxy at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Skagit shareholder of record, you can write to Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the special meeting will not of itself constitute a revocation of your proxy.

Q:
If a shareholder gives a proxy, how are the shares of Skagit common stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Skagit common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of Skagit common stock should be voted "for" or "against," or whether your shares should "abstain" from voting on, all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:
What should I do if I receive more than one set of voting materials?

A:
If you hold shares of Skagit common stock in "street name" and also directly as a record holder or otherwise or if you hold shares of Skagit common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Skagit common stock are voted. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:
What happens if I sell my shares of Skagit common stock before the special meeting?

A:
The record date is earlier than both the date of the special meeting and the effective time of the merger. If you transfer your shares of Skagit common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Skagit's directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Skagit will also request that brokerage houses and other custodians, nominees and fiduciaries forward these proxy materials to beneficial owners of Skagit common stock. Skagit will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

  Skagit does not currently anticipate that it will engage an independent proxy solicitor to assist in the solicitation of proxies for the special meeting.

Q:
Should I send in my stock certificates now?

A:
No, please do NOT return your stock certificate(s) with your proxy now. After the effective time of the merger, each record holder, as of immediately prior to the effective time of the merger, of shares of Skagit common stock that are converted into the right to receive the merger consideration will receive a letter of transmittal and instructions from the exchange agent describing the procedures for surrendering their certificate or certificates representing shares of Skagit common stock.

Q:
Are there any voting agreements in place with Skagit shareholders?

A:
Each of the directors and executive officers of Skagit and/or their affiliates has entered into a voting and support agreement with Banner, in which each such person agreed, among other things, to vote in favor of the merger proposal and the proposal to adjourn or postpone the special meeting of the Skagit shareholders to a later date if there are not sufficient votes to approve the merger agreement, as well as certain other customary restrictions with respect to the voting and transfer of such person's shares of Skagit common stock.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Skagit shareholders will not receive any consideration for their shares of Skagit common stock in connection with the merger. Instead, Skagit will remain an independent company. Under specified circumstances, Skagit may be required to pay Banner a fee with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Termination Fee" beginning on page 97 of this proxy statement/prospectus.

Q:
Who can help answer any other questions I have?

A:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Skagit common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233, or at (360) 755-0411.

SUMMARY

        The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Skagit shareholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

Parties to the Merger (page 45)

Skagit Bancorp, Inc.

  301 East Fairhaven Avenue
  Burlington, Washington 98233
  (360) 755-0411

        Skagit Bancorp, Inc. is a Washington corporation formed in 2006 for the purpose of acquiring the stock of Skagit Bank and becoming the holding company for Skagit Bank. Skagit has no substantial operations separate or apart from Skagit Bank.

        The principal offices of Skagit are located at 301 East Fairhaven Avenue, Burlington, Washington 98233.

        Skagit Bank is a Washington state-chartered commercial bank which commenced operations in 1958. Skagit Bank operates through its principal office in Burlington, Washington and 11 branch offices in Mount Vernon, Anacortes, Sedro-Wooley, Bellingham, Arlington, Lynden, and Seattle, Washington, as well as a loan production office in Everett, Washington. Skagit Bank's principal market area consists of the I-5 corridor from Seattle, Washington north to the Canadian border, including a significant presence in Skagit County, Washington.

        As of June 30, 2018, Skagit had total assets of approximately $922 million, total gross loans of approximately $599 million, total deposits of approximately $811 million and shareholders' equity of approximately $80 million.

Banner Corporation

  10 South First Avenue
  Walla Walla, Washington 99362
  (509) 527-3636

        Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of August 16, 2018, its 168 branch offices, including 79 branch offices located in Washington, 43 branch offices located in Oregon, 32 branch offices located in California and 14 branch offices located in Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner is subject to regulation by the Federal Reserve Board.

        Banner Bank is a regional bank that offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank that offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. Banner Bank's and Islanders Bank's primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans. A portion of Banner Bank's construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon.

        As of June 30, 2018, Banner had total consolidated assets of $10.38 billion, deposits of $8.53 billion and shareholders' equity of $1.3 billion.

        Banner common stock is listed on the NASDAQ under the symbol "BANR."

The Merger and the Merger Agreement (page 77)

        The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        Pursuant to the merger agreement, Skagit will merge with and into Banner with Banner surviving the merger as the surviving corporation. Immediately thereafter, Skagit Bank, Skagit's banking subsidiary, will merge with and into Banner's banking subsidiary, Banner Bank, with Banner Bank continuing as the surviving entity.

Per Share Merger Consideration (page 77)

        If the merger is completed, each share of Skagit common stock outstanding immediately prior to the effective time of the merger, except for certain shares held by Banner or Skagit (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) or by a Skagit shareholder who properly exercises dissenters' right when and in the manner required under Chapter 23B.13 of the WBCA, will be converted into the right to receive 5.6664 shares of Banner common stock, subject to adjustment as provided in the merger agreement. The merger consideration may be reduced, via a downward adjustment to the exchange ratio, on a dollar-for-dollar basis if Skagit's shareholders' equity, measured as of the month-end prior to the closing (or, if the closing is expected to occur in the first eight days of a month, the preceding month-end) and subject to certain adjustments (which we refer to as "adjusted shareholders' equity") is less than $80 million, as described in "The Merger Agreement—Merger Consideration—Potential Adjustment to Exchange Ratio" beginning on page 77. If adjusted shareholders' equity is equal to or exceeds $80 million, there will be no adjustment to the exchange ratio, and Skagit may declare and pay a special cash dividend to shareholders immediately prior to the closing in an amount not to exceed such excess.

        Based on the number of shares of Banner common stock and shares of Skagit common stock outstanding as of September 4, 2018, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, we expect that Skagit shareholders as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 8.7% of the issued and outstanding shares of Banner common stock immediately following the closing of the merger (without giving effect to any shares of Banner common stock held by Skagit shareholders prior to the merger or any potential adjustment to the exchange ratio).

        Banner will not issue any fractional shares of Banner common stock in the merger. In lieu of the issuance of any such fractional share, Banner will pay to each Skagit shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent)

determined by multiplying (i) the average closing price of Banner common stock on the NASDAQ for the consecutive period of the five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the closing date, which we refer to as the "Banner average closing price" by (ii) the fraction of a share (after taking into account all shares of Skagit common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Banner common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

        The value of the merger consideration that a Skagit shareholder actually receives will be based on the actual closing price on the NASDAQ of Banner common stock upon completion of the merger, will not be known at the time of the special meeting and may be more or less than the current price of Banner common stock or the price of Banner common stock at the time of the special meeting.

Treatment of Skagit Stock Options (page 70)

        At the effective time of the merger, each Skagit option that is outstanding as of immediately prior to the effective time of the merger will fully vest and be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of Skagit common stock subject to the Skagit option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of (1) the product of the exchange ratio and the Banner average closing price over (2) the exercise price per share of Skagit common stock subject to such Skagit option as of the effective time of the merger.

Skagit's Reasons for the Merger; Recommendation of the Skagit Board of Directors (page 52)

        The Skagit board unanimously recommends that Skagit shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled "The Merger—Skagit's Reasons for the Merger; Recommendation of the Skagit Board of Directors" beginning on page 52 of this proxy statement/prospectus.

Opinion of Skagit's Financial Advisor (page 55)

        In connection with the merger, Skagit's financial advisor, Sandler O'Neill & Partners, L.P., which we refer to as "Sandler O'Neill," delivered a written opinion, dated July 25, 2018, to the Skagit board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger agreement to the holders of Skagit common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in preparing the opinion, is attached as Annex B to this proxy statement/prospectus.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Skagit board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Skagit as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement or the merger. The opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Skagit common stock and does not address the underlying business decision of Skagit to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Skagit or the effect of any other transaction in which Skagit might engage.

Information About the Special Meeting (page 40)

Time, Place and Purpose of the Special Meeting (page 40)

        The special meeting to consider and vote upon the approval of the merger agreement, which we refer to as the "special meeting," will be held on October 15, 2018, at 6:00 p.m., Pacific Time, at McIntyre Hall, located at 2501 E. College Way, Mount Vernon, Washington 98273.

        At the special meeting, Skagit shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement and (ii) a proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum (page 40)

        You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Skagit common stock as of the close of business on September 4, 2018, the record date. As of the record date, there were 544,257 shares of Skagit common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Skagit common stock that you owned as of the record date.

        The presence, in person or represented by proxy, of shareholders who hold a majority of the shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are considered for purposes of establishing a quorum.

        If a quorum is not present, a majority of the shares represented at the special meeting may adjourn the special meeting.

Vote Required (page 41)

        The approval of the merger agreement requires the affirmative vote of Skagit shareholders holding at least two-thirds of the outstanding shares of Skagit common stock entitled to vote at the special meeting. For the approval of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Votes to abstain will not be counted as votes cast in favor of the approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, or if your shares of Skagit common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Skagit common stock, it will have the same effect as a vote "against" the approval of the merger agreement.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the majority of the shares represented at the meeting and entitled to vote. If your shares of Skagit common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will be considered "against" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Skagit common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Skagit common stock, your shares of Skagit common stock will not be voted, and this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        As of the record date, the directors and executive officers of Skagit and their affiliates beneficially owned and were entitled to vote approximately 130,630 shares of Skagit common stock representing approximately 24.0% of the shares of Skagit common stock outstanding on that date.

Proxies and Revocations (pages 42 and 43)

        Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Skagit common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Skagit common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Skagit common stock will not be voted on the approval of the merger agreement, which will have the same effect as a vote "against" the approval of the merger agreement.

        You have the right to revoke a proxy at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Skagit shareholder of record, you can write to Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the special meeting will not of itself constitute a revocation of your proxy.

Interests of Directors and Executive Officers of Skagit in the Merger (page 68)

        Some of Skagit's directors and executive officers may have certain interests, including financial interests, in the merger that may be different from, or in addition to, interests of Skagit shareholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, certain payments and benefits payable under change in control agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include Banner's agreement to invite Skagit's Chief Executive Officer to serve as a member of Banner's board effective immediately following the effective time of the merger. The Skagit board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Skagit shareholders vote in favor of approving the merger agreement. See the section entitled "The Merger—Interests of Directors and Executive Officers of Skagit in the Merger" beginning on page 68 of this proxy statement/prospectus for a more detailed description of these interests.

The Banner Board of Directors After the Merger (page 72)

        The merger agreement provides that effective immediately following the effective time of the merger, Banner will appoint Cheryl R. Bishop, Skagit's Chief Executive Officer, to serve on the Banner board of directors.

Regulatory Approvals (page 72)

        Completion of the merger and the bank merger are subject to the receipt of all approvals and/or waivers required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board, the FDIC, and the DFI. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Banner, Skagit and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals. On August 16, 2018, Banner requested a waiver of the approval requirement with the Federal Reserve Board, and, on August 27, 2018, the Federal Reserve Board approved that waiver request.

        Although we currently believe that we should be able to obtain all required regulatory approvals and/or waivers in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Banner after the completion of the merger or will contain a materially burdensome regulatory condition. The regulatory approvals to which completion of the merger is subject are described in more detail in the section entitled "The Merger—Regulatory Approvals" beginning on page 72 of this proxy statement/prospectus.

Exchange Procedures (page 81)

        After the effective time of the merger, each record holder, as of immediately prior to the effective time of the merger, of shares of Skagit common stock that are converted into the right to receive the merger consideration will receive a letter of transmittal and instructions from the exchange agent describing the procedures for surrendering the applicable certificates or book entry shares representing shares of Skagit common stock in exchange for the merger consideration.

        When you properly surrender your Skagit certificates or book entry shares to the exchange agent, accompanied by a properly completed and duly executed letter of transmittal and completed in accordance with its instructions, the exchange agent will promptly cancel the surrendered stock certificates and you will receive the merger consideration plus any cash payable in lieu of any fractional shares of Banner, and any dividends or distributions you have the right to receive pursuant to the merger agreement.

        You should not send in your certificates until you receive the letter of transmittal and instructions, which will be sent as soon as practicable after the effective time of the merger.

Closing and Effective Time of the Merger (page 81)

        The closing of the merger will take place at 10:00 a.m., Seattle time, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Banner and Skagit. The date on which the closing occurs is referred to as the "closing date."

        On the closing date, the parties will execute and file articles of merger with the Secretary of State of the State of Washington and a plan of merger. The merger will become effective at such time as designated in the articles of merger and plan of merger, or if no time is designated, at the time of filing of the articles of merger and plan of merger.

        Skagit and Banner cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied. See "Risk Factors—Risks Relating to the Merger—Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could prevent the consummation of the merger or have an adverse effect on the combined company following the merger."

Conditions to Completion of the Merger (page 94)

        Each party's obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of a number of conditions, including: approval of the merger agreement at the special meeting by the requisite Skagit shareholder vote; receipt of all regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by the merger agreement and expiration or termination of all statutory waiting periods in respect thereof, and in the case of Banner's obligation to effect the merger, no such requisite regulatory approval containing or resulting in, or being reasonably expected to result in, the imposition of any materially burdensome regulatory condition; non-objection by the NASDAQ to the listing of the shares of Banner common stock to be issued in the merger; effectiveness of a registration statement on Form S-4 for the shares of Banner common stock to be issued in the merger, of which this proxy statement/prospectus forms a part, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn; absence of any law, order, injunction or decree prohibiting or making illegal the completion of the transactions contemplated by the merger agreement; final determination of the amount of Skagit's adjusted shareholders' equity for purposes of determining any adjustment to the exchange ratio and the merger consideration; the receipt of a tax opinion from the applicable party's counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; the accuracy of the other party's representations and warranties, subject to certain qualifications and exceptions, as of the date of the merger agreement and as of the closing date, and performance of and compliance with in all material respects the other party's covenants, agreements and obligations under the merger agreement.

        Banner's obligation to complete the merger is also subject to the condition that holders of not more than 10% of the outstanding shares of Skagit common stock have exercised their dissenters' rights under Washington law.

        Neither Skagit nor Banner can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 94 of this proxy statement/prospectus.

No Solicitation (page 91)

        As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, Skagit has agreed not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, (ii) engage or participate in any negotiations concerning, (iii) disclose or provide confidential or nonpublic information to, or have or participate in any discussions with, or otherwise cooperate in any way with, any person relating to, or (iv) unless the merger agreement is terminated in accordance with its terms, approve or enter into any agreement in connection with an alternative acquisition proposal. Notwithstanding these restrictions, in the event Skagit receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement that did not result from a breach of the non-solicitation and related provisions of the merger agreement, Skagit may furnish confidential or nonpublic information and participate in such negotiations or discussions with the person making the acquisition proposal if and only if the Skagit board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to take such actions would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law, subject to compliance with certain notice and other requirements. For a more complete summary of Skagit's non-solicitation obligations, see the section entitled "The Merger Agreement—No Solicitation" beginning on page 91 of this proxy statement/prospectus.

Withdrawal of Recommendation (page 89)

        The merger agreement requires Skagit and its board of directors to use their reasonable best efforts to obtain from Skagit shareholders the vote necessary to approve the merger agreement, which we refer to as the "requisite Skagit shareholder vote," including by communicating to Skagit shareholders the Skagit board's recommendation that the Skagit shareholders adopt and approve the merger agreement. Skagit and its board of directors may not (i) withhold, withdraw, modify or qualify such recommendation in a manner adverse to Banner, (ii) fail to make the Skagit board recommendation in favor of the merger agreement in this proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Skagit board recommendation, in each case within ten (10) business days after such acquisition proposal is made public or any request by Banner to do so (which request may be made once per acquisition proposal, and any material change thereto) (or such fewer number of days as remains prior to the Skagit shareholder meeting), or (v) publicly propose to do any of the foregoing (we refer to any of the foregoing as a "recommendation change").

        However, prior to the time the requisite Skagit shareholder vote is obtained, the Skagit board of directors may make a recommendation change if and only if (i) Skagit and its subsidiaries and their representatives have complied with certain non-solicitation and related obligations regarding acquisition proposals, (ii) an unsolicited bona fide written acquisition proposal is made to Skagit after the date of the merger agreement by a third party and is not withdrawn, (iii) the Skagit board has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal, (iv) the Skagit board has concluded in good faith (after consultation with its outside legal counsel) that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law, (v) prior to effecting the recommendation change, three (3) business days have elapsed since Skagit has given written notice to Banner advising Banner that Skagit intends to take such action and specifying in reasonable detail the reasons for its change, (vi) during such three (3)-business day period, Skagit has considered, and engaged in good-faith discussions with Banner regarding, any adjustment or modification of the terms of the merger agreement proposed by Banner, and (vii) the Skagit board, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Banner and delivered to Skagit in writing) that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law.

        For more information, see the section entitled "The Merger Agreement—Skagit Shareholder Meeting; Withdrawal of Recommendation; Restructuring" beginning on page 89 of this proxy statement/prospectus.

Termination; Termination Fee (page 95)

Termination

        Banner and Skagit may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, the merger agreement may also be terminated as follows:

  •
  by either party, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable, or a governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger or any of the other transactions contemplated by the merger agreement;

  •
  by either party, if the merger is not completed on or before April 25, 2019 (which we refer to as the "termination date"), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or comply with its obligations, covenants and agreements under the merger agreement;

  •
  by either party (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement), if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties in the merger agreement on the part of the other party (or any such representation or warranty ceases to be true), which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute the failure of an applicable closing condition of the terminating party, and which is not cured within thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by Skagit, if (i) Skagit has complied in all material respects with its non-solicitation and related obligations and certain provisions of the merger agreement related to shareholder approval and the Skagit board recommendation, (ii) the Skagit shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite Skagit shareholder vote has not been obtained and (iii) prior to the Skagit shareholder meeting, Skagit received a superior proposal which did not result from a breach of certain provisions of the merger agreement related to Skagit's non-solicitation and related obligations or its obligations related to shareholder approval and the Skagit board recommendation and the Skagit board has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement in accordance with the termination provision of the merger agreement and has entered into such agreement concurrently with such termination; provided, that following such Skagit shareholder meeting (including any postponements or adjournments thereof) and prior to such termination, Skagit has complied with certain notice and good faith negotiation obligations during a three (3)-business day period equivalent to those applicable in connection with a recommendation change;

  •
  by Banner, if the Skagit shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite Skagit shareholder vote has not been obtained; or

  •
  by Banner, prior to the requisite Skagit shareholder vote having been obtained, if Skagit or its board has made a recommendation change or breached in any material respect its non-solicitation or related obligations or its obligations related to shareholder approval and the Skagit board recommendation.

Termination Fee

        Skagit will be required to pay Banner a termination fee of $7.75 million, which we refer to as the "termination fee," if the merger agreement is terminated under certain circumstances.

        For more information, please see the sections entitled "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" beginning on pages 95 and 97, respectively, of this proxy statement/prospectus.

Dissenters' Rights (page 74)

        Under the Washington law, holders of record of Skagit common stock at the record date who do not vote in favor of the approval of the merger agreement have the right to dissent from the merger and obtain payment for the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by Chapter 23B.13 of the WBCA. A copy of the applicable statutes regarding dissenters' rights is attached as Annex C to this proxy statement/prospectus. For an explanation of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights."

Accounting Treatment (page 74)

        Banner prepares its financial statements in accordance with generally accepted accounting principles, which we refer to as "GAAP". The merger will be accounted for using the acquisition method of accounting. Banner will be treated as the acquirer for accounting purposes.

Voting and Support Agreements (pages 69 and 98)

        In connection with the execution of the merger agreement, Banner entered into voting and support agreements with the directors and executive officers of Skagit and/or their affiliates, in which each such person agreed, among other things, to vote the shares of Skagit common stock owned beneficially or of record by such person and over which such person has voting power in favor of the merger agreement and the proposal to adjourn or postpone the special meeting of the Skagit shareholders to a later date if there are not sufficient votes to approve the merger agreement, and against any alternative acquisition proposal or other action that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, as well as certain other restrictions with respect to the voting and transfer of such person's shares of Skagit common stock.

        The voting and support agreements also contain certain confidentiality, non-solicitation and, in the case of the voting and support agreements executed by independent directors of Skagit, non-competition covenants, which are applicable upon the closing of the merger and remain in effect for a period of two (2) years after the closing date.

        For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements" beginning on page 98 and Annex D to this proxy statement/prospectus which contains a form of the Skagit voting and support agreement.

        A total of approximately 130,630 shares of Skagit common stock, or approximately 24.0% of the shares of Skagit common stock outstanding as of the record date for the special meeting, were subject to such voting and support agreements.

Material U.S. Federal Income Tax Consequences (page 100)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Skagit and Banner to complete the merger that each of Skagit and Banner receives an opinion of counsel to that effect. Accordingly, Skagit shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Skagit common stock for shares of Banner common stock in the merger, except with respect to any cash received instead of fractional shares of Banner common stock. For further information, please refer to "Material U.S. Federal Income Tax Consequences" beginning on page 100.

        The U.S. federal income tax consequences described above may not apply to all holders of Skagit common stock. The particular tax consequences to a holder of Skagit common stock will depend on his or her individual situation. Accordingly, holders of Skagit common stock should consult their tax advisors for a full understanding of the particular U.S. federal, state, local, foreign or other tax consequences of the merger to them.

Comparison of Shareholders' Rights (page 105)

        The rights of Skagit shareholders are governed by its articles of incorporation, as amended and restated, which we refer to as "Skagit's articles," its bylaws, as amended and restated, which we refer to as "Skagit's bylaws" and by Washington corporate law. Your rights as a shareholder of Banner will be governed by Banner's articles of incorporation, as amended, which we refer to as "Banner's articles," its bylaws, as amended and restated, which we refer to as "Banner's bylaws" and by Washington corporate law. Your rights under Banner's articles and bylaws will differ in some respects from your rights under Skagit's articles and bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Skagit and Banner, see the section entitled "Comparison of Shareholders' Rights" beginning on page 105 of this proxy statement/prospectus.

Risk Factors (page 34)

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BANNER

        The following table summarizes selected historical consolidated financial data of Banner for the periods and as of the dates indicated. This information has been derived from Banner's consolidated financial statements filed with the SEC. Historical financial data as of and for the six (6) months ended June 30, 2018 and June 30, 2017 are unaudited and include, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Banner. You should not assume the results of operations for past annual periods or for the six (6) months ended June 30, 2018 and June 30, 2017 indicate results for any future period.

        You should read this information in conjunction with Banner's consolidated financial statements and related notes thereto included in Banner's Annual Report on Form 10-K as of and for the year ended December 31, 2017, and the unaudited condensed consolidated financial statements in Banner's Quarterly Report on Form 10-Q as of June 30, 2018 and for the six (6) months ended June 30, 2018, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

 Banner—Historical Financial Information
(Dollars in thousands, except per share data)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Financial Condition Data:
Total assets	$10,379,194	$10,199,820	$9,763,209	$9,739,668	$9,796,298	$4,723,163	$4,388,257
Cash and securities(1)	1,958,469	1,869,041	1,473,608	1,353,583	1,671,347	735,645	808,004
Loans receivable, net	7,590,857	7,462,977	7,509,856	7,365,151	7,236,496	3,755,127	3,341,453
Deposits	8,527,667	8,483,731	8,183,431	8,121,414	8,055,068	3,898,950	3,617,926
Borrowings	464,422	263,519	194,769	255,101	324,186	187,436	184,234
Common shareholders' equity	1,253,010	1,309,851	1,272,626	1,305,710	1,300,059	582,888	538,331
Total shareholders' equity	1,253,010	1,309,851	1,272,626	1,305,710	1,300,059	582,888	538,331
Operating Data:
Interest income	$217,243	$203,532	$412,284	$391,477	$254,433	$190,661	$179,712
Interest expense	12,807	8,972	19,250	16,408	12,154	10,789	12,996

Net interest income before provision for loan losses	204,436	194,560	393,034	375,069	242,279	179,872	166,716
Provision for loan losses	4,000	4,000	8,000	6,030	—	—	—

Net interest income	200,436	190,560	385,034	369,039	242,279	179,872	166,716
Deposit fees and other service charges(2)	23,281	21,553	43,451	41,911	33,767	25,634	21,945
Mortgage banking operations revenue	9,507	11,357	20,880	25,552	17,720	10,249	11,170
Other-than-temporary impairment recoveries	—	—	—	—	—	—	409
Net change in valuation of financial instruments carried at fair value	3,532	(1,338)	(2,844)	(2,620)	(813)	1,374	(2,278)
All other non-interest income	6,259	7,871	23,712	11,382	4,778	12,815	8,780

Total non-interest income(2)	42,579	39,443	85,199	76,225	55,452	50,072	40,026
REO operations expense (recoveries), net	121	(1,329)	(2,030)	175	397	(446)	(689)
All other non-interest expense(2)	164,222	157,466	320,999	315,449	229,363	149,268	137,028

Total non-interest expense(2)	164,343	156,137	318,969	315,624	229,760	148,822	136,339

Income before provision for income tax expense	78,672	73,866	151,264	129,640	67,971	81,122	70,403
Provision for income tax expense	17,458	24,619	90,488	44,255	22,749	27,052	24,189

Net income	$61,214	$49,247	$60,776	$85,385	$45,222	$54,070	$46,214

Per Common Share Data:
Net income:
Basic	$1.89	$1.49	$1.85	$2.52	$1.90	$2.79	$2.39
Diluted	1.89	1.49	1.84	2.52	1.89	2.79	2.38
Common shareholders' equity per share(3)	38.67	39.36	38.89	39.34	37.97	29.78	27.59
Common shareholders' tangible equity per share(3)(4)	30.57	31.21	30.78	31.06	29.64	29.64	27.42
Cash dividends	1.20	1.50	2.00	0.88	0.72	0.72	0.54
Dividend payout ratio (basic)	N/A	N/A	108.11%	34.92%	37.89%	25.78%	22.62%
Dividend payout ratio (diluted)	N/A	N/A	108.70%	34.92%	38.10%	25.84%	22.67%

(1)
Includes securities available-for-sale and held-to-maturity. Federal home loan bank stock is presented as included in cash and securities as of December 31, 2015, 2014 and 2013 to match presentation as of subsequent dates.

(2)
Includes the effect in all periods shown of Banner's adoption of ASC 606 using the full retrospective method on January 1, 2018, which did not result in any changes in either timing or amount of recognized revenue in the periods shown, but resulted in a change to the presentation of certain costs associated with Banner's merchant services. Following the adoption of ASC 606, these costs are presented as being offset against deposit fees and other service charges in non-interest income, instead of being included in non-interest expense. Banner believes this change to presentation is not material.

(3)
Calculated using shares outstanding excluding unearned restricted shares held in ESOP.

(4)
Common shareholders' tangible equity per share is a non-GAAP financial measure. Banner calculates tangible common equity by excluding the balance of goodwill and other intangible assets from shareholders' equity. Banner believes that this is consistent with the treatment by its bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Management believes that this non-GAAP financial measure provides information to investors that is useful in understanding the basis of Banner's capital position. However, this non-GAAP financial measure is supplemental and is not a substitute for any analysis based on GAAP. Because not all companies use the same calculation of tangible common equity, this presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of this non-GAAP measure, see table below.

Reconciliation of Common Shareholders' Tangible Equity Per Share with GAAP Measure
(Dollars in thousands, except per share data)

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013
Shareholders' equity (GAAP)	$1,253,010	$1,309,851	$1,272,626	$1,305,710	$1,300,059	$582,888	$538,331
Exclude goodwill and other intangible assets, net	262,517	271,396	265,314	274,745	285,210	2,831	2,449

Common shareholders' tangible equity (non-GAAP)	990,493	1,038,455	1,007,312	1,030,965	1,014,849	580,057	535,882

Common shares outstanding	32,405,696	33,278,031	32,726,485	33,193,387	34,242,255	19,571,548	19,543,769
Common shareholders' tangible equity per share (non-GAAP)	30.57	31.21	30.78	31.06	29.64	29.64	27.42

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SKAGIT

        The following table summarizes selected historical consolidated financial data of Skagit for the periods and as of the dates indicated. The annual historical information for Skagit set forth below is derived from its audited consolidated financial statements, which are available upon request. See the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus. The six-month period historical information for Skagit set forth below is derived from its unaudited consolidated historical financial statements as of and for the six (6) months ended June 30, 2018. Historical financial data as of and for the six (6) months ended June 30, 2018 and June 30, 2017 are unaudited and include, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Skagit. You should not assume the results of operations for past annual periods or for the six (6) months ended June 30, 2018 and June 30, 2017 indicate results for any future period.

 Skagit—Selected Historical Financial Information
(Dollars in thousands, except share and per share data)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Statements of income:
Interest income	$16,732	$15,957	$32,225	$28,210	$24,839	$23,875	$24,044
Interest expense	744	735	1,462	1,567	1,676	1,786	2,124

Net interest income	15,988	15,222	30,763	26,643	23,163	22,089	21,920
Provision (benefit) for loan losses	464	348	575	—	(111)	—	—

Net interest income after provision (benefit) for loan losses	15,524	14,874	30,188	26,643	23,274	22,089	21,920
Total non-interest income	3,319	2,875	6,108	5,900	5,413	5,747	5,287
Total non-interest expense	12,929	12,737	25,855	24,049	21,543	20,397	18,715

Income before provision for income taxes	5,914	5,012	10,441	8,494	7,144	7,439	8,492
Provision for income taxes	729	1,167	3,276	1,983	1,718	1,750	1,978

Net income	$5,185	$3,845	7,165	6,511	5,426	5,689	6,514

Basic earnings per share	$9.53	$7.01	$13.12	$11.68	$9.76	$10.21	$11.52
Diluted earnings per share	$9.53	$7.01	$13.11	$11.67	$9.76	$10.21	$11.52
Cash dividends declared per share	$3.00	$2.75	$5.50	$5.50	$5.00	$5.00	$5.00
Balance sheets:
Total assets	$922,106	$903,466	$928,134	$894,673	$852,275	$810,340	$782,289
Net loans	592,275	546,730	553,426	518,428	449,849	396,281	366,030
Total deposits	810,663	804,718	831,291	797,794	755,268	713,767	693,660
Other borrowings	28,635	19,338	14,915	20,142	21,545	22,991	18,334
Stockholders' equity	80,002	76,952	78,548	74,449	73,503	71,497	68,322
Investment securities	275,144	301,056	307,928	313,761	284,212	228,340	289,235
Key operating ratios:
Return on average stockholders' equity	13.20%	10.26%	9.28%	8.50%	7.42%	8.08%	9.33%
Return on average assets	1.14%	0.86%	0.79%	0.75%	0.65%	0.73%	0.85%
Net interest margin	3.71%	3.57%	3.58%	3.20%	2.90%	2.95%	2.97%
Average stockholders' equity to average assets	8.64%	8.37%	8.53%	8.81%	8.80%	9.00%	9.08%
Dividend pay-out ratio	31.48%	39.23%	41.92%	47.09%	51.23%	48.92%	43.37%
Book value per share	$147.14	$142.12	$144.92	$133.96	$132.38	$128.71	$123.05

        The consolidated balance sheets of Skagit and its subsidiary as of June 30, 2018 and December 31, 2017 and 2016, and the consolidated statements of income for Skagit and its subsidiary for the six (6) months ended June 30, 2018 and June 30, 2017 and each of the years ended December 31, 2017, 2016 and 2015 are set forth below. The consolidated balance sheets as of December 31, 2017 and 2016 and the consolidated statements of income for the years ended December 31, 2017, 2016 and 2015 are derived from Skagit's audited consolidated historical financial statements, which are available upon request. See the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus. The consolidated balance sheets as of June 30, 2018 and the consolidated statements of income for the six (6) months ended June 30, 2018 and June 30, 2017 are derived from Skagit's unaudited interim condensed consolidated historical financial statements. You should not assume the results of operations for past annual periods or for the six (6) months ended June 30, 2018 and June 30, 2017 indicate results for any future period.

Skagit—Consolidated Balance Sheets
(Dollars in thousands, except share data)

	As of June 30,	December 31,
	2018	2017	2016
ASSETS
Cash and due from banks	$10,930	$14,633	$13,928
Fed funds sold and interest-bearing bank balances	4,082	12,533	18,983
Cash and cash equivalents	15,012	27,166	32,911
Interest-bearing time deposits	2,728	2,976	2,976
Investment securities	275,144	307,928	313,761
Available-for-sale, at fair value	169,064	193,302	202,088
Held to maturity, at amortized cost	106,080	114,626	111,673
Loans held for sale	—	—	822
Loans	598,570	559,298	524,120
Allowance for loan loss	(6,295)	(5,872)	(5,692)
Net loans	592,275	553,426	518,428
Premises and equipment, net	13,293	13,178	13,127
Other real estate owned (OREO), net	2,521	4,323	5,852
Accrued interest receivable	3,375	3,253	2,890
Bank owned life insurance	13,099	12,881	—
Other assets	4,659	3,003	3,906
Total assets	922,106	928,134	894,673
LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$810,663	$831,291	$797,794
Interest-bearing	619,898	627,348	626,027
Non-interest-bearing	190,765	203,943	171,767
Other borrowings	28,635	14,915	20,142
Other liabilities	2,806	3,380	2,288
Total liabilities	842,104	849,586	820,224
Common stock	12,596	12,232	12,453
Accumulated other comprehensive loss, net of tax	(4,644)	(2,182)	(3,641)
Retained earnings	72,050	68,498	65,637
Equity	80,002	78,548	74,449
Total liabilities and stockholders' equity	922,106	928,134	894,673

 Skagit—Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2018	2017	2017	2016	2015
Interest and fees on loans	$13,762	$12,926	$26,268	$22,541	$19,777
Investment Securities
Taxable	1,703	1,930	3,673	4,018	4,182
Exempt from federal income tax	1,181	969	2,016	1,306	584
Federal funds sold, interest bearing bank balances & time deposits	86	132	268	345	296
Total interest income	16,732	15,957	32,225	28,210	24,839
Deposits	677	712	1,416	1,523	1,610
Other borrowings	67	23	46	44	66
Total interest expense	744	735	1,462	1,567	1,676
Net interest income	15,988	15,222	30,763	26,643	23,163
Provision (benefit) for loan losses	464	348	575	—	(111)
Net interest income after provision for loan losses	15,524	14,874	30,188	26,643	23,274
Service charges on deposits	1,727	1,689	3,397	3,332	3,130
Bank-owned life insurance income	180	1	131	—	—
Other	1,051	1,018	2,100	2,047	2,064
Gain on the sale of assets	361	167	480	521	219
Total non-interest income	3,319	2,875	6,108	5,900	5,413
Compensation and employee matters	7,709	7,604	15,585	13,770	12,430
Occupancy and equipment	1,068	1,025	2,070	2,174	1,908
Data processing	1,126	1,008	2,066	1,953	1,839
Provision for other real estate owned losses	—	—	258	640	17
B&O tax expense	231	217	438	374	347
Consulting and professional fees	472	432	708	448	341
Loan collection and OREO expenses	46	77	176	220	193
Advertising	455	412	824	784	784
Deposit insurance	179	253	466	480	538
Other	1,643	1,709	3,264	3,206	3,146
Total non-interest expense	12,929	12,737	25,855	24,049	21,543
Income before provision for income taxes	5,914	5,012	10,441	8,494	7,144
Total provision for income taxes	729	1,167	3,276	1,983	1,718
Net income	$5,185	$3,845	$7,165	$6,511	$5,426
Basic earnings per share	$9.53	$7.01	$13.12	$11.68	$9.76
Diluted earnings per share	$9.53	$7.01	$13.11	$11.67	$9.76
Dividends declared per share	$3.00	$2.75	$5.50	$5.50	$5.00

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        We have summarized below the per share information for Banner and Skagit on a historical, pro forma combined and equivalent basis. Banner's information was derived from the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Report on Form 10-Q for the six (6) months ended June 30, 2018, and other documents that have been filed with the SEC, which should be read in conjunction with this information. Skagit's information was derived from its audited consolidated financial statements as of and for the year ended December 31, 2017, its unaudited interim condensed consolidated financial statements as of and for the six (6) months ended June 30, 2018, and related notes thereto. See "Where You Can Find More Information" on page 120.

        The pro forma calculations reflect that each outstanding share of Skagit common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.6664 shares of Banner common stock, and do not give effect to any potential adjustment to the exchange ratio provided for in the merger agreement.

        We assume that the merger occurred as of the beginning of the fiscal year or period presented (or in the case of book value, as of the date specified). The information is presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Banner	Skagit	Banner Pro Forma Combined	Per Equivalent Skagit Share(3)
Per Common Share Data:
Basic Earnings
Six months ended June 30, 2018	$1.89	$9.53	$1.88	$10.63
Year ended December 31, 2017	1.85	13.12	1.89	10.70
Diluted Earnings
Six months ended June 30, 2018	$1.89	$9.53	$1.87	$10.60
Year ended December 31, 2017	1.84	13.11	1.88	10.67
Cash Dividends Declared(1)
Six months ended June 30, 2018	$1.20	$3.00	$1.20	$6.80
Year ended December 31, 2017	2.00	5.50	2.00	11.33
Book Value(2)
As of June 30, 2018	$38.67	$147.14	$37.56	$212.85
As of December 31, 2017	38.89	144.92	37.73	213.82

(1)
Banner pro forma combined dividends were based on Banner's historical amounts.

(2)
Banner pro forma combined book value is calculated based on pro forma combined equity and pro forma combined common shares outstanding as of the dates shown.

(3)
Skagit pro forma equivalent conversion ratio was computed by multiplying the Banner pro forma combined amounts by the exchange ratio of 5.6664.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        The following table sets forth the high and low reported trading prices per share of Banner common stock, and the cash dividends declared per share for the periods indicated. Banner common stock trades on the NASDAQ under the symbol "BANR."

Banner

Quarter Data	High	Low	Dividend Declared
First Quarter 2016 Fiscal Year	$45.92	$35.39	$0.21
Second Quarter 2016 Fiscal Year	45.01	38.77	0.21
Third Quarter 2016 Fiscal Year	44.69	39.58	0.23
Fourth Quarter 2016 Fiscal Year	56.50	43.20	0.23
First Quarter 2017 Fiscal Year	$60.97	$51.61	$0.25
Second Quarter 2017 Fiscal Year	59.66	52.07	1.25
Third Quarter 2017 Fiscal Year	61.50	52.42	0.25
Fourth Quarter 2017 Fiscal Year	62.75	53.92	0.25
First Quarter 2018 Fiscal Year	$59.10	$52.20	$0.35
Second Quarter 2018 Fiscal Year	62.98	54.10	0.85
Third Quarter 2018 Fiscal Year (through September 4, 2018)	67.11	59.76	—

        Skagit common stock is not actively traded on a securities exchange, there is no established trading market for Skagit common stock and no broker currently makes a market in Skagit common stock. The following table sets forth the cash dividends declared per share for Skagit common stock for the periods indicated.

Skagit

Quarter Data	Dividend Declared
First Quarter 2016 Fiscal Year	$—
Second Quarter 2016 Fiscal Year	2.50
Third Quarter 2016 Fiscal Year	—
Fourth Quarter 2016 Fiscal Year	3.00
First Quarter 2017 Fiscal Year	$—
Second Quarter 2017 Fiscal Year	2.75
Third Quarter 2017 Fiscal Year	—
Fourth Quarter 2017 Fiscal Year	2.75
First Quarter 2018 Fiscal Year	$—
Second Quarter 2018 Fiscal Year	3.00
Third Quarter 2018 Fiscal Year (through September 4, 2018)	—

        As of the record date for the special meeting, there were approximately 759 registered holders of Skagit common stock.

        The following table presents the closing price of Banner common stock on July 25, 2018, the last trading day before the public announcement of the merger agreement, and September 4, 2018, the last practicable trading day prior to the mailing of this proxy statement/prospectus. Skagit common stock is not actively traded on a securities exchange, there is no established trading market for Skagit common stock and no broker currently makes a market in Skagit common stock. As a result, the closing sale prices of Skagit common stock on July 25, 2018, the last trading day before public announcement of the merger agreement, and September 4, 2018, the last practicable trading day prior to the mailing of this proxy statement/prospectus, are not available.

        The table also shows the estimated equivalent per share consideration with respect to each share of Skagit common stock on the relevant date.

Date	Skagit Closing Price	Banner Closing Price	Exchange Ratio	Estimated Equivalent Per Share Value
July 25, 2018	N/A	$61.60	5.6664	$349.05
September 4, 2018	N/A	64.96	5.6664	368.09

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Skagit shareholders in determining whether to approve the merger agreement. Skagit shareholders are urged to obtain current market quotations for shares of Banner common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market price of Banner common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Banner common stock before or after the effective time of the merger. Changes in the market price of Banner common stock prior to the completion of the merger will affect the market value of the merger consideration that Skagit shareholders will receive upon completion of the merger.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        When used in this proxy statement/prospectus or in other documents filed with or furnished to the Securities and Exchange Commission (which we refer to as the "SEC"), the words or phrases "may," "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," "potential," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and security holders are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed merger and all other statements included or incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.

        In addition to factors disclosed in Banner's SEC reports, important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:

  •
  expected revenues, cost savings, synergies and other benefits from the proposed merger of Banner and Skagit might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

  •
  the requisite regulatory approvals for the proposed merger of Banner and Skagit may be delayed or may not be obtained (or may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger);

  •
  the requisite approval of Skagit shareholders may be delayed or may not be obtained, the other closing conditions to the merger may be delayed or may not be obtained, or the merger agreement may be terminated;

  •
  business disruption may occur following or in connection with the proposed merger of Banner and Skagit;

  •
  Banner's or Skagit's businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities;

  •
  the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of managements' attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise;

  •
  the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses and provisions for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets, and may result in the allowance for loan losses not being adequate to cover actual losses and require a material increase in reserves;

  •
  results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the writing-down of assets or increases in the allowance for loan losses;

  •
  the ability to manage loan delinquency rates;

  •
  competitive pressures among financial services companies;

  •
  changes in consumer spending or borrowing and spending habits;

  •
  interest rate movements generally and the relative differences between short- and long-term interest rates, loan and deposit interest rates, net interest margin and funding sources;

  •
  the impact of repricing and competitors' pricing initiatives on loan and deposit products;

  •
  fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values;

  •
  the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;

  •
  the ability to access cost-effective funding;

  •
  increases in premiums for deposit insurance;

  •
  the ability to control operating costs and expenses;

  •
  the use of estimates in determining fair value of certain assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuation;

  •
  staffing fluctuations in response to product demand or the implementation of corporate strategies that affect employees, and potential associated charges;

  •
  disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions;

  •
  changes in financial markets;

  •
  changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular;

  •
  secondary market conditions for loans and the ability to sell loans in the secondary market;

  •
  the costs, effects and outcomes of litigation;

  •
  legislation or regulatory changes or reforms, including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III;

  •
  the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the implementing regulations;

  •
  results of safety and soundness and compliance examinations by the Board of Governors of the Federal Reserve System, the FDIC, the DFI, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require restitution or institute an informal or formal enforcement action which could require an increase in reserves for loan losses, write-downs of assets or changes in regulatory capital position, or affect the ability to borrow funds, or maintain or increase deposits, or impose additional requirements and restrictions, any of which could adversely affect liquidity and earnings;

  •
  the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets;

  •
  the inability of key third-party providers to perform their obligations;

  •
  changes in accounting principles, policies or guidelines, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

  •
  the economic impact of war or any terrorist activities;

  •
  other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services;

  •
  Banner's future acquisitions of other depository institutions or lines of business; and

  •
  future goodwill impairment due to changes in Banner's business, changes in market conditions, or other factors.

        Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

        Consequently, all of the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth above and those set forth under the heading "Risk Factors" beginning on page 34 of this proxy statement/prospectus and under the heading "Risk Factors" in Banner's annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Banner and Skagit undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of Banner and/or Skagit could be materially adversely affected.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements" on page 31, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties not presently known to Banner or Skagit that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Banner as the surviving corporation in the merger.

        In addition, you should read and consider the risks and uncertainties associated with the business of Banner because these risks will relate to the combined company. Description of some of these risks and uncertainties can be found in Banner's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 120.

The exchange ratio will not be adjusted in the event of any change in Banner's stock price. Because the market price of Banner common stock may fluctuate, you cannot be certain of the precise value of the merger consideration you may receive in the merger.

        At the time the merger is completed, each issued and outstanding share of Skagit common stock, except for certain shares held by Banner or Skagit (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) or a Skagit shareholder who properly exercises dissenters' right when and in the manner required under Chapter 23B.13 of the WBCA, will be converted into the right to receive 5.6664 shares of Banner common stock, subject to adjustment as provided in the merger agreement.

        There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which Skagit shareholders vote to approve the merger agreement at the special meeting, and the date on which Skagit shareholders entitled to receive shares of Banner common stock under the merger agreement actually receive such shares. The market value of Banner common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Banner's businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Skagit and Banner. Consequently, at the time Skagit shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Banner common stock they may receive when the merger is completed. This value will not be known at the time of the special meeting and may be more or less than the current price of Banner common stock or the price of Banner common stock at the time of the special meeting.

Skagit's adjusted shareholders' equity could be an amount that results in a reduction in the exchange ratio and the merger consideration.

        The exchange ratio and the merger consideration will be reduced in the event that Skagit's adjusted shareholders' equity, as finally determined pursuant to the merger agreement, is less than $80 million. As a result, the exchange ratio may be less than 5.6664. Any reduction in the exchange ratio will result in a decline in the number of shares of Banner common stock and the value of the merger consideration received by Skagit shareholders. Moreover, adjusted shareholders' equity is measured as of the month-end prior to the closing (or, if the closing is expected to occur in the first eight days of a month, the preceding month-end). As a result, adjusted shareholders' equity is not known as of the date of this proxy statement/prospectus and may not be known at the time of the special meeting, and could increase or decrease during the period between the date of this proxy statement/prospectus or the date of the special meeting and the shareholders' equity measuring date based on factors outside of the control of Skagit. See "The Merger Agreement—Merger Consideration—Potential Adjustment to Exchange Ratio" beginning on page 77.

Banner may be unable to successfully integrate Skagit's operations and may not realize the anticipated benefits of acquiring Skagit.

        Banner and Skagit have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Banner's ability to successfully integrate Skagit's operations in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies and that does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. The process of integrating operations could result in a loss of key personnel or cause an interruption of, or loss of momentum in, the activities of one or more of the surviving bank's businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Banner or Skagit to maintain relationships with customers and employees. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of Skagit's operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving corporation after the merger.

        The success of the surviving corporation following the merger will depend in part on the ability of Banner to integrate the two businesses. If Banner experiences difficulties in the integration process, including those listed above, Banner may fail to realize the anticipated benefits of the merger in a timely manner or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on the surviving corporation's business, financial condition, operating results and prospects.

        Among the factors considered by the boards of directors of Banner and Skagit in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could prevent the consummation of the merger or have an adverse effect on the combined company following the merger.

        Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals and/or waivers must be obtained from the bank regulatory and other governmental authorities, including the Federal Reserve Board, the FDIC and the DFI. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger—Regulatory Approvals" on page 72. An adverse development in either party's regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, require divestitures or place restrictions on the conduct of Banner after the closing as a condition to the granting of such approvals or require changes to the terms of the merger or the bank merger. Such conditions or changes and the process of obtaining regulatory approvals could prevent the consummation of the merger if they contain or result in materially burdensome regulatory conditions or could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Banner following the merger, any of which might have an adverse effect on the surviving corporation following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation's business following the closing, or which are not anticipated or cannot be met.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be satisfied or waived in order to complete the merger. For a summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 94 of this proxy statement/prospectus. These conditions to the closing of the merger may not be satisfied in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

        In addition, if the merger is not completed by April 25, 2019, either Banner or Skagit may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, Banner and Skagit may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Skagit may be required to pay a termination fee of $7.75 million to Banner. See the section entitled "The Merger Agreement—Termination Fee" beginning on page 97 for a description of these circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Skagit.

        If the merger is not completed for any reason, including as a result of Skagit shareholders declining to approve the merger agreement, the ongoing business of Skagit may be adversely affected and, without realizing any of the benefits of having completed the merger, Skagit would be subject to a number of risks, including the following:

  •
  Skagit may experience negative reactions from the financial markets, including negative impacts on the price at which Skagit common stock may be sold;

  •
  Skagit may experience negative reactions from its customers, vendors and employees;

  •
  Skagit will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

  •
  the merger agreement places certain restrictions on the conduct of Skagit's businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Banner, may prevent Skagit from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled "The Merger Agreement—Conduct of Businesses of Skagit and Banner Prior to Completion of the Merger" beginning on page 85 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Skagit); and

  •
  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Skagit management, which would otherwise have been devoted to other opportunities that may have been beneficial to Skagit as an independent company.

        In addition to the above risks, if the merger agreement is terminated and the Skagit board of directors seeks another merger or business combination, Skagit shareholders cannot be certain that Skagit will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Banner has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, Skagit may be required to pay a termination fee of $7.75 million to Banner. See the section entitled "The Merger Agreement—Termination Fee" beginning on page 97.

Skagit will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Skagit, and, consequently, the surviving corporation. These uncertainties may impair Skagit's ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Skagit to seek to change their existing business relationships with Skagit. Employee retention at Skagit may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving corporation following the merger. In addition, the merger agreement restricts Skagit from making certain acquisitions and taking other specified actions without the consent of Banner, and generally requires Skagit to continue its operations in the ordinary course, until the merger closes. These restrictions may prevent Skagit from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled "The Merger Agreement—Conduct of Businesses of Skagit and Banner Prior to Completion of the Merger" beginning on page 85 for a description of the restrictive covenants to which Skagit is subject.

The merger agreement limits Skagit's ability to pursue alternatives to the merger.

        The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Skagit that might result in greater value to Skagit shareholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Skagit than it might otherwise have proposed to pay. These provisions include a general prohibition on Skagit soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Skagit board, entering into discussions with any third party regarding, an acquisition proposal or offers for competing transactions. Skagit also has an unqualified obligation to submit the proposal to approve the merger agreement to a vote of its shareholders, even if Skagit receives an alternative acquisition proposal that its board of directors believes is superior to the merger. In addition, Skagit may be required to pay Banner a termination fee of $7.75 million in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" beginning on pages 95 and 97, respectively.

Directors and executive officers of Skagit may have interests in the merger that are different from, or in addition to, the interests of Skagit shareholders.

        Directors and executive officers of Skagit may have interests in the merger that are different from, or in addition to, the interests of Skagit shareholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, certain payments and benefits payable under change in control agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include Banner's agreement to invite Skagit's Chief Executive Officer to serve as a member of Banner's board following the effective time of the merger. The Skagit board was aware of and considered those interests, among other matters, in reaching its decisions to approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend the approval of the merger agreement to Skagit shareholders. See the section entitled "The Merger—Interests of Directors and Executive Officers of Skagit in the Merger" beginning on page 68 of this proxy statement/prospectus for a more detailed description of these interests.

The market price for Banner common stock may be affected by factors different from those that historically have affected Skagit.

        Upon completion of the merger, Skagit shareholders who do not exercise dissenters' rights will become holders of Banner common stock. Banner's businesses differ from those of Skagit, and accordingly the results of operations of Banner will be affected by some factors that are different from those currently affecting the results of operations of Skagit. For a discussion of the businesses of Banner and Skagit, see the section entitled "The Parties to the Merger" beginning on page 45 of this proxy statement/prospectus and the documents incorporated by reference referred to under the section entitled "Where You Can Find More Information" beginning on page 120, including, in particular, in the section entitled "Risk Factors" in Banner's Annual Report on Form 10-K for the year ended December 31, 2017.

Shares of Banner common stock to be received by Skagit shareholders as a result of the merger will have rights different from the shares of Skagit common stock.

        Upon completion of the merger, the rights of former Skagit shareholders will be governed by the articles of incorporation and bylaws of Banner and Washington corporate law. The rights associated with Banner common stock are different from the rights associated with Skagit common stock, which are governed by the articles of incorporation and bylaws of Skagit. Please see the section entitled "Comparison of Shareholders' Rights" beginning on page 105 for a discussion of the different rights associated with Banner common stock.

Skagit shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Currently, Skagit shareholders have the right to vote in the election of the board of directors of Skagit and the power to approve or reject any matters requiring shareholder approval under Washington law and Skagit's articles of incorporation and bylaws. Upon the completion of the merger, Skagit shareholders will become shareholders of Banner with a percentage ownership of Banner that is smaller than the shareholder's current percentage ownership of Skagit. After the merger, Skagit shareholders in the aggregate are expected to become owners of approximately 8.7% of the outstanding shares of Banner common stock (without giving effect to any shares of Banner common stock held by Skagit shareholders prior to the merger or any adjustment to the exchange ratio). Even if all former Skagit shareholders voted together on all matters presented to Banner's shareholders, the former Skagit shareholders would exercise significantly less influence over Banner after the merger relative to their influence over Skagit prior to the merger, and thus would have a less significant impact on the approval or rejection of future Banner proposals submitted to a shareholder vote.

Banner will incur significant transaction and merger-related costs in connection with the merger.

        Banner expects to continue to incur a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial.

        Banner will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Banner continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies' businesses. Although Banner expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Banner to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled "Banner may be unable to successfully integrate Skagit's operations and may not realize the anticipated benefits of acquiring Skagit" above.

        Other significant non-recurring transaction costs related to the merger include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs and filing fees. Each of Banner and Skagit has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial conditions and operating results of the surviving corporation following the closing of the merger. If the merger is not completed, Skagit and Banner would have to recognize these and other expenses without realizing the expected benefits of the merger.

The opinion received by the Skagit board of directors from Sandler O'Neill has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinion.

        The opinion delivered to the Skagit board of directors by Sandler O'Neill, financial advisor to Skagit, as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement to the holders of Skagit common stock speaks only as of July 25, 2018, the date of such opinion. Changes in the operations and prospects of Banner or Skagit, general market and economic conditions and other factors which may be beyond the control of Banner and Skagit may have altered the value of Banner or Skagit or the sale prices of shares of Banner common stock or Skagit common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Sandler O'Neill does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Skagit does not currently anticipate asking Sandler O'Neill to update its opinion to address the fairness of the exchange ratio from a financial point of view at the time the merger is completed or as of any other date other than the date of its opinion. The Skagit board of directors' recommendation that Skagit shareholders vote "FOR" approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See "The Merger—Opinion of Skagit's Financial Advisor" and Annex B to this proxy statement/prospectus.

 INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to Skagit shareholders as part of the solicitation of proxies by the Skagit board for use at the special meeting to be held on October 15, 2018, at 6:00 p.m., Pacific Time, at McIntyre Hall, located at 2501 E. College Way, Mount Vernon, Washington 98273, or at any postponement or adjournment thereof.

        At the special meeting, Skagit shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement and (ii) a proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        Skagit shareholders must approve the merger agreement in order for the merger to occur. If Skagit shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Recommendation of the Skagit Board of Directors

        On July 25, 2018, the Skagit board of directors unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is in the best interests of Skagit and its shareholders.

        Accordingly, the Skagit board of directors unanimously recommends that Skagit shareholders vote as follows:

  "FOR" the proposal to approve the merger agreement; and

  "FOR" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        See the section entitled "The Merger—Skagit's Reasons for the Merger; Recommendation of the Skagit Board of Directors" beginning on page 52 for a more detailed discussion of the recommendation of the Skagit board of directors.

        Skagit shareholders should carefully read this proxy statement/prospectus, including the annexes and any documents incorporated by reference, in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date and Quorum

        Skagit has set the close of business on September 4, 2018 as the record date for the special meeting, and only holders of record of Skagit common stock as of the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Skagit common stock as of the close of business on the record date. As of the record date, there were 544,257 shares of Skagit common stock outstanding and entitled to vote and, accordingly, 362,838 shares of Skagit common stock must vote to approve the merger agreement for the merger to occur. You will have one vote on all matters properly coming before the special meeting for each share of Skagit common stock that you owned as of the record date.

        The presence, in person or represented by proxy, of shareholders who hold a majority of the shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

        If a quorum is not present, a majority of the shares represented at the special meeting may adjourn the special meeting.

Voting by Skagit's Directors and Executive Officers

        As of the record date, the directors and executive officers of Skagit and their affiliates beneficially owned and were entitled to vote approximately 130,630 shares of Skagit common stock representing approximately 24.0% of the shares of Skagit common stock outstanding on that date. Each of the directors and executive officers of Skagit and/or their affiliates has entered into a voting and support agreement with Banner, in which each such person agreed, among other things, to vote in favor of the merger proposal and the proposal to adjourn or postpone the special meeting of the Skagit shareholders to a later date if there are not sufficient votes to approve the merger agreement, as well as certain other customary restrictions with respect to the voting and transfer of such person's shares of Skagit common stock. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements" beginning on page 98 and Annex D to this proxy statement/prospectus which contains a form of the Skagit voting and support agreement.

        A total of approximately 130,630 shares of Skagit common stock, or approximately 24.0% of the shares of Skagit common stock outstanding on the record date for the special meeting, were subject to such voting and support agreements.

Vote Required

        The approval of the merger agreement requires the affirmative vote of Skagit shareholders holding at least two-thirds of the outstanding shares of Skagit common stock entitled to vote at the special meeting. For the approval of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, or if your shares of Skagit common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Skagit common stock, it will have the same effect as a vote "against" the approval of the merger agreement.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the majority of the shares represented at the meeting and entitled to vote. If your shares of Skagit common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will be considered "against" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Skagit common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Skagit common stock, your shares of Skagit common stock will not be voted, and this will not have an effect on the vote to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        If your shares of Skagit common stock are registered directly in your name with the transfer agent of Skagit, Skagit Bank, you are considered, with respect to those shares of Skagit common stock, the shareholder of record. If you are a shareholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Skagit.

        If your shares of Skagit common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Skagit common stock held in "street name." In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Skagit common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        Banks, brokerage firms and other nominees who hold shares of Skagit common stock in "street name" for their customers typically have authority to vote on "routine" proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the merger agreement and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called "broker non-vote" results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

Proxies

        If you are a shareholder of record, you may have your shares of Skagit common stock voted on matters presented at the special meeting in the following ways:

  •
  by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

  •
  in person—you may attend the special meeting and cast your vote there.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Skagit common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

        If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Secretary of Skagit by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. You will be provided at a later date a letter of transmittal and instructions regarding the surrender of your stock certificates. You should then send your Skagit stock certificates to the exchange agent, together with your completed and signed letter of transmittal.

        If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of Skagit common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of Skagit common stock should be voted "for" or "against" or to "abstain" from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of Skagit common stock should be voted on a matter, the shares of Skagit common stock represented by your properly signed proxy will be voted "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Attending the Meeting; Voting in Person

        All Skagit shareholders are invited to attend the special meeting. Shareholders of record of Skagit common stock as of the record date for the special meeting can vote in person at the special meeting.

        If you plan to attend your meeting, you must hold your shares in your own name and bring evidence of your stock ownership, such as your most recent account statement, or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of government-issued personal photo identification with you to be admitted to the meeting.

        If your shares of Skagit common stock are held in "street name," then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in "street name" in person at the special meeting, you must bring a legal proxy, executed in your favor, from the bank, brokerage firm or other nominee that was the record holder of your shares held in "street name" as of the record date (i) confirming that you were the beneficial owner of those shares as of the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that bank, brokerage firm or other nominee, and (iii) appointing you as the record holder's proxy to vote the shares covered by that proxy at the special meeting.

Revocations of Proxies

        You have the right to revoke a proxy at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Skagit shareholder of record, you can write to Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a bank, brokerage firm or other nominee, you can revoke your proxy by contacting the bank, brokerage firm or other nominee and asking for a new proxy card. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the special meeting will not of itself constitute a revocation of your proxy.

        If you have any questions or need assistance voting your shares, please contact Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233 or at (360) 755-0411.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF SKAGIT COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY REQUESTING A REVOCATION OF THEIR SUBMITTED PROXY AND VOTING IN PERSON.

Solicitation of Proxies; Payment of Solicitation Expenses

        Skagit's directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Skagit will also request that brokerage houses and other custodians, nominees and fiduciaries forward these proxy materials to beneficial owners of Skagit common stock. Skagit will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

        Skagit does not currently anticipate that it will engage an independent proxy solicitor to assist in the solicitation of proxies for the special meeting.

Questions and Additional Information

        If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Skagit common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Nancy K. Galbreath, Executive Assistant to the CEO, Skagit Bancorp, Inc., at 301 East Fairhaven Avenue, Burlington, Washington 98233 or at (360) 755-0411.

THE PARTIES TO THE MERGER

Skagit Bancorp, Inc.

  301 East Fairhaven Avenue
  Burlington, Washington 98233
  (360) 755-0411

General

        Skagit Bancorp, Inc. is a Washington corporation formed in 2006 for the purpose of acquiring the stock of Skagit Bank and becoming the holding company for Skagit Bank. Skagit has no substantial operations separate or apart from Skagit Bank.

        The principal offices of Skagit are located at 301 East Fairhaven Avenue, Burlington, Washington 98233.

        Skagit Bank is a Washington state-chartered commercial bank which commenced operations in 1958. Skagit Bank operates through its principal office in Burlington, Washington and 11 branch offices in Mount Vernon, Anacortes, Sedro-Wooley, Bellingham, Arlington, Lynden, and Seattle, Washington, as well as a loan production office in Everett, Washington. Skagit Bank's principal market area consists of the I-5 corridor from Seattle, Washington north to the Canadian border, including a significant presence in Skagit County, Washington.

        As of June 30, 2018, Skagit had total assets of approximately $922 million, total gross loans of approximately $599 million, total deposits of approximately $811 million and shareholders' equity of approximately $80 million.

Lending Activities

        Skagit Bank's principal business is to accept deposits from the public and to make loans and other investments. To develop business, Skagit Bank relies to a great extent on the personalized approach of its officers and directors, who have extensive business and personal contacts in the communities served by Skagit Bank. Skagit Bank offers a variety of traditional loan products to its customers, primarily individual consumers and small to medium-sized businesses. For businesses, Skagit Bank provides term loans, lines of credit, loans for working capital, loans for business expansion and the purchase of equipment and machinery, construction and land development loans for builders and developers, and commercial real estate loans. Skagit Bank also offers home equity loans, automobile loans and various other consumer installment loans.

        As of June 30, 2018, Skagit Bank's total gross loan portfolio was approximately $599 million, representing approximately 65% of its total assets. As of such date, Skagit Bank's loan portfolio consisted of 19% 1-4 family real estate secured loans, 47% commercial real estate secured loans (excluding construction and land development loans), 10% real estate construction and land development loans, 11% commercial loans, 9% installment or consumer loans, 2% agricultural loans secured by farmland, and 2% loans to finance agricultural production.

Deposit and Banking Services

        Customers of Skagit Bank are provided with a full complement of traditional banking and deposit products. Skagit Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Washington, including the acceptance of checking accounts, savings accounts, money market accounts and a variety of certificates of deposit accounts.

        Skagit Bank does a substantial amount of business with individuals, as well as with customers in small to medium-sized businesses. The primary sources of core deposits are residents of Skagit Bank's primary market area and businesses and their employees located in that area. Skagit Bank also obtains deposits through personal solicitation by Skagit Bank's officers and directors and through local advertising. For the convenience of its customers, Skagit Bank offers drive-through banking facilities, internet and telephone banking, check/ATM cards, direct deposit, night depositories, personalized checks, and merchant bank card processing. Skagit Bank's services also include cashier's checks, travelers' checks, domestic wire transfers, account research, stop payments, and telephone and internet based transfers between accounts.

Banner Corporation

  10 South First Avenue
  Walla Walla, Washington 99362
  (509) 527-3636

        Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of August 16, 2018, its 168 branch offices, including 79 branch offices located in Washington, 43 branch offices located in Oregon, 32 branch offices located in California and 14 branch offices located in Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner is subject to regulation by the Federal Reserve Board.

        Banner Bank is a regional bank that offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank that offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. Banner Bank's and Islanders Bank's primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one-to four-family residential loans and consumer loans. A portion of Banner Bank's construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon.

        As of June 30, 2018, Banner had total consolidated assets of $10.38 billion, deposits of $8.53 billion and shareholders' equity of $1.3 billion. Banner common stock is listed on the NASDAQ under the symbol "BANR." See "Comparative Per Share Market Price and Dividend Information" on page 29.

        Banner's executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362. Banner's telephone number is (509) 527-3636 and its website is www.bannerbank.com. The information on Banner's website is not a part of this proxy statement/prospectus and the reference to Banner's website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

        Additional information about Banner is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 120.

THE MERGER

        The following discussion contains certain information about the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Skagit or Banner. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Banner makes with the SEC that are incorporated by reference into this document, as described in the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

Terms of the Merger

        The merger agreement provides that, subject to the terms and conditions therein, Skagit will merge with and into Banner with Banner surviving the merger as the surviving corporation. Immediately following the merger, Skagit Bank, Skagit's wholly owned bank subsidiary, will merge with and into Banner's wholly owned bank subsidiary, Banner Bank, with Banner Bank continuing as the surviving entity.

        In the merger, each outstanding share of Skagit common stock, other than certain shares held by Banner or Skagit (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) or by a Skagit shareholder who properly exercises dissenters' right when and in the manner required under Chapter 23B.13 of the WBCA, will be converted into the right to receive 5.6664 shares of Banner common stock, subject to the adjustment described in the section entitled "The Merger Agreement—Merger Consideration."

Background of the Merger

        As part of its continuous effort to enhance long-term value for Skagit shareholders, the Skagit board of directors periodically evaluates the strategic direction and business objectives of Skagit. This process entails consideration of, among other things, the economic, regulatory and competitive conditions in which Skagit operates, trends in the financial services industry, as well as Skagit's history, long-term business strategy and objectives.

        As part of this evaluation, during the latter half of 2017, the Skagit board of directors identified a growing set of challenges facing the community banking industry in general and, in some cases, Skagit specifically. In particular, the Skagit board of directors recognized the need for increased scale to offset persistently high regulatory compliance costs, the industry-wide proliferation of technology that could not be economically accessed or implemented by Skagit at its then-existing scale or with its then-existing resources, and the continued, strong competition for customers from other banks, credit unions and financial technology companies. The Skagit board of directors also considered the relative illiquidity of Skagit common stock and the importance to Skagit's shareholder base of accessing a source of liquidity to monetize their investment in Skagit. The Skagit board of directors also monitored commercial bank valuations and noted the increase in stock market and M&A valuations across the industry since November, 2016.

        In late September, 2017, as part of Skagit management's normal practice of periodically receiving market updates from financial advisors, a representative of Sandler O'Neill met in-person with Cheryl R. Bishop, Skagit's Chief Executive Officer, and Ken Johnson, Skagit's President and Chief Operating Officer, to discuss trends in the community banking industry and Skagit's financial position and trajectory, including recent stock market and M&A valuations in the community banking industry.

Following the meeting, Ms. Bishop and Mr. Johnson, based on discussion with members of the Skagit board of directors, invited Sandler O'Neill to discuss these topics with the Skagit board of directors at Skagit's regularly scheduled board of directors' meeting in December 2017.

        On December 19, 2017, Skagit's board of directors held a regularly scheduled meeting. Representatives of Sandler O'Neill participated in the meeting at the invitation of the board of directors. At the meeting, representatives of Sandler O'Neill led a discussion with the directors and members of Skagit's senior management team, regarding trends in the community banking industry, Skagit's financial position and potential strategic alternatives that Skagit could pursue, including continued stand-alone operations, an acquisition of a smaller target, a strategic merger with a similarly sized bank or a strategic business combination with a larger financial institution. The discussion included a general assessment of the viability and execution risk of each strategic alternative and the likely impact of each such strategic alternative on the value of Skagit common stock. Based on the discussion, including a review of potential business combination partners and acquisition candidates, the Skagit board of directors determined that an acquisition of a smaller target or strategic merger with a similarly sized bank was not a viable option at that time. As part of the discussion, representatives of Sandler O'Neill and members of the Skagit board of directors discussed a range of potential values Skagit might expect to receive in a strategic business combination transaction as compared to the range of potential future values and net present values if Skagit were to remain independent and achieve Skagit management's financial performance forecast. The Skagit board of directors also discussed with management the risks to Skagit of continuing to operate on a stand-alone basis. The Skagit board of directors also discussed with representatives of Sandler O'Neill the landscape of potential larger strategic business combination partners for Skagit and the potential effects of a business combination transaction on Skagit's employees, customers, communities and other constituents. The Skagit board of directors was of the view that, if executed successfully, a strategic business combination transaction between Skagit and a larger financial institution could maximize shareholder value while minimizing any adverse effects on Skagit's other constituents. At the conclusion of the meeting, the Skagit board of directors determined that further consideration of a strategic business combination transaction was appropriate, and invited Sandler O'Neill to provide a follow-up presentation at the next regularly scheduled board meeting in January 2018.

        On January 2, 2018, the Skagit board of directors held a regularly scheduled meeting. Representatives of Sandler O'Neill and Miller Nash Graham and Dunn LLP, which we refer to as "MNGD," corporate counsel to Skagit, participated in the meeting. At the meeting, representatives of MNGD provided the Skagit board of directors with an overview of their fiduciary duties, including in the context of a strategic business combination transaction. Sandler O'Neill led a more detailed discussion with the directors regarding the strategic alternative of a strategic business combination between Skagit and a larger strategic partner. The discussion included an overview of the timeline and due diligence requirements and key procedural steps in connection with a potential strategic business combination transaction, as well as the landscape of prospective strategic partners and a range of potential values that Skagit might expect to realize in such a transaction. At the conclusion of the meeting, the Skagit board of directors authorized Sandler O'Neill to reach out to select potential strategic partners to determine whether such potential partners had interest in Skagit, and if so, on what terms.

        On February 6, 2018, Skagit formally engaged Sandler O'Neill to act as its financial advisor in connection with Skagit's further exploration of strategic alternatives, including a potential strategic business combination transaction.

        Later in February 2018, as directed by the Skagit board of directors, Sandler O'Neill began contacting four financial institutions which were identified by Sandler O'Neill, senior management of Skagit and the Skagit board of directors as potential strategic partners that might be interested in pursuing a transaction with Skagit. Each party was invited to sign a confidentiality agreement and receive an introductory package of confidential information regarding Skagit's financial condition and operations. Skagit entered into confidentiality agreements with three bank holding companies that expressed interest in considering a potential strategic business combination transaction, including a confidentiality agreement with Banner that was entered into on March 29, 2018. The other two bank holding companies that entered into confidentiality agreements with Skagit are referred to as "Party A" and "Party B" respectively.

        On March 26, 2018, the Skagit board of directors held a regularly scheduled meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. Representatives of Sandler O'Neill provided an update to the Skagit board of directors on the exploration of strategic alternatives, including a report of the contacts made and responses received. The Skagit board of directors instructed management to provide additional information and due diligence to interested parties and for Sandler O'Neill to proceed with soliciting non-binding indications of interest from interested parties.

        In March and April 2018, Skagit's management team held in-person meetings with each of the prospective acquirors who had signed a confidentiality agreement, including an in-person meeting with representatives of Banner on April 10, 2018. At the meeting with Banner, representatives of Skagit provided an overview of Skagit's operations, financial condition and strategy, and the representatives of Skagit and the representatives of Banner also discussed the cultures of the two companies and the complementary nature of their branch locations and strategies.

        In late March, 2018, Party A informed representatives of Sandler O'Neill that it would not proceed further with exploring a transaction with Skagit.

        Throughout April, 2018, representatives of Banner continued their due diligence review of Skagit and requested and received additional due diligence materials from Skagit.

        In mid-April, 2018, as directed by the Skagit board of directors, Sandler O'Neill requested that Banner and Party B submit written non-binding indications of interest for a potential strategic business combination transaction with Skagit. In late April, 2018, Party B indicated to Sandler O'Neill that, while it could potentially be interested in a strategic transaction with Skagit at some point in the future, it was focused on other priorities and was not in a position to submit an indication of interest at that time, and that it was uncertain when or if it would be able to submit an actionable proposal in the future.

        On April 29, 2018, Banner submitted an indication of interest, which provided a non-binding proposal for an all-stock transaction based on a fixed exchange ratio of 5.6634 shares of Banner common stock per share of Skagit common stock. The indication of interest described certain other terms of a proposed transaction, including the invitation for Ms. Bishop to join the Banner board of directors following closing of the transaction and a customary termination fee payable by Skagit under certain circumstances. The indication of interest was contingent on Skagit agreeing to a 60-day exclusivity period during which Skagit would not, among other things, solicit proposals from or provide confidential information to other potential strategic business combination partners.

        On May 1, 2018, Skagit's board of directors held a regularly scheduled meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. MNGD provided a brief overview of directors' fiduciary duties. Representatives of Sandler O'Neill provided an update on the events since the prior Skagit board meeting on March 26, 2018, including an overview of the written indication of interest from Banner. Based on Banner's stock price at the time of the meeting, the merger consideration proposed in Banner's indication of interest was valued at approximately $329 per share of Skagit common stock, or $180 million in the aggregate. With the assistance of representatives of Sandler O'Neill and MNGD, the Skagit board of directors considered the Banner indication of interest and, based on publicly available information, analyzed Banner's stock valuation and prospects, including the risks to Banner's business. The Skagit board of directors discussed the valuation, risks and benefits of the Banner indication of interest, including, among other things, the active trading market and liquidity for Banner common stock and Banner's history of paying cash dividends. The Skagit board of directors also discussed the potential effect of a transaction with Banner on Skagit's employees, customers, communities and other constituencies. The Skagit board of directors determined that a merger with Banner had the potential to maximize value for Skagit shareholders and to be in the best interest of Skagit and its other constituents, and that it was in the best interest of Skagit and its shareholders to engage in negotiations with Banner with the goal of obtaining the highest merger consideration possible. At the conclusion of the meeting, the Skagit board of directors directed Sandler O'Neill to propose an exchange ratio of 6.0000 shares of Banner common stock per share of Skagit common stock and confirm certain of the non-financial terms in the Banner indication of interest.

        Following the board meeting, representatives of Sandler O'Neill contacted Peter Conner, Banner's Chief Financial Officer, and communicated the feedback from the Skagit board of directors requesting an increased exchange ratio of 6.0000 shares of Banner common stock per share of Skagit common stock. Banner responded with a revised indication of interest, which included an exchange ratio of 5.8195 shares of Banner common stock per share of Skagit common stock, which represented an implied value of approximately $337.94 per share of Skagit common stock based on Banner's stock price on April 27, 2018.

        On May 3, 2018, the Skagit board of directors held a regularly scheduled meeting to discuss Banner's revised indication of interest. Representatives of Sandler O'Neill participated in the meeting. After review of the updated Banner indication of interest and further discussion of the benefits and risks of a transaction with Banner as compared to Skagit's stand-alone prospects, the Skagit board of directors determined that given the strength of the Banner indication of interest, as well as the fact that none of the other potential counterparties contacted by Sandler O'Neill had expressed actionable interest in a strategic business combination transaction with Skagit, it was in the best interests of Skagit and its shareholders for Skagit to agree to negotiate exclusively with Banner based on the terms of the Banner indication of interest. The Skagit board of directors authorized Ms. Bishop to execute the indication of interest, which was executed later that day.

        Throughout May and June 2018, each of Banner and Skagit conducted due diligence on the other party, with the parties exchanging information concerning, among other things, their businesses, financial positions, strategies and operations. In addition to several conversations between individual members of management of the parties, the management teams of Banner and Skagit held in-person meetings to discuss due diligence topics.

        In late June, 2018, Banner's counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as "Wachtell Lipton," distributed a draft of the merger agreement to MNGD. The draft merger agreement provided, among other things, for a restriction on Skagit's ability to pay any dividends between execution of the merger agreement and closing of the merger and a condition to the consummation of the merger that Skagit have a least a specified minimum amount of shareholders' equity as of the closing.

        On June 28, 2018, the Skagit board of directors held a special meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. At the meeting, the Skagit board of directors received an update on the process from Sandler O'Neill and an overview of the draft merger agreement provided by MNGD.

        On July 3, 2018, the Skagit board of directors held a regularly scheduled meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. At the meeting, representatives of Sandler O'Neill led a discussion with the Skagit board of directors regarding due diligence and transaction negotiations, and representatives of MNGD led a discussion regarding the draft merger agreement. After discussion, questions and consideration, the Skagit board of directors authorized Skagit management, Sandler O'Neill and MNGD to continue negotiation of the merger agreement, but specifically instructed that management and the advisors pursue the following terms, among others: (i) Skagit would be permitted to pay its ordinary course semi-annual cash dividend prorated on a quarterly basis between execution of the merger agreement and closing of the merger; and (ii) the minimum equity condition would be removed from the merger agreement, or would be replaced with a symmetrical price adjustment mechanism based on Skagit's adjusted shareholders' equity at a specified time prior to closing. Following the meeting, MNGD returned to Wachtell Lipton a revised draft of the merger agreement.

        In mid-July, Mr. Conner contacted a representative of Sandler O'Neill and expressed Banner's continued desire to proceed with the transaction, but indicated that through due diligence, Banner had discovered that certain of its value assumptions underlying the exchange ratio in the Banner indication of interest were not supported. In order to compensate for this development, Banner proposed a revised exchange ratio of 5.5978 shares of Banner common stock per share of Skagit common stock. Thereafter, Wachtell Lipton returned a revised draft of the merger agreement to MNGD, which reflected the revised exchange ratio, accepted Skagit's proposal that Skagit be permitted to pay cash dividends between the execution of the merger agreement and closing of the merger and replaced the minimum equity condition with a price adjustment mechanism.

        On July 13, 2018 the Skagit board of directors held a special meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. At the meeting, representatives of Sandler O'Neill and MNGD led a discussion with the Skagit board of directors regarding the negotiations with Banner and the current draft of the merger agreement. The Skagit board of directors discussed Banner's due diligence findings and Banner's proposed revised terms. The Skagit board of directors also considered the relative merits of Skagit's stand-alone prospects and the proposed transaction with Banner at the revised exchange ratio. Following the discussion, the Skagit board of directors directed Sandler O'Neill to proceed with negotiation of the transaction terms but to propose an enhanced exchange ratio and insist that Skagit be entitled to pay a special dividend to its shareholders prior to closing in an amount equal to any excess of Skagit's shareholders' equity above a specified threshold, effectively making the purchase price adjustment symmetrical. Following the meeting, Daniel R. Peth, the Chairman of the Skagit board of directors, contacted Mr. Grescovich, Banner's President and Chief Executive Officer, to request that Banner consider an increased exchange ratio and representatives of Sandler O'Neill contacted Mr. Conner and provided further support for an increased exchange ratio.

        In the following days, Mr. Conner contacted a representative of Sandler O'Neill and informed him that Banner was prepared to agree to an exchange ratio of 5.6664 shares of Banner common stock per share of Skagit common stock and accept Skagit's proposal regarding the pre-closing special dividend.

        On July 17, 2018, the Skagit board of directors held a regularly scheduled meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. At the meeting, the Skagit board of directors received an update on the negotiations with Banner, including the revised exchange ratio of 5.6664 shares of Banner common stock per share of Skagit common stock. Based on Banner's then-current stock price, the 5.6664 exchange ratio was valued at approximately $346 per share of Skagit common stock, or approximately $190 million in the aggregate. Following discussion, the Skagit board of directors confirmed its desire to continue negotiation of a merger agreement incorporating the revised exchange ratio. Following the meeting, a representative of Sandler O'Neill contacted Mr. Conner and confirmed Skagit's acceptance of the revised exchange ratio of 5.6664 shares of Banner common stock per share of Skagit common stock and MNGD returned a revised draft of the merger agreement to WLRK, which reflected the revised exchange ratio and Skagit's right to pay a pre-closing special dividend.

        Between July 18, 2018 and July 24, 2018, Skagit and Banner, along with their financial and legal advisors, finalized the merger agreement and related documents.

        On July 25, 2018, the Skagit board of directors held a special meeting. Representatives of Sandler O'Neill and MNGD participated in the meeting. Representatives of MNGD discussed with the directors, as they had previously done, the directors' fiduciary duties and legal obligations in the context of considering the transaction with Banner, reviewed the merger agreement and related documents and provided an updated report on legal due diligence findings with respect to Banner. Skagit management provided an updated report on its business due diligence with respect to Banner. A representative of Sandler O'Neill reviewed the financial aspects of the proposed merger, including discussing the various financial methodologies used in its analysis, and provided Sandler O'Neill's oral opinion to the Skagit board of directors, subsequently confirmed in writing, to the effect that, as of July 25, 2018, the exchange ratio provided in the merger agreement was fair to the holders of Skagit common stock from a financial point of view. The Skagit board of directors asked questions and discussed each of the reports and presentations, considered the relative merits of Skagit's stand-alone prospects and the proposed transaction with Banner on the terms provided in the merger agreement, and considered the effect of the proposed transaction with Banner on Skagit's employees, customers, communities and other constituencies. Following this discussion and the receipt of Sandler O'Neill's oral opinion, the Skagit board of directors unanimously (i) determined that the merger, on the terms and conditions set forth in the merger agreement, was in the best interests of Skagit and its shareholders, (ii) approved entering into the merger agreement and related agreements, (iii) directed that the merger agreement and the transactions contemplated thereby be submitted to the Skagit shareholders for approval at a meeting of the Skagit shareholders and (iv) determined to recommend that the Skagit shareholders approve the merger agreement and the transactions contemplated thereby.

        Later on July 25, 2018, the merger agreement and related documents were executed, and Banner and Skagit publicly announced the merger in a joint press release.

Skagit's Reasons for the Merger; Recommendation of the Skagit Board of Directors

        At a meeting held on July 25, 2018, the Skagit board of directors unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, was in the best interests of Skagit and its shareholders. In the course of reaching this determination and making the related decision to approve the merger agreement and recommend that Skagit shareholders vote "FOR" the proposal to approve the merger agreement, the board of directors evaluated the merger and the merger agreement in consultation with the management of Skagit and Skagit's financial advisor and legal counsel. In making its determination and reaching its decision to approve the merger agreement and recommend that Skagit shareholders vote "FOR" the proposal to approve the merger agreement, the Skagit board of directors considered a number of factors, including the following factors that the Skagit board of directors viewed as generally supporting its determination and decisions:

  •
  the value and form of consideration to be received by Skagit shareholders in the merger;

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  its belief that the value of consideration to be received by Skagit shareholders in the merger was more favorable to Skagit shareholders than the potential value that might result from other alternatives reasonably available to Skagit in light of a number of factors, including the risks and uncertainties associated with such alternatives;

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  that as a result of negotiations with Banner, the exchange ratio of 5.6664 shares of Banner common stock per share of Skagit common stock was the highest consideration per share of Skagit common stock that Banner was willing to pay at the time of those negotiations;

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  the expectation that the merger will generally be a tax-free transaction to Skagit shareholders with respect to the Banner common stock received by virtue of the merger;

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  the fact that several potential counterparties were contacted regarding their interest in a transaction with Skagit and two counterparties other than Banner entered into confidentiality agreements and commenced diligence, and that no potential counterparties other than Banner submitted an actionable proposal for a business combination transaction;

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  the historical and prospective business of Skagit on a stand-alone basis and the risks and challenges associated with successfully executing on Skagit's stand-alone strategic plan, including risks relating to Skagit's relatively small scale, the cost of adopting new technology, and competitive pressures;

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  the historical trading ranges for Banner common stock;

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  information concerning Banner's financial condition and results of operations, including the expectation that Banner will be well-capitalized upon completion of the merger;

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  the likely impact of the merger on the employees and customers of Skagit and the strategic plans, methods of operation and organizational structure of Banner;

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  the future employment opportunities for the existing employees of Skagit Bank;

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  the complementary nature of the cultures of Skagit and Banner, which the Skagit board of directors believes will facilitate integration and implementation of the merger and benefit Skagit shareholders in their ownership of the combined company;

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  the oral opinion of Sandler O'Neill provided to the Skagit board of directors on July 25, 2018 and subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to the holders of Skagit common stock from a financial point of view, as more fully described below under "—Opinion of Skagit Bancorp's Financial Advisor";

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  the expectation that Skagit shareholders would have the opportunity to continue to participate in the growth of the combined company and expense savings as a result of the merger, and would also benefit from the significantly greater liquidity of the trading market for Banner common stock;

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  the fact that Banner's common stock is widely held and has an active trading market;

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  the fact that Skagit's stock is not actively traded or quoted and has limited liquidity;

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  that Banner has historically paid a cash dividend on its common stock and that Skagit shareholders would be able to participate in any future dividends paid by Banner upon completion of the merger;

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  the terms and conditions of the merger agreement, including:

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  the limited and otherwise customary conditions to Banner's obligations to complete the merger, and the Skagit board of directors' expectation that such conditions will be satisfied in a timely manner;

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  the provisions in the merger agreement that, under certain circumstances and subject to certain conditions, provide for the ability of the Skagit board of directors to respond to an unsolicited acquisition proposal that the board of directors determines in good faith constitutes or is reasonably likely to result in a superior proposal;

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  the provisions of the merger agreement that provide for the ability of the Skagit board of directors, under certain circumstances following the failure of Skagit shareholders to approve the merger agreement at a meeting of Skagit shareholders and subject to certain conditions, including the payment of a termination fee, to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal; and

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  the fact that under the WBCA, the Skagit stockholders who do not vote in favor of the approval of the merger agreement and otherwise comply with the requirements of the WBCA will have the right to pursue their dissenters' rights under the WBCA if the merger is completed.

        The Skagit board of directors also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

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  that the merger consideration will be paid through the issuance of a fixed number of shares of Banner common stock, and any decrease in the market price of Banner common stock after the date of the merger agreement will result in a reduction in the value of the merger consideration to be received by Skagit shareholders at the effective time of the merger;

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  that Skagit shareholders will not necessarily know or be able to calculate in advance the actual value of the merger consideration which they would receive upon completion of the merger;

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  the possibility that the number of shares of Banner common stock Skagit shareholders will receive at the effective time of the merger will be reduced pursuant to the adjustment procedures described under "The Merger Agreement—Merger Consideration—Potential Adjustment to Exchange Ratio";

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  the fact that completion of the merger is subject to conditions that are not fully in Skagit's control, such as the approval of Skagit shareholders and the receipt of regulatory approvals;

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  the fact some of Skagit's directors and executive officers may have certain interests, including financial interests, in the merger that may be different from, or in addition to, those of Skagit shareholders generally. See "—Interests of Skagit's Directors and Executive Officers in the Merger";

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  the possible disruption to Skagit's business that may result from the announcement of the merger and the resulting distraction of management's attention from the day-to-day operations of Skagit's business;

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  the provisions in the merger agreement restricting Skagit from soliciting third-party proposals and providing for the payment of a termination fee in certain circumstances, which the Skagit board of directors understood would potentially limit the willingness of a third party to propose a business combination transaction with Skagit and the ability of Skagit to enter into a such a transaction; and

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  the restrictions contained in the merger agreement on the operation of Skagit's business during the period between signing of the merger agreement and completion of the merger.

        The foregoing discussion of the reasons that led the Skagit board of directors to approve the merger agreement and recommend that Skagit's shareholders vote in favor of the proposal to approve the merger agreement includes the material factors considered by the Skagit board of directors in connection with its evaluation of the merger, but is not intended to be exhaustive. In reaching its determination to approve and recommend the transaction, the Skagit board of directors based its determination on the totality of the information available to it and did not assign any relative or specific weights to the reasons considered in reaching that determination. Individual directors may have given differing weights to different reasons.

        After careful consideration, the Skagit board of directors unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, was in the best interests of Skagit and its shareholders.

        The Skagit board of directors unanimously recommends that Skagit shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of Skagit's Financial Advisor

        Skagit retained Sandler O'Neill, pursuant to an engagement letter dated February 6, 2018, to act as an independent financial advisor to the Skagit board of directors in connection with Skagit's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the July 25, 2018 meeting at which the Skagit board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O'Neill delivered to the Skagit board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 25, 2018, the exchange ratio provided for in the merger agreement was fair to the holders of Skagit common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Skagit common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Skagit board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Skagit as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Skagit common stock and does not address the underlying business decision of Skagit to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Skagit or the effect of any other transaction in which Skagit might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Skagit or Banner, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of Skagit common stock. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

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  a draft of the merger agreement, dated July 23, 2018;

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  certain publicly available financial statements and other historical financial information of Skagit that Sandler O'Neill deemed relevant;

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  certain publicly available financial statements and other historical financial information of Banner that Sandler O'Neill deemed relevant;

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  certain internal financial projections for Skagit for the year ending December 31, 2018, as provided by the senior management of Skagit, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Skagit;

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  publicly available consensus analyst net income estimates for Banner for the second half of the year ending December 31, 2018 and the full year ending December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio for the years ending December 31, 2018 through December 31, 2022, as directed by the senior management of Banner;

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  the pro forma financial impact of the merger on Banner based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as estimated revenue impacts following the closing of the merger, as directed by the senior management of Banner;

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  the publicly reported historical price and trading activity for Banner common stock, including a comparison of certain stock market information for Banner common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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  a comparison of certain financial information for Skagit and Banner with similar financial institutions for which information is publicly available;

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  the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

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  the current market environment generally and the banking environment in particular; and

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  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the management of Skagit and its representatives the business, financial condition, results of operations and prospects of Skagit and held similar discussions with certain members of the senior management of Banner and its representatives regarding the business, financial condition, results of operations and prospects of Banner.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Skagit or Banner or their respective representatives or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of Skagit and Banner that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Skagit or Banner, or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Skagit or Banner. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Skagit or Banner or of the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to Skagit or Banner. Sandler O'Neill assumed, with Skagit's consent, that the respective allowances for loan losses for both Skagit and Banner were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Skagit for the year ending December 31, 2018, as provided by the senior management of Skagit, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Skagit. In addition, Sandler O'Neill used publicly available consensus analyst net income estimates for Banner for the second half of the year ending December 31, 2018 and the full year ending December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio for the years ending December 31, 2018 through December 31, 2022, as directed by the senior management of Banner. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as estimated revenue impacts following the closing of the merger, as directed by the senior management of Banner. With respect to the foregoing information, the respective senior managements of Skagit and Banner confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available consensus analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Skagit and Banner, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Skagit or Banner since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Skagit and Banner would remain as going concerns for all periods relevant to Sandler O'Neill's analysis.

        Sandler O'Neill also assumed, with Skagit's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Skagit, Banner or the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Skagit's consent, Sandler O'Neill relied upon the advice that Skagit received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading value of Banner common stock at any time or what the value of Banner common stock would be once it is actually received by the holders of Skagit common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to the Skagit board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Skagit or Banner and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Skagit and Banner and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio from a financial point of view on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Skagit, Banner and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Skagit board of directors at its July 25, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Skagit common stock or the prices at which Skagit common stock or Banner common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by the Skagit board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of the Skagit board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Skagit and Banner.

Summary of Exchange Ratio and Implied Transaction Metrics

        Sandler O'Neill reviewed the financial terms of the proposed merger. Subject to certain adjustments and termination provisions, as more fully described in the section entitled "The Merger Agreement," at the effective time of the merger, each share of Skagit common stock issued an outstanding prior to the effective time of the merger, except for certain shares of Skagit common stock as specified in the merger agreement, will be converted into the right to receive 5.6664 shares of the common stock of Banner. Based on the closing price of Banner common stock on July 24, 2018 of $62.02, Sandler O'Neill calculated an implied transaction price per share of Skagit common stock of $351.43 and an aggregate implied transaction value of approximately $192.4 million in exchange for all Skagit common stock, restricted stock and options issued and outstanding as of July 24, 2018. Based upon historical financial information for Skagit as of or for the last twelve months (which we refer to as "LTM") ended June 30, 2018 and internal financial projections for Skagit for the year ended December 31, 2018, as provided by the senior management of Skagit, Sandler O'Neill calculated the following implied transaction metrics.

Transaction Price / Last Twelve Months Earnings Per Share of Skagit:	22.5x
Transaction Price / 2018 Estimated Earnings Per Share:	18.5x
Transaction Price / Book Value Per Share of Skagit:	239%
Transaction Price / Tangible Book Value Per Share of Skagit:	239%
Tangible Book Premium / Core Deposits(1):	14.5%

(1)
Core deposits defined as total deposits less time deposits greater than $250,000 and brokered deposits

Skagit Comparable Company Analyses

        Sandler O'Neill used publicly available information as of March 31, 2018, unless otherwise noted, and information provided by Skagit senior management as of June 30, 2018, to compare selected financial information for Skagit with a group of banks selected by Sandler O'Neill (which we refer to as the "Skagit Peer Group"). The Skagit Peer Group consisted of publicly-traded banks headquartered in the western region of the United States with total assets between $750 million and $1.5 billion, and a tangible common equity to tangible assets ratio of less than 12%, excluding announced merger targets. The Skagit Peer Group consisted of the following companies:

Pacific Mercantile Bancorp(1)	United Security Bancshares(1)
Bank of Commerce Holdings(1)	Community West Bancshares
First Northern Community Bancorp	Presidio Bank
CBB Bancorp, Inc.(1)	Avidbank Holdings, Inc.(1)
Oak Valley Bancorp(1)(2)	Coastal Financial Corporation
Seacoast Commerce Banc Holdings(1)(2)	Eagle Bancorp Montana, Inc.
California BanCorp	Citizens Bancorp
Pacific Financial Corporation	Plumas Bancorp(1)

(1)
Financial data as of or for the period ended June 30, 2018

(2)
Return on average tangible common equity calculated assuming amortization of core deposit intangible equal to prior quarter and zero goodwill impairment

        The analysis compared financial information as of June 30, 2018 for Skagit, as provided by Skagit senior management, with the corresponding publicly available data for the Skagit Peer Group as of

March 31, 2018 or, if available, June 30, 2018, with pricing data as of July 24, 2018. The table below sets forth the data for Skagit and the high, low, mean and median data for the Skagit Peer Group.

		Skagit Peer Group
	Skagit	High	Low	Mean	Median
Total Assets (in millions)	$922	$1,358	$765	$968	$890
Market Value (in millions)	—	$227	$103	$160	$155
Price/Tangible Book Value	—	251%	122%	181%	175%
Price/Annualized YTD Earnings Per Share	—	43.5x	9.0x	17.3x	15.3x
Current Dividend Yield	—	3.4%	0.0%	1.0%	1.2%
1 Year Price Change	—	51.7%	–2.4%	23.9%	23.4%
YTD Efficiency Ratio	67.0%	83.8%	53.1%	65.4%	64.4%
YTD Net Interest Margin	3.71%	5.67%	3.58%	4.16%	4.13%
YTD Return on Average Assets	1.14%	1.81%	0.28%	1.11%	1.03%
YTD Return on Average Tangible Common Equity	13.2%	23.4%	2.9%	12.2%	11.3%
Tangible Common Equity/Tangible Assets	8.7%	11.5%	7.8%	9.2%	9.0%
Loans/Deposits	74%	105%	61%	86%	90%
Non-performing Assets/Total Assets	0.34%	2.53%	0.00%	0.56%	0.44%

Skagit Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value per share of Skagit common stock assuming Skagit performed in accordance with internal financial projections for the year ending December 31, 2018, as provided by the senior management of Skagit, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Skagit. To approximate the terminal value of a share of Skagit common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings per share multiples ranging from 14.0x to 24.0x and price to December 31, 2022 tangible book value per share multiples ranging from 140% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Skagit common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Skagit common stock of $202.45 to $415.73 when applying multiples of earnings per share and $178.55 to $328.56 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
10.0%	$253.89	$286.26	$318.63	$351.00	$383.37	$415.73
11.0%	$244.25	$275.33	$306.40	$337.48	$368.56	$399.64
12.0%	$235.07	$264.92	$294.77	$324.61	$354.46	$384.31
13.0%	$226.32	$255.00	$283.68	$312.36	$341.03	$369.71
14.0%	$217.99	$245.55	$273.11	$300.68	$328.24	$355.80
15.0%	$210.04	$236.54	$263.04	$289.54	$316.04	$342.54
16.0%	$202.45	$227.94	$253.43	$278.92	$304.41	$329.89

	Tangible Book Value Per Share Multiples
Discount Rate	140%	155%	170%	185%	200%	215%
10.0%	$223.52	$244.53	$265.53	$286.54	$307.55	$328.56
11.0%	$215.09	$235.26	$255.43	$275.60	$295.77	$315.94
12.0%	$207.07	$226.44	$245.81	$265.18	$284.56	$303.93
13.0%	$199.43	$218.04	$236.65	$255.26	$273.87	$292.48
14.0%	$192.14	$210.02	$227.91	$245.80	$263.69	$281.58
15.0%	$185.19	$202.38	$219.58	$236.78	$253.98	$271.18
16.0%	$178.55	$195.10	$211.64	$228.18	$244.72	$261.26

        Sandler O'Neill also considered and discussed with the Skagit board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to projected net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Skagit's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Skagit common stock, applying the price to 2022 earnings per share multiples range of 14.0x to 24.0x referred to above and a discount rate of 12.68%.

	Earnings Per Share Multiples
Variance to Earnings Per Share Projection	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(15.0%)	$198.58	$223.27	$247.96	$272.65	$297.34	$322.02
(10.0%)	$208.75	$234.89	$261.03	$287.17	$313.31	$339.45
(5.0%)	$218.91	$246.51	$274.10	$301.69	$329.29	$356.88
0.0%	$229.08	$258.12	$287.17	$316.21	$345.26	$374.31
5.0%	$239.24	$269.74	$300.24	$330.74	$361.24	$391.73
10.0%	$249.41	$281.36	$313.31	$345.26	$377.21	$409.16
15.0%	$259.58	$292.98	$326.38	$359.78	$393.19	$426.59

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks (which we refer to as the "Nationwide Precedent Transactions"). The Nationwide Precedent Transactions group consisted of bank transactions in the United States announced between January 1, 2017 and July 24, 2018 with disclosed deal values, target assets between $750 million and $1.5 billion and a target tangible common equity to tangible assets ratio of less than 12%.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Allegiance Bancshares, Inc. (TX)	Post Oak Bancshares, Inc. (TX)(1)
First Interstate BancSystem, Inc. (MT)	Northwest Bancorporation, Inc. (WA)
RBB Bancorp (CA)	First American International Corp. (NY)
BancorpSouth Bank (MS)	Icon Capital Corporation (TX)(1)
Meta Financial Group, Inc. (SD)	Crestmark Bancorp Inc. (MI)(1)
First Citizens BancShares, Inc. (NC)	HomeBancorp, Inc. (FL)(1)
Heartland Financial USA, Inc. (IA)	First Bank Lubbock Bancshares, Inc. (TX)
TriCo Bancshares (CA)	FNB Bancorp (CA)
Independent Bank Group, Inc. (TX)	Integrity Bancshares, Inc. (TX)
Byline Bancorp, Inc. (IL)	First Evanston Bancorp, Inc. (IL)
Ameris Bancorp (GA)	Atlantic Coast Financial Corporation (FL)(1)
Glacier Bancorp, Inc. (MT)	Inter-Mountain Bancorp., Inc. (MT)
Midland States Bancorp, Inc. (IL)	Alpine Bancorporation, Inc. (IL)
Howard Bancorp, Inc. (MD)	1st Mariner Bank (MD)
Pacific Premier Bancorp, Inc. (CA)	Plaza Bancorp (CA)
National Bank Holdings Corporation (CO)	Peoples, Inc. (KS)
Southside Bancshares, Inc. (TX)	Diboll State Bancshares, Inc. (TX)
Carolina Financial Corporation (SC)	First South Bancorp, Inc. (NC)
First Merchants Corporation (IN)	Independent Alliance Banks, Inc. (IN)
Heartland Financial USA, Inc. (IA)	Citywide Banks of Colorado, Inc. (CO)
First Busey Corporation (IL)	First Community Financial Partners, Inc. (IL)
Bryn Mawr Bank Corporation (PA)	Royal Bancshares of Pennsylvania, Inc. (PA)
Renasant Corporation (MS)	Metropolitan BancGroup, Inc. (MS)

(1)
Core deposits defined as total deposits less time deposits greater than $250,000 (for the purpose of calculating tangible book value premium to core deposits)

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to book value per share, transaction price to tangible book value per share and tangible book value premium to core deposits. Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Skagit / Banner
		High	Low	Mean	Median
Transaction Price / LTM Earnings Per Share:	22.5x	28.8x	7.2x	20.0x	20.3x
Transaction Price / Book Value Per Share:	239%	356%	154%	203%	187%
Transaction Price / Tangible Book Value Per Share:	239%	404%	116%	212%	200%
Tangible Book Value Premium to Core Deposits(1):	14.5%	27.1%	6.7%	13.9%	13.9%

(1)
Tangible book value premium to core deposits calculated as deal value less tangible common equity, as a percentage of core deposits (defined as total deposits less time deposits with balances over $100,000), unless noted above.

Banner Comparable Company Analyses

        Sandler O'Neill used publicly available information as of March 31, 2018 unless otherwise noted, and information provided by Banner senior management as of June 30, 2018, to compare selected financial information for Banner with a group of banks selected by Sandler O'Neill (which we refer to as the "Banner Peer Group"). The Banner Peer Group consisted of selected major exchange-traded banks headquartered in the western region of the United States with assets between $5 billion and $20 billion, excluding announced merger targets and excluding Cathay General Bancorp, Hanmi Financial Corporation, Hope Bancorp Inc., HomeStreet, Inc., Luther Burbank Corporation and Washington Federal, Inc. due to lack of similarity in business models and/or operating strategies of these companies when compared with Banner. The Banner Peer Group consisted of the following companies:

Bank of Hawaii Corporation(1)	Pacific Premier Bancorp, Inc.(1)(2)
Columbia Banking System, Inc.	CVB Financial Corp.(1)(2)
First Interstate BancSystem, Inc.(2)	Opus Bank(1)
Glacier Bancorp, Inc.(1)	Central Pacific Financial Corp.
Banc of California, Inc.	Westamerica Bancorporation(1)

(1)
Financial data as of or for the period ended June 30, 2018

(2)
Financials not adjusted to reflect pending or recently completed acquisitions. Market value reflects shares issued in transactions which have closed since March 31, 2018

        The analysis compared financial information as of June 30, 2018 for Banner, as provided by Banner senior management, with corresponding publicly available data for the Banner Peer Group as of March 31, 2018, or if available, June 30, 2018, with pricing data as of July 24, 2018. The table below sets forth the data for Banner and the high, low, mean and median data for the Banner Peer Group.

		Banner Peer Group
	Banner	High	Low	Mean	Median
Total Assets (in millions)	$10,379	$17,124	$5,578	$9,883	$9,244
Market Value (in millions)	$2,010	$3,721	$858	$2,213	$2,396
Price/Tangible Book Value	203%	345%	142%	249%	271%
Price/Annualized YTD Earnings Per Share	16.4x	22.3x	15.1x	18.1x	17.5x
Price/Estimated 2018 Earnings Per Share	17.4x	33.4x	14.1x	18.8x	17.5x
Price/Estimated 2019 Earnings Per Share	15.9x	20.2x	11.8x	15.3x	14.9x
Current Dividend Yield	2.3%	2.9%	0.0%	2.3%	2.5%
1 Year Price Change	10.5%	25.7%	–7.3%	7.2%	8.0%
YTD Efficiency Ratio	66.5%	78.7%	39.7%	57.6%	55.9%
YTD Net Interest Margin	4.37%	4.99%	2.94%	3.60%	3.45%
YTD Return on Average Assets	1.21%	1.71%	0.33%	1.17%	1.27%
YTD Return on Average Tangible Common Equity	12.3%	18.0%	2.2%	13.8%	14.9%
Tangible Common Equity/Tangible Assets	9.8%	12.1%	6.6%	8.9%	8.9%
Loans/Deposits	91%	100%	25%	77%	79%
Non-performing Assets/Total Assets	0.16%	0.90%	0.08%	0.43%	0.33%

Banner Stock Trading History

        Sandler O'Neill reviewed the historical stock price performance of Banner common stock for the one-year and three-year periods ended July 24, 2018. Sandler O'Neill then compared the relationship between the stock price performance of Banner's common stock to movements in the Banner Peer Group (as described above) as well as certain stock indices.

Banner One-Year Stock Price Performance

	Beginning July 24, 2017	Ending July 24, 2018
Banner	100.0%	110.5%
Banner Peer Group	100.0%	108.0%
NASDAQ Bank	100.0%	113.3%
S&P 500	100.0%	114.2%

Banner Three-Year Stock Price Performance

	Beginning July 24, 2015	Ending July 24, 2018
Banner	100.0%	131.9%
Banner Peer Group	100.0%	131.3%
NASDAQ Bank	100.0%	147.0%
S&P 500	100.0%	135.6%

Banner Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value per share of Banner common stock assuming that Banner performed in accordance with publicly available consensus analyst net income estimates for Banner for the second half of the year ending December 31, 2018 and the full year ending December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio for the years ending December 31, 2018 through December 31, 2022, as directed by the senior management of Banner. To approximate the terminal value of Banner common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings per share multiples ranging from 14.5x to 22.0x and price to December 31, 2022 tangible book value per share multiples ranging from 160% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Banner common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Banner common stock of $46.71 to $84.50 when applying multiples of earnings per share and $45.35 to $86.98 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	14.5x	16.0x	17.5x	19.0x	20.5x	22.0x
7.0%	$58.67	$63.83	$69.00	$74.17	$79.34	$84.50
8.0%	$56.42	$61.38	$66.33	$71.29	$76.24	$81.20
9.0%	$54.28	$59.04	$63.79	$68.55	$73.30	$78.06
10.0%	$52.25	$56.81	$61.38	$65.94	$70.50	$75.07
11.0%	$50.31	$54.69	$59.08	$63.46	$67.84	$72.22
12.0%	$48.47	$52.68	$56.89	$61.09	$65.30	$69.51
13.0%	$46.71	$50.75	$54.80	$58.84	$62.88	$66.93

	Tangible Book Value Per Share Multiples
Discount Rate	160%	180%	200%	220%	240%	260%
7.0%	$56.91	$62.92	$68.94	$74.95	$80.97	$86.98
8.0%	$54.74	$60.51	$66.27	$72.04	$77.81	$83.58
9.0%	$52.67	$58.20	$63.74	$69.27	$74.81	$80.34
10.0%	$50.70	$56.02	$61.33	$66.64	$71.95	$77.26
11.0%	$48.83	$53.93	$59.03	$64.13	$69.23	$74.33
12.0%	$47.05	$51.94	$56.84	$61.74	$66.64	$71.53
13.0%	$45.35	$50.05	$54.76	$59.46	$64.17	$68.87

        Sandler O'Neill also considered and discussed with the Skagit board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Banner's net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Banner common stock, applying the price to 2022 earnings per share multiples range of 14.5x to 22.0x referred to above and a discount rate of 9.69%.

	Earnings Per Share Multiples
Variance to Net Income Estimate	14.5x	16.0x	17.5x	19.0x	20.5x	22.0x
(15.0%)	$46.17	$50.10	$54.02	$57.95	$61.88	$65.81
(10.0%)	$48.40	$52.56	$56.72	$60.88	$65.04	$69.20
(5.0%)	$50.64	$55.03	$59.42	$63.81	$68.20	$72.59
0.0%	$52.87	$57.49	$62.11	$66.73	$71.36	$75.98
5.0%	$55.10	$59.96	$64.81	$69.66	$74.51	$79.37
10.0%	$57.34	$62.42	$67.50	$72.59	$77.67	$82.76
15.0%	$59.57	$64.89	$70.20	$75.52	$80.83	$86.15

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O'Neill utilized the following information and assumptions: (i) the merger closes on December 31, 2018; (ii) certain internal financial projections for Skagit for the year ending December 31, 2018, as provided by the senior management of Skagit, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Skagit; (iii) publicly available consensus analyst net income estimates for Banner for the second half of the year ending December 31, 2018 and the full year ending December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio for Banner for the years ending December 31, 2018 through December 31, 2022, as directed by the senior management of Banner; and (iv) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated revenue impacts following the closing of the merger, as directed by the senior management of Banner. The analysis indicated that the merger would be accretive to Banner's earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2022, and dilutive to Banner's estimated tangible book at closing.

        In connection with this analysis, Sandler O'Neill considered and discussed with the Skagit board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted

that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Relationship

        Sandler O'Neill acted as Skagit's financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.25% of the aggregate purchase price, which fee at the time of announcement was approximately $2.4 million and is contingent upon consummation of the merger. Sandler O'Neill also received a fee of $300,000 for rendering its opinion, which fairness opinion fee will be credited in full towards the transaction fee becoming due and payable to Sandler O'Neill on the day of closing of the merger. Skagit has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement. In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill did not provide any other investment banking services to Skagit nor did Sandler O'Neill provide any investment banking services to Banner in the two years preceding the date thereof. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Banner and its affiliates. Sandler O'Neill may also actively trade the equity and debt securities of Banner and its affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers.

Certain Banner and Skagit Unaudited Prospective Financial Information

        Banner and Skagit do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, this proxy statement/prospectus contains certain limited unaudited prospective financial information for Banner and Skagit (which we refer to as the "projections") to give Skagit shareholders access to certain information provided to Banner and Skagit and their boards of directors, respectively, and the parties' respective financial advisors in connection with the merger.

        The projections were not prepared with a view toward public disclosure. As a result, the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Banner, Skagit or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Banner's and Skagit's businesses, all of which are difficult to predict and many of which are beyond Banner's and Skagit's control. In addition, since the projections cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.

        The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Banner's performance, Skagit's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Banner's reports filed with the SEC. For other factors that could cause the actual results to differ from the results forecasted in the projections, please see the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in this proxy statement/prospectus.

        The projections were not prepared with a view toward complying with GAAP, the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Moss Adams LLP, which serves as Banner's current independent registered public accounting firm and as Skagit's independent auditor, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects of the merger (other than with respect to certain projections related to the surviving corporation set forth under "—Pro Forma Financial Analysis" below), and do not attempt to predict or suggest future results of the surviving corporation of the merger or give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Banner as a result of the merger, the effect on Banner or Skagit of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Neither Banner nor Skagit can give any assurance that, had the projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Further, the projections do not take into account the effect of any possible failure of the merger to occur. None of Banner, Skagit, Sandler O'Neill, D.A. Davidson & Co., Banner's financial advisor, which we refer to as "Davidson," nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by Banner or Skagit that they are viewed by Banner or Skagit as material information of Banner or Skagit, respectively, particularly in light of the inherent risks and uncertainties associated with such projections. None of Banner, Skagit, Sandler O'Neill, Davidson or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of Banner or Skagit or other person regarding Banner's or Skagit's ultimate performance compared to the information contained in the projections or that the forecasted results will be achieved. The projections included below are being provided because they were made available to and considered by Sandler O'Neill and Davidson and Skagit and Banner and their respective boards of directors in connection with the merger.

        In light of the foregoing, and considering that the special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, Skagit shareholders are cautioned not to place unwarranted reliance on such information, and Skagit shareholders are urged to review Banner's most recent SEC filings and other documents incorporated herein by reference for a description of Banner's reported financial results and the financial information of Skagit included in this proxy statement/prospectus. See "Where You Can Find More Information."

Certain Projections Regarding Skagit

        Skagit provided to Sandler O'Neill and Sandler O'Neill used in its analysis, and Skagit provided to Banner and Davidson, an estimated earnings per share for Skagit of $18.97 for the year ending December 31, 2018, as well as an assumed long-term earnings per share growth rate of 7% for the years ending December 31, 2019 through December 31, 2022.

Certain Projections Regarding Banner

        Sandler O'Neill discussed with Banner and Skagit and used in its analysis an estimated net income for Banner of $55 million for the second half of the year ending December 31, 2018 and $125 million for the full year ending December 31, 2019, which consisted of consensus "street estimates," as well as an assumed long-term earnings per share growth rate of 7% for the years ending December 31, 2020 through December 31, 2022.

Pro Forma Financial Analysis

        Banner provided the following assumptions for purposes of a pro forma merger analysis to Skagit and Sandler O'Neill:

        Purchase Accounting Adjustment Assumptions:

  •
  Fair value adjustment on loans of negative 1.77% ($8.8 million credit mark, $2.0 million interest rate mark)

  •
  Mark on available-for-sale and held-for-sale securities portfolios of negative $5.7 million

  •
  Fixed asset write-up of $3.6 million

  •
  Time deposit discount of $0.7 million

        Pro Forma Capital Assumptions:

  •
  Tangible-common-equity-to-tangible-assets ratio of 9.4%

        Transaction Expense and Cost Savings Assumptions:

  •
  Pre-tax transaction related expenses of $14 million

  •
  Estimated cost savings of 40% of Skagit's expected non-interest expense base

        Other Assumptions:

  •
  Durbin Amendment impact of $1.2 million decrease in annual interchange fee income

  •
  Core deposit intangible estimate of $16.9 million (amortization over 10 years using sum-of-years digits method)

Closing and Effective Time of the Merger

        Unless the parties otherwise mutually agree, the closing of the merger will take place at 10:00 a.m. Seattle time on a date which will be no later than three (3) business days after satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 94 for a more complete description of the conditions that must be satisfied prior to closing. The date on which the closing occurs sometimes is referred to in this proxy statement/prospectus as the closing date.

        On the closing date, the parties will execute and file articles of merger with the Secretary of State of the State of Washington and a plan of merger. The merger will become effective at such time as designated in the articles of merger and plan of merger, or if no time is designated, at the time of filing of the articles of merger and plan of merger.

Interests of Directors and Executive Officers of Skagit in the Merger

        In considering the recommendation of the Skagit board of directors that you vote to approve the merger agreement, you should be aware that some of Skagit's directors and executive officers may have certain interests, including financial interests, in the merger that may be different from, or in addition to, those of Skagit shareholders generally. The Skagit board of directors was aware of these interests, and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See the sections entitled "The Merger—Background of the Merger" and "The Merger—Skagit's Reasons for the Merger; Recommendation of the Skagit Board of Directors." These interests are described in more detail below, and certain of them are quantified in the narrative below.

Voting and Support Agreements

        In connection with the execution of the merger agreement, Banner entered into voting and support agreements with the directors and executive officers of Skagit and/or their affiliates, in which each such person agreed, among other things, to vote the shares of Skagit common stock owned beneficially or of record by such person and over which such person has voting power in favor of the merger agreement and the proposal to adjourn or postpone the special meeting of the Skagit shareholders to a later date if there are not sufficient votes to approve the merger agreement, and against any alternative acquisition proposal or other action that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, as well as certain other restrictions with respect to the voting and transfer of such person's shares of Skagit common stock. The voting and support agreements entered into by non-management directors also include non-competition provisions pursuant to which such persons agree, for a period of two years from the closing of the merger, not to become involved with or serve a competing business that has a branch office or other office in, or does materially business in, any county in the State of Washington in which Skagit Bank or any banking subsidiary of Banner had commercial banking offices as of July 25, 2018 (which we refer to as a "competing business") or in any manner otherwise become involved in the organization, pre-opening phases, or formation of a competing business (other than using services of a competing business that are generally available to the public). Each of the voting and support agreements also contains non-solicitation provisions pursuant to which the applicable director or executive officer agrees (i) not to solicit or hire any employees of Banner, Skagit or any of their subsidiaries to participate in a competing business or to resign or terminate their employment with Banner, Skagit or any of their subsidiaries and (ii) not to solicit customers of Banner, Skagit or any of their subsidiaries to transfer their business to a competing business or to cease conducting business with Banner, Skagit or any of their subsidiaries. The voting and support agreements also contain provisions relating to the non-disclosure of confidential information of Banner, Skagit or any of their subsidiaries obtained by the shareholder while serving as a director, officer, employee or shareholder of Skagit or any of its subsidiaries.

        The voting and support agreements entered into by Cheryl R. Bishop, Skagit's Chief Executive Officer, Ken Johnson, Skagit's President and Chief Operating Officer, Richard C. Humphreys, Skagit's Chief Credit Officer, and Carla F. Tucker, Skagit's Chief Financial Officer, do not contain the non-competition provisions described above but do contain the provisions relating to non-solicitation and confidentiality described above.

        For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements" beginning on page 98 and Annex D to this proxy statement/prospectus which contains a form of the voting and support agreements.

        A total of approximately 130,630 shares of Skagit common stock, or approximately 24.0% of the shares of Skagit common stock outstanding as of the record date for the special meeting, were subject to such voting and support agreements.

Treatment of Skagit Stock Options

        At the effective time of the merger, each Skagit option that is outstanding as of immediately prior to the effective time of the merger will fully vest and be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of Skagit common stock subject to the Skagit option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of (1) the product of the exchange ratio and the Banner average closing price over (2) the exercise price per share of Skagit common stock subject to such Skagit option as of the effective time of the merger.

        None of Skagit's four executive officers is expected to hold any unvested equity awards as of the closing date.

Change in Control Agreements

        Skagit Bancorp and Skagit Bank (either and/or both being referred to as the "Company" for purposes of the following discussion) have previously entered into change in control severance agreements with each of Skagit's executive officers.

        The agreements provide that, if the Company terminates the executive officer's employment without "cause" or the executive officer resigns for "good reason" (each as defined in the applicable agreement) and, within 18 months thereafter, the Company enters into an agreement providing for a change in control or any party announces or is required to announce a prospective change in control, which change in control is consummated, then the Company will pay the executive officer a single cash payment in an amount equal to two times the greater of (a) the highest compensation received by the executive officer during any of the most recent three calendar years, and (b) 130% of the executive officer's base compensation as of the date of termination of employment.

        In addition, if a change in control is consummated while the executive officer is employed by the Company, then, upon the closing of such change in control (regardless of whether the executive officer continues his or her employment with the acquiring company), the Company will pay the executive officer a single cash payment in an amount equal to two times the greater of (a) the highest compensation received by the executive officer during any of the three most recent calendar years, and (b) 130% of the executive officer's base compensation as of the date on which the closing occurs.

        The agreements provide that, if payments under the agreements, together with any other payments or benefits received by the executive officer from the Company or the acquiring company, would cause such agreement payments to be "parachute payments" (within the meaning of the Code), then such agreement payments will be reduced so that no agreement payments constitute "parachute payments."

        Quantification of Payments.    The estimated aggregate amount that would be payable to Skagit's four executive officers if the effective time occurred on August 21, 2018 under their change in control severance agreements is $3,016,159.

Prorated Bonuses

        Under the merger agreement, Skagit Bank is entitled to pay prorated awards under the annual or quarterly cash incentive plans of Skagit Bank as of the closing for the 12-month or 3-month, respectively, period in which the closing occurs to the extent such amounts are accrued in the final closing statement delivered under the merger agreement and Skagit's financial statements in the ordinary course of business, consistent with past practice.

        Quantification of Payments.    The estimated aggregate amount that would be payable to Skagit's four executive officers (based on target performance) if the effective time were to occur on August 21, 2018 is $183,970.

Prorated 401(k) Plan Contributions

        Under the merger agreement, Skagit Bank is entitled to make prorated matching and profit-sharing contributions to Skagit Bank's 401(k) plan for the year in which the closing occurs immediately prior to the closing for all participants in the plan to the extent such amounts are accrued in the final closing statement delivered under the merger agreement and Skagit's financial statements in the ordinary course of business, consistent with past practice.

        Quantification of Payments.    The estimated aggregate amount that would be contributed to Skagit Bank's 401(k) plan for the benefit of Skagit's four executive officers if the effective time were to occur on August 21, 2018 is $42,132.

Cheryl R. Bishop Service on Banner Board

        The merger agreement provides that effective immediately following the closing of the merger, Banner will take such actions as are necessary to appoint Cheryl R. Bishop to the board of directors of Banner.

Indemnification and Insurance

        As described under "The Merger Agreement—Indemnification and Insurance," the merger agreement provides that, for a period of six (6) years from and after the effective time of the merger, to the fullest extent permitted by applicable law, the surviving corporation will indemnify and hold harmless, to the extent such persons are indemnified as of July 25, 2018 by Skagit pursuant to Skagit's articles of incorporation and bylaws, or pursuant to certain indemnification agreements in effect on July 25, 2018, and will also advance expenses as incurred to the extent provided under Skagit's articles of incorporation and bylaws (or such indemnification agreements), each present and former director and officer of Skagit and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of Skagit or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, subject to such person providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement requires that, for a period of six (6) years after the effective time of the merger, the surviving corporation maintain Skagit's existing directors' and officers' liability insurance policies, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events which occurred at or before the effective time of the merger. However, the surviving corporation is not required to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of July 25, 2018 by Skagit for such insurance, which we refer to as the "premium cap," and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in the surviving corporation's good faith determination, provide the maximum coverage available at an annual premium not exceeding the premium cap. In lieu of the foregoing, Banner or Skagit, in consultation with, but only upon the consent of Banner (which consent may not be unreasonably withheld, conditioned or delayed), may (and at the request of Banner, Skagit will) obtain at or prior to the effective time of the merger a six-year "tail" policy under Skagit's existing directors' and officers' liability insurance policy providing equivalent coverage to that described above, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

The Banner Board of Directors After the Merger

        The merger agreement provides that effective immediately following the effective time of the merger, Banner will appoint Cheryl R. Bishop, Skagit's Chief Executive Officer, to serve on the Banner board of directors.

        Ms. Bishop, 69, has been a director of Skagit and Skagit Bank since 2006 and 1991, respectively. She was appointed Chief Executive Officer of Skagit Bank in 2004 and Chief Executive Officer of Skagit in 2006. She also served as President of Skagit Bank from 2006 to 2015. Ms. Bishop began her career with Skagit Bank in September 1971 as Operations Officer and teller, and held a variety of positons with Skagit Bank prior to becoming Chief Executive Officer. Ms. Bishop provides extensive community banking experience and expertise. Ms. Bishop is active in the communities Skagit serves and has served on the boards of various banking professional associations. She currently serves on the board of the Washington Bankers Association.

Regulatory Approvals

        Completion of the merger and the bank merger are subject to the receipt of all approvals and/or waivers required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board, the FDIC, and the DFI. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Although we currently believe that we should be able to obtain all required regulatory approvals and/or waivers in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Banner after the completion of the merger or will constitute a materially burdensome regulatory condition for purposes of the merger agreement.

        On August 16, 2018, Banner requested a waiver of the approval requirement with the Federal Reserve Board, and, on August 27, 2018, the Federal Reserve Board approved that waiver request. On August 16, 2018, Banner Bank and Skagit Bank filed the required applications with the FDIC and the DFI.

        Federal Reserve Board.    Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act, which we refer to as the "BHC Act," unless the Federal Reserve Board waives that requirement. On August 16, 2018, Banner requested a waiver of this prior approval requirement using procedures outlined in applicable regulations to confirm that an application and approval is not required under Section 3 of the BHC Act. On August 27, 2018, the Federal Reserve Board approved that waiver request. Accordingly, no application to the Federal Reserve is required under Section 3 of the BHC Act.

        Federal Deposit Insurance Corporation.    The prior approval of the FDIC is required under the federal Bank Merger Act to merge Skagit Bank with and into Banner Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (i) the competitive impact of the transaction; (ii) financial and managerial resources of the banks party to the bank merger; (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act of 1977, which we refer to as the "CRA," including their CRA performance ratings; (iv) the banks' effectiveness in combating money-laundering activities; and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Banner Bank and Skagit Bank each received an overall "satisfactory" CRA performance rating in their most recent respective CRA performance examinations, as did Islanders Bank, another wholly owned banking subsidiary of Banner.

        The Bank Merger Act and FDIC regulations require published notice of, and the opportunity for public comment on, the application to the FDIC and authorize the FDIC to hold a public hearing or meeting if the FDIC determines that a hearing or meeting would be appropriate. The FDIC takes into account the views of third-party commenters, particularly on the subject of the merging parties' service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the FDIC.

        Transactions approved by the FDIC generally may not be completed until thirty (30) days after the approval of the FDIC is received, during which time the Department of Justice, which we refer to as the "DOJ," may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC does regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

        Washington State Department of Financial Institutions, Division of Banks.    The bank merger is subject to and must comply with the requirements of the Revised Code of Washington, which we refer to as the "RCW." Under Section 30A.49 of the RCW, notice of the bank merger must be provided to the DFI along with a copy of the Bank Merger Act application filed with the FDIC. Under Section 30A.49 of the RCW, the Director of the Banks shall approve the notice if it appears that: (1) the resulting state bank (which in this case would be Banner Bank) meets the requirements of state law as to the formation of a new state bank; and (2) the agreement between the banks (i) provides an adequate capital structure, (ii) is fair and (iii) is not contrary to the public interest. If the Director of Banks disapproves an agreement, then he or she shall state his or her objections and give an opportunity to the bank to amend the agreement to obviate such objections.

        Additional Regulatory Approvals and Notices.    Notifications and/or applications requesting approval of the merger and/or the bank merger may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. However, Skagit and Banner are not currently aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger.

        Shareholders should note that the approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

        Skagit and Banner believe that the proposed merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals, although Skagit and Banner cannot provide any assurance as to whether the requisite regulatory approvals will be obtained, and, if obtained, as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. There can be no assurance that the regulatory approvals discussed above will be received on a timely basis or at all, or as to the ability of Banner and Skagit to obtain the approvals on satisfactory terms or as to the absence of litigation challenging such approvals.

Accounting Treatment

        Banner prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Banner will be treated as the acquirer for accounting purposes.

NASDAQ Market Listing

        The shares of Banner common stock to be issued in the merger will be listed for trading on the NASDAQ.

Dividends/Distributions

        From and after July 25, 2018, the date of the merger agreement, Skagit may not, and may not permit its subsidiaries to, without the prior written consent of Banner, make, declare or pay or set a record date for any dividend or any other distribution on any shares of its capital stock or other equity or voting securities or certain other securities of Skagit or its subsidiaries other than (i) dividends paid by any subsidiary of Skagit to Skagit or by Skagit to any wholly owned subsidiary of Skagit, (ii) quarterly dividends at a rate not in excess of $1.50 per share of Skagit common stock, (iii) a special cash dividend that the board of directors of Skagit may declare and pay immediately prior to the closing in the event Skagit's adjusted shareholders' equity, as finally determined pursuant to the merger agreement, exceeds $80 million, in an amount not to exceed such excess and (iv) the acceptance of Skagit common stock as payment for the exercise price of Skagit options or for withholding taxes incurred in connection with the exercise of Skagit options or the vesting or settlement of Skagit equity awards outstanding as of July 25, 2018, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on July 25, 2018.

        No dividends or other distributions declared or made with respect to Banner common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Skagit common stock until such holder properly surrenders such shares. See the section entitled "The Merger Agreement—Exchange and Payment Procedures" beginning on page 81 of this proxy statement/prospectus.

Dissenters' Rights

        In accordance with Chapter 13 of the WBCA, Skagit shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their Skagit common stock. Skagit shareholders should recognize that "fair value" of their Skagit common stock as determined pursuant to Chapter 13 of the WBCA could be higher, lower or the same as the merger consideration.

        Skagit shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. Skagit and Banner will require strict compliance with the statutory procedures. If a Skagit shareholder fails to meet any of the requirements for assertion of dissenters' rights, such shareholder will not be entitled to payment in cash for the "fair value" for such shareholder's shares under the WBCA. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Skagit shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Annex C.

        A shareholder who wishes to assert dissenters' rights must (i) deliver to Skagit before the vote of Skagit shareholders is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, and (ii) not vote such shares in favor of the approval of the merger agreement. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Skagit at the following address prior to the special meeting:

Nancy K. Galbreath, Executive Assistant to the CEO
Skagit Bancorp, Inc.
301 East Fairhaven Avenue
Burlington, Washington 98233
(360) 755-0411

or deliver such notice at the special meeting prior to the vote being taken by Skagit shareholders.

        A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for multiple beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Skagit a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Skagit the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

        A shareholder who does not deliver to Skagit prior to the vote being taken by Skagit shareholders a notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the approval of the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Skagit common stock represented by proxy are to be voted will constitute a vote in favor of the approval of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.

        If the merger agreement is approved at the special meeting and the merger is effected, Banner as the surviving corporation will, within ten (10) days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) set a date by which Banner must receive the payment demand, which date will be between thirty (30) and sixty (60) days after notice is delivered; and (v) be accompanied by a copy of Chapter 13 of the WBCA.

        A shareholder wishing to exercise dissenters' rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the merger, and deposit share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

        Within thirty (30) days after the effective time of the merger or receipt of the payment demand, whichever is later, Banner will pay each dissenter with properly perfected dissenters' rights Banner's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Skagit shares before the date of the first announcement to news media or to shareholders of the merger, Banner is not required to make the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. The rate of interest is generally required to be the average rate currently paid by Banner on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances. Shareholders should note that investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, fair value under Chapter 13 of the WBCA.

        A dissenter who is dissatisfied with Banner's estimate of the fair value or believes that interest due is incorrectly calculated may notify Banner of the dissenter's estimate of the fair value and amount of interest due within thirty (30) days after Banner makes or offers payment for the dissenter's shares. If Banner does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Banner must, within sixty (60) days, petition a court to determine the fair value or pay each dissenter whose demand remains unsettled the amount demanded.

        Banner must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to such proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by Banner, or the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Banner elected to withhold payment.

        The court will determine all costs of such proceeding and will assess such costs against Banner, including the reasonable compensation and expenses of appraisers appointed by the court, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 13 of the WBCA. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  •
  against Banner and in favor of any or all dissenters if the court finds Banner did not substantially comply with the requirements of Chapter 13 of the WBCA; or

  •
  against either Banner or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 13 of the WBCA.

        If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Banner, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to dissenters who were benefited.

        In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with such statutory procedures, shareholders who wish to exercise dissenters' rights should consult their legal and financial advisors. There can be no assurance that "fair value" of any such shareholder's Skagit common stock as determined pursuant to Chapter 13 of the WBCA will be greater than or equal to the merger consideration.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Skagit or Banner. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Banner makes with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Skagit and Banner contained in this proxy statement/prospectus or in the public reports of Banner filed with the SEC may supplement, update or modify the factual disclosures about Skagit and Banner contained in the merger agreement. The merger agreement contains representations and warranties by Skagit, on the one hand, and by Banner, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Skagit and Banner were qualified and subject to important limitations agreed to by Skagit and Banner in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Skagit and Banner each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Skagit or Banner at the time they were made or otherwise.

Merger Consideration

        At the effective time of the merger, each outstanding share of Skagit common stock, other than certain shares held by Banner or Skagit (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) or by a Skagit shareholder who properly exercises dissenters' right when and in the manner required under Chapter 23B.13 of the WBCA, will be converted into the right to receive 5.6664 shares of Banner common stock, subject to the adjustment described below.

Potential Adjustment to Exchange Ratio

        Not later than five (5) days after each month-end during the period from the date of the merger agreement until the final closing statement is delivered to Banner as described below, Skagit will, in consultation with Banner and consistent with past practice, prepare in good faith and deliver to Banner

(i) Skagit's consolidated financial statements presenting the financial condition of Skagit and its subsidiaries on a consolidated basis as of the close of business on the last day of such month-end and Skagit's and its subsidiaries' consolidated results of operations for the period from January 1, 2018 through the close of business on the last day of such month-end and (ii) a statement setting forth adjusted shareholders' equity as if such month-end were the shareholders' equity measuring date (each as defined below) (we refer to each such statement as an "interim closing statement"). Each interim closing statement will be prepared in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments and will also reflect accruals for all transaction costs or other liabilities incurred or expected to be incurred at any time at or prior to the closing, including in connection with the transactions contemplated by the merger agreement (whether or not doing so is in accordance with GAAP).

        Not later than five (5) days after the end of the month preceding the month that includes the anticipated closing date (as reasonably agreed in good faith by Banner and Skagit), Skagit will, in consultation with Banner, prepare in good faith and deliver to Banner an updated interim closing statement as of and through the close of business on the last day of the month-end immediately preceding the anticipated closing date prepared in a manner consistent with the interim closing statements (such statement as it may be adjusted in accordance with the merger agreement is referred to as the "final closing statement"); provided, however, that if the anticipated closing date is in the first eight (8) days of a calendar month, then the final closing statement will be prepared as of the month-end of the second month preceding the anticipated closing date (we refer to the date which the final closing statement is as of and through as the "shareholders' equity measuring date"). Skagit must also deliver to Banner a certificate of Skagit's chief financial officer, dated as of the closing date, to the effect that the financial statements set forth in the final closing statement continue to reflect accurately, as of the closing date, the financial condition of Skagit and its subsidiaries in all material respects and meet the requirements of the merger agreement.

        Banner will have the right to review, and have reasonable access to, all relevant books and records, work papers, schedules, memoranda and other documents prepared by Skagit or its subsidiaries or its and their respective accountants in connection with its preparation of the interim closing statements and the final closing statement, as well as to executive, finance and accounting personnel of Skagit and its subsidiaries and any other information which Banner may reasonably request in connection with its review, and Skagit and its subsidiaries and its and their accountants and other representatives will cooperate with and assist Banner and its accountants and other representatives in the review of the interim closing statements and the final closing statement. In the event Banner disputes the final closing statement (including adjusted shareholders' equity set forth therein), Banner will, no later than the later of (i) three (3) days after receiving the final closing statement and (ii) two (2) days prior to the anticipated closing date, give Skagit written notice of its objections, which we refer to as an "objection notice," describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Banner disagrees and, based on the information at its disposal, specifying Banner's proposed calculation of adjusted shareholders' equity. If Banner does not timely deliver an objection notice, adjusted shareholders' equity set forth in the final closing statement delivered by Skagit will be utilized for the calculation of the adjustment to the exchange ratio described below and will be final and binding on all the parties.

        If Banner timely delivers an objection notice, Banner and Skagit will cooperate in good faith to resolve such dispute, and if resolved, the final closing statement and adjusted shareholders' equity as determined by Banner and Skagit in writing will be utilized for calculation of the adjustment to the exchange ratio described below and will be final and binding on all the parties. If Banner and Skagit cannot resolve the dispute within five (5) days after the date of the objection notice, Banner and Skagit will appoint a mutually acceptable independent accounting firm of national or regional reputation, which we refer to as the "independent accounting firm," to promptly review the merger agreement and the disputed items in the objection notice and arbitrate the dispute and determine the final closing statement and adjusted shareholders' equity. The independent accounting firm will be given reasonable access to all records, work papers, schedules, memoranda and other documents relevant to such dispute and will be limited to addressing only the particular disputes referred to in the objection notice that have not been resolved by Banner and Skagit and will determine such disputed amounts, the final closing statement and adjusted shareholders' equity in accordance with the provisions of the merger agreement. Upon reaching its determination of the final closing statement and adjusted shareholders' equity based on its determination of the disputed items, the independent accounting firm will deliver a copy of its calculation of the final closing statement and adjusted shareholders' equity to Banner and Skagit. The determination of the independent accounting firm will be made within twenty (20) days after its engagement and will be final and binding on all the parties. No party or its affiliates may seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the independent accounting firm as to the determination of the final closing statement and adjusted shareholders' equity. The aggregate fees, expenses and costs of the independent accounting firm will be borne (i) by Banner, if the difference, in absolute value terms, between adjusted shareholders' equity as finally determined and adjusted shareholders' equity set forth in the objection notice is greater than the difference, in absolute value terms, between adjusted shareholders' equity as finally determined and adjusted shareholders' equity set forth in the final closing statement as delivered by Skagit to Banner and (ii) otherwise by Skagit, in the form of a reduction to adjusted shareholders' equity for purposes of calculating the adjustment to the exchange ratio described below.

        The merger consideration will be reduced, via a downward adjustment to the exchange ratio of 5.6664, on a dollar-for-dollar basis (based on the average closing price of Banner common stock on the NASDAQ for the consecutive period of the five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the closing date, which we refer to as the "Banner average closing price"), if adjusted shareholders' equity is less than $80 million. Specifically, if adjusted shareholders' equity, as finally determined pursuant to the merger agreement, is less than $80 million (we refer to the difference between $80 million and such adjusted shareholders' equity as the "shareholders' equity shortfall"), the exchange ratio will be reduced by an amount, rounded to the ten-thousandth decimal point, equal to (i) the shareholders' equity shortfall divided by (ii) the number of shares of Skagit common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held by Banner or Skagit which are not converted into the right to receive merger consideration), divided by (iii) the Banner average closing price. If adjusted shareholders' equity, as finally determined pursuant to the merger agreement, is equal to or exceeds $80 million, there will be no adjustment to the exchange ratio, and Skagit may declare and pay a special cash dividend to its shareholders immediately prior to the closing in an amount not to exceed such excess.

        For purposes of the merger agreement, "adjusted shareholders' equity" means the consolidated shareholders' equity of Skagit as set forth in the final closing statement prepared as of and through the shareholders' equity measuring date minus any declared but unpaid dividends as of the shareholders' equity measuring date (or thereafter declared), plus the sum of (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Skagit for services rendered in connection with the transactions contemplated by the merger agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of the merger agreement, (iii) any payment made or expense accrued for the purchase of a directors' and officers' liability insurance policy pursuant to the merger agreement, and (iv) other third-party costs, fees and expenses in an aggregate amount not to exceed $50,000, in each case of clauses (i)-(iv) specifically incurred or accrued by Skagit in connection with the transactions contemplated by the merger agreement, and in each case, paid by Skagit or payable by Skagit prior to the effective time of the merger to the extent reflected as accrued liabilities in the final closing statement.

        Set forth below is a table showing the hypothetical exchange ratios and hypothetical implied values of the merger consideration based on a range of hypothetical adjusted shareholders' equity values, and assuming (i) a Banner average closing price of either (x) $61.60, the closing price per share of Banner common stock on July 25, 2018, the last trading day before the announcement of the merger agreement, or (y) $64.96, the closing price per share of Banner common stock on September 4, 2018, the last practicable trading day before the date of this proxy statement/prospectus and (ii) that the number of shares of Skagit common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held by Banner or Skagit which are not converted into the right to receive merger consideration) is 544,257, the number of shares of Skagit common stock issued and outstanding as of July 25, 2018.

Hypothetical Adjusted Shareholders' Equity	Hypothetical Banner Average Closing Price	Hypothetical Exchange Ratio	Hypothetical Implied Value of Merger Consideration
$80,000,000	$61.60	5.6664	$349.05
80,000,000	64.96	5.6664	368.09
77,500,000	61.60	5.5918	344.46
77,500,000	64.96	5.5957	363.50
75,000,000	61.60	5.5173	339.86
75,000,000	64.96	5.5250	358.90
72,500,000	61.60	5.4427	335.27
72,500,000	64.96	5.4543	354.31
70,000,000	61.60	5.3681	330.68
70,000,000	64.96	5.3836	349.72

        If, prior to the effective time of the merger, the outstanding shares of Banner common stock or Skagit common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment will be made to the exchange ratio and the merger consideration to give Skagit shareholders and Banner the same economic effect as contemplated by the merger agreement prior to such event.

        Based on the number of shares of Banner common stock and shares of Skagit common stock outstanding as of September 4, 2018, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, we expect that Skagit shareholders as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 8.7% of the issued and outstanding shares of Banner common stock immediately following the closing of the merger (without giving effect to any shares of Banner common stock held by Skagit shareholders prior to the merger or any potential adjustment to the exchange ratio).

Fractional Shares

        Banner will not issue any fractional shares of Banner common stock in the merger. In lieu of the issuance of any such fractional share, Banner will pay to each Skagit shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Banner average closing price by (ii) the fraction of a share (after taking into account all shares of Skagit common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Banner common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Effect of the Merger; Effective Time of the Merger; Organizational Documents of the Surviving Corporation

Effect of the Merger

        The merger agreement provides for the merger of Skagit with and into Banner, with Banner surviving the merger as the surviving corporation. We sometimes refer to Banner following the merger as the "surviving corporation."

        As a result of the merger, Skagit shareholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of Banner common stock. All of the other incidents of direct ownership of Skagit common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Skagit, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of Skagit will vest in the surviving corporation, and all debts, duties and liabilities of Skagit will become the debts, liabilities and duties of the surviving corporation.

        Under the merger agreement, Banner is empowered to, at any time prior to the effective time of the merger, change the method or structure of effecting the combination of Skagit and Banner. However, that no such change or amendment may (i) alter or change the amount or kind of the merger consideration, (ii) adversely affect the tax treatment of the merger with respect to either party or its shareholders or (iii) impede or materially delay the consummation of the transaction or the receipt of the requisite regulatory approvals.

Closing; Effective Time of the Merger

        The closing of the merger will take place at 10:00 a.m. Seattle time, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Banner and Skagit. The date on which the closing occurs is referred to as the "closing date."

        On the closing date, the parties will execute and file articles of merger with the Secretary of State of the State of Washington and a plan of merger. The merger will become effective at such time as designated in the articles of merger and plan of merger, or if no time is designated, at the time of filing of the articles of merger and plan of merger, which we refer to as the "effective time of the merger."

Organizational Documents of the Surviving Corporation

        The amended and restated articles of incorporation and bylaws of Banner, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until duly amended in accordance with their respective terms and applicable law. The surviving corporation will continue to exist under the name "Banner Corporation."

Exchange and Payment Procedures

        At or prior to the effective time of the merger, Banner will deposit, or cause to be deposited, with an exchange agent designated by Banner and reasonably acceptable to Skagit, for the benefit of Skagit shareholders, Banner common stock and any cash in lieu of fractional shares to be delivered to Skagit shareholders pursuant to the merger agreement, which amounts we refer to as the "exchange fund." As promptly as practicable after the effective time of the merger, but in no event later than five (5) business days thereafter, Banner will cause the exchange agent to mail to each record holder, as of immediately prior to the effective time of the merger, of shares of Skagit common stock that are converted into the right to receive the merger consideration at the effective time of the merger, a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to certificates of Skagit common stock will pass, only upon proper delivery of the certificates to the exchange agent.

        You should not send in your certificates until you receive the letter of transmittal and instructions.

        Skagit shareholders who properly surrender their certificates or book entry shares to the exchange agent, accompanied by a properly completed and duly executed letter of transmittal will receive for each Skagit share the stock consideration plus any cash payable in lieu of any fractional shares of Banner, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration, dividends or distributions or cash in lieu of fractional shares.

Distributions with Respect to Unsurrendered Shares

        No dividends or other distributions declared with respect to Banner common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Skagit common stock until such holder surrenders such shares. After such surrender, the record holder will be entitled to receive any dividends or other distributions, without interest, that have been become payable with respect to the holder's whole shares of Banner common stock.

Transfers Following the Effective Time of the Merger

        After the effective time of the merger, there will be no transfers on the stock transfer books of Skagit of the shares of Skagit common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any such certificates or book entry shares are presented for transfer to the exchange agent, they will be canceled and exchanged for the merger consideration as provided in the merger agreement.

Termination of Exchange Fund

        Any portion of the exchange fund that remains unclaimed by Skagit shareholders for six (6) months after the effective time of the merger will be delivered to the surviving corporation. From and after such time, any former holders of Skagit common stock who have not exchanged their shares may thereafter look only to the surviving corporation for payment of the merger consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Banner common stock such holder has the right to receive pursuant to the merger agreement. None of Banner, Skagit, the surviving corporation nor the exchange agent, nor any other person, will be liable to any former holder of Skagit common stock for any amount delivered in good faith to a public official pursuant to abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

        If any certificate representing shares of Skagit common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if reasonably required by Banner or the exchange agent, the posting by such person of a bond in such amount as Banner or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration, any cash in lieu of fractional shares, and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

Withholding Rights

        Banner will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any amounts payable pursuant to the merger agreement to any holder of Skagit common stock or Skagit equity awards such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax laws, and any such withheld amounts that are paid to the appropriate governmental authority will be treated for all purposes of the merger agreement as having been paid to the holder of Skagit common stock or equity awards from whom such amounts were deducted or withheld.

Treatment of Skagit Stock Options

        At the effective time of the merger, each Skagit option that is outstanding as of immediately prior to the effective time of the merger will fully vest and be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of Skagit common stock subject to the Skagit option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of (1) the product of the exchange ratio and the Banner average closing price over (2) the exercise price per share of Skagit common stock subject to such Skagit option as of the effective time of the merger.

Dissenters' Rights

        All shares of Skagit common stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by a Skagit shareholder who did not vote in favor of the merger agreement or the merger and who exercises dissenters' rights when and in the manner required under Chapter 23B.13 of the Washington Business Corporation Act, which we refer to as the "WBCA," will not be converted into or be exchangeable for the right to receive the merger consideration, but instead such holder will be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA. At the effective time of the merger, such dissenting shares will no longer be outstanding and will automatically be canceled and will cease to exist, and such holder will cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCA and the merger agreement, unless and until such holder has failed to perfect or has effectively withdrawn or lost rights to demand or receive the fair value of such shares of Skagit common stock under the WBCA.

        If any shareholder dissenting pursuant to the WBCA and the merger agreement has failed to perfect or has effectively withdrawn or lost any such right, such holder's shares of Skagit common stock will then be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time of the merger, the merger consideration for each such share of Skagit common stock, in accordance with the merger agreement, without any interest.

        Skagit will give Banner (i) prompt notice of any written notices Skagit receives from or on behalf of its shareholders to exercise dissenters' rights in respect of any shares of Skagit common stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Skagit relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Skagit may not, except with the prior written consent of Banner, make any payment with respect to, or settle, or offer or agree to settle, any such demand. Any merger consideration made available to the exchange agent to exchange for shares of Skagit common stock for which dissenters' rights have been perfected will be returned to Banner upon demand.

        See also "The Merger—Dissenters' Rights" on page 74.

Representations and Warranties

        The merger agreement contains representations and warranties made by Skagit and Banner. These include, among other things, representations relating to:

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  valid corporate organization and existence;

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  capitalization;

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  authority to enter into the merger and the binding nature of the merger agreement;

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  no breach of organizational documents, law or other agreements as a result of the merger;

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  third-party consents and approvals;

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  filing of necessary reports with regulatory authorities;

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  conformity of financial statements with GAAP;

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  internal controls over financial reporting and disclosure controls and procedures;

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  broker/finder fees;

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  operation in the ordinary course of business and absence of material adverse effects since December 31, 2017;

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  involvement in litigation and orders issued by governmental authorities;

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  compliance with applicable laws;

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  material contracts;

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  agreements with regulatory agencies;

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  absence of any action or awareness of any fact or circumstance that could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  the receipt of a fairness opinion from each party's respective financial advisor; and

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  accuracy of the information supplied for inclusion in this proxy statement/prospectus and the registration statement of which it forms a part.

        Banner also makes certain representations and warranties to Skagit in the merger agreement regarding its SEC filings.

        Skagit makes additional representations and warranties to Banner in the merger agreement relating to, among other things:

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  certain tax matters;

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  certain employee benefit matters, including matters relating to employee benefit plans;

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  labor relations and employment matters;

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  risk management instruments;

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  certain environmental matters;

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  its investment and commodities portfolio;

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  matters relating to owned and leased real property and personal property;

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  intellectual property;

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  related party transactions;

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  inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

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  its loan portfolio;

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  insurance coverage; and

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  absence of any requirement for Skagit and its subsidiaries to be registered, licensed or qualified as broker-dealer, investment advisor and insurance subsidiaries under applicable laws.

        Some of the representations and warranties contained in the merger agreement are qualified by as to "materiality" or by a "material adverse effect" standard. For purposes of the merger agreement, a "material adverse effect" means, with respect to Banner, Skagit or the surviving corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement.

        However, in the case of clause (i) above, a material adverse effect will not be deemed to include the impact of:

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  changes, after July 25, 2018, in GAAP or applicable regulatory accounting requirements or their enforcement, implementation or interpretation;

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  changes, after July 25, 2018, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate;

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  changes, after July 25, 2018, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, including any disruption in any financial, banking or securities markets in general and any decline in the price of any market index or any change in prevailing interest rates;

  •
  changes relating to or arising out of the public disclosure of the merger agreement or of the transactions contemplated thereby, other than with respect to certain specified representations and warranties;

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  a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof;

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  changes in the trading price of Skagit common stock or Banner common stock (as applicable), in and of itself, but not including any underlying causes thereof; or

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  actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, except, in the case of the first, second and third bullets above, to the extent that the effects of such changes are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its subsidiaries operate.

Conduct of Businesses of Skagit and Banner Prior to Completion of the Merger

        Under the merger agreement, Skagit has agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from July 25, 2018 to the effective time of the merger. In general, subject to certain exceptions set forth in the merger agreement, Skagit is required to, and to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships with customers, regulators and other persons and each of Skagit and Banner will, and will cause their respective subsidiaries to, take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the merger or to perform its covenants and agreements or to consummate the transactions contemplated by the merger agreement on a timely basis.

        In addition, subject to certain exceptions set forth in the merger agreement, Skagit will not, and will not permit any of its subsidiaries to, without the prior written consent of Banner (such consent not to be unreasonably withheld, conditioned or delayed):

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  incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice;

  •
  adjust, split, combine or reclassify any capital stock or other equity interest;

  •
  make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act of 1933 any shares of its capital stock or other equity or voting securities or any securities or obligations convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or certain other securities of Skagit or its subsidiaries, except for (i) dividends paid by any subsidiary of Skagit to Skagit or any wholly owned subsidiary of Skagit, (ii) quarterly dividends at a rate not in excess of $1.50 per share of Skagit common stock, (iii) a special cash dividend that the board of directors of Skagit may declare and pay immediately prior to the closing in the event adjusted shareholders' equity, as finally determined pursuant to the merger agreement, exceeds $80 million, in an amount not to exceed such excess and (iv) the acceptance of Skagit common stock as payment for the exercise price of Skagit options or for withholding taxes incurred in connection with the exercise of Skagit options or the vesting or settlement of Skagit equity awards outstanding as of July 25, 2018, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on July 25, 2018;

  •
  grant any Skagit equity awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire certain securities of Skagit or its subsidiaries;

  •
  issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or certain other securities of Skagit and its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, or certain other securities of Skagit and its subsidiaries, except pursuant to the exercise, vesting or settlement of Skagit equity awards outstanding as of July 25, 2018 in accordance with their terms as in effect on July 25, 2018;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

  •
  except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

  •
  terminate, amend, or waive any provision of, certain contracts, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business consistent with past practice without material changes of terms with respect to Skagit and in consultation with Banner, or enter into certain material contracts;

  •
  except as required under the terms of any Skagit benefit plan existing as of July 25, 2018, (i) enter into, adopt, amend or terminate any collective bargaining agreement or benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the payment of bonuses based on actual performance in accordance with the terms of the applicable Skagit benefit plan as in effect on July 25, 2018 in the ordinary course of business, consistent with past practice, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

  •
  settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of Skagit or its subsidiaries or the surviving corporation;

  •
  take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

  •
  merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

  •
  materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP as concurred in by its independent auditors;

  •
  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

  •
  make or acquire any loans or extensions of credit outside of the ordinary course of business consistent with past practice and Skagit's lending policies and procedures in effect as of July 25, 2018 or that exceed Skagit's internal lending limits such that the loans or extension of credit would require approval by the Loan Committee of the Skagit board, unless Skagit has notified and provided the relevant loan package to Banner and thereafter has consulted with Banner for at least two (2) business days after the relevant loan package is provided to Banner;

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  make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

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  make, or commit to make, any capital expenditures that exceed by more than 5% in the aggregate the capital expenditures budget of Skagit in effect on July 25, 2018;

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  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

  •
  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

  •
  materially reduce the amount of its insurance coverage;

  •
  amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions described above.

        Banner has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from July 25, 2018 to the effective time of the merger. Subject to certain exceptions set forth in the merger agreement, Banner will not, and will not permit any of its subsidiaries to, without the prior written consent of Skagit (such consent not to be unreasonably withheld, conditioned or delayed):

  •
  amend Banner's articles of incorporation or bylaws in a manner that would adversely affect the holders of Skagit common stock disproportionately relative to other holders of Banner common stock;

  •
  adjust, split, combine or reclassify any capital stock of Banner;

  •
  take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions described above.

Regulatory Matters

        Banner and Skagit have agreed to cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, within thirty (30) business days of July 25, 2018) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.

        Each of Skagit and Banner will, and will cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and the bank merger and, subject to the conditions set forth in the merger agreement, to consummate the transactions contemplated by the merger agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is advisable or required to be obtained by Skagit or Banner or any of their respective subsidiaries in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement, and each of Banner and Skagit agrees to use its reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement.

        However, under no circumstances will Banner or any of its subsidiaries be required, and Skagit and its subsidiaries will not be permitted (without Banner's written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the merger agreement to, Banner, the surviving corporation or their subsidiaries, or have a material and adverse effect on Banner, the surviving corporation and their respective subsidiaries, taken as a whole, or Skagit and its subsidiaries, taken as a whole (in each case, measured on a scale relative to Skagit and its subsidiaries, taken as a whole), after giving effect to the merger (we refer to any of the foregoing as a "materially burdensome regulatory condition").

Skagit Shareholder Meeting; Withdrawal of Recommendation; Restructuring

        Pursuant to the merger agreement, Skagit agreed to call a meeting of its shareholders, to be held as soon as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective, for the purpose of obtaining the vote of Skagit shareholders required to approve the merger agreement, which we refer to as the "requisite Skagit shareholder vote." Skagit and its board must use their reasonable best efforts to obtain from Skagit shareholders such requisite Skagit shareholder vote, including by communicating to Skagit shareholders the Skagit board's recommendation (and including such recommendation in this proxy statement/prospectus) that the Skagit shareholders adopt and approve the merger agreement and the transactions contemplated by the merger agreement, and may not (i) withhold, withdraw, modify or qualify such recommendation in a manner adverse to Banner, (ii) fail to make the Skagit board recommendation in favor of the merger agreement in this proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Skagit board recommendation, in each case within ten (10) business days after such acquisition proposal is made public or any request by Banner to do so (which request may be made once per acquisition proposal, and any material change thereto) (or such fewer number of days as remains prior to the Skagit shareholder meeting), or (v) publicly propose to do any of the foregoing (we refer to any of the foregoing as a "recommendation change").

        However, prior to the time the requisite Skagit shareholder vote is obtained, the Skagit board may make a recommendation change if and only if (i) Skagit and its subsidiaries and their representatives have complied with certain non-solicitation and related obligations regarding acquisition proposals, (ii) an unsolicited bona fide written acquisition proposal is made to Skagit after July 25, 2018 by a third party, and such acquisition proposal is not withdrawn, (iii) the Skagit board has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal (as defined below), (iv) the Skagit board has concluded in good faith (after consultation with its outside legal counsel) that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law, (v) prior to effecting the recommendation change, three (3) business days have elapsed since Skagit has given written notice to Banner advising Banner that Skagit intends to take such action and specifying in reasonable detail the reasons for its change, including the terms and conditions of, and the identity of the person making, any such acquisition proposal that is the basis of the recommendation change (and any amendment or change to any material term of such acquisition proposal will require a new notice and the provisions described in this paragraph will apply anew), (vi) during such three (3)-business day period, Skagit has considered, and engaged in good-faith discussions with Banner regarding, any adjustment or modification of the terms of the merger agreement proposed by Banner, and (vii) the Skagit board, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Banner and delivered to Skagit in writing) that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law.

        An "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of Skagit and its subsidiaries or fifteen percent (15%) or more of any class of equity or voting securities of Skagit or its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Skagit, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Skagit or its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Skagit or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Skagit or its subsidiaries.

        A "superior proposal" means an unsolicited, bona fide written acquisition proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of Skagit and its subsidiaries or all of the outstanding shares of Skagit common stock, and which the Skagit board has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such acquisition proposal and the merger agreement (as it may be proposed to be amended by Banner) and all legal, financial, timing, regulatory and other aspects of such acquisition proposal and the person making the proposal), to be more favorable, from a financial point of view, to Skagit shareholders than the merger with Banner and the transactions contemplated by the merger agreement (as it may be proposed to be amended by Banner) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

        Unless the merger agreement has been terminated in accordance with its terms, the Skagit shareholder meeting must be convened and the merger agreement must be submitted to Skagit shareholders at the Skagit shareholder meeting for the purpose of voting on the approval of the merger agreement, and Skagit may not submit to the vote of its shareholders any acquisition proposal or any transactions contemplated by such acquisition proposal.

        If Skagit fails to obtain the requisite Skagit shareholder vote at a duly convened Skagit shareholder meeting held for that purpose or any adjournment or postponement thereof, unless the merger agreement has been validly terminated in accordance with its terms, both parties will in good faith use their reasonable best efforts to negotiate a restructuring of the transaction provided for in the merger agreement and/or resubmit the merger agreement and the transactions contemplated by the merger agreement (or as restructured pursuant to this paragraph) to Skagit shareholders for approval. However, neither party will have any obligation to (i) alter or change any material terms, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders or (ii) agree to any change that would adversely affect the tax treatment of the merger with respect to such party or its shareholders.

        See also "—Termination of the Merger Agreement" and "—Termination Fee" beginning on pages 95 and 97, respectively, of this proxy statement/prospectus.

No Solicitation

        Skagit has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with, or otherwise cooperate in any way with, any person in connection with or relating to any acquisition proposal (including by affording access to the personnel, properties, books, records or assets of Skagit or its subsidiaries) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

        Notwithstanding the restrictions described above, prior to the receipt of the requisite Skagit shareholder vote, in the event Skagit receives an unsolicited bona fide written acquisition proposal after July 25, 2018 that did not result from a breach of the non-solicitation and related provisions of the merger agreement, it may, and may permit its subsidiaries and Skagit's and its subsidiaries' representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if and only if the Skagit board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to take such actions would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law. However, prior to providing any such confidential or nonpublic information or participating in such negotiations or discussions, Skagit must give Banner at least five (5) business days' prior written notice and enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Banner and Skagit, which confidentiality agreement may not provide such person with any exclusive right to negotiate with Skagit. Skagit will also provide Banner with a copy of any such confidential or nonpublic information provided to any person prior to or simultaneously with furnishing such information to such person, to the extent not previously provided. The merger agreement required Skagit to, and to cause its representatives to, immediately cease any activities, discussions or negotiations conducted before July 25, 2018 with any person other than Banner with respect to any acquisition proposal and to request the return or destruction of any information provided to any such person.

        Skagit will promptly (and within twenty-four (24) hours) advise Banner following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and its substance (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal) and will provide Banner an unredacted copy of such acquisition proposal and any draft agreements, proposals or other materials or correspondence received in connection with such inquiry or acquisition proposal, and will keep Banner apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal (including providing an unredacted copy of such amended or revised acquisition proposal and any further or revised draft agreements, proposals or other materials or correspondence received in connection with such inquiry or acquisition proposal). In addition, Skagit will enforce any existing confidentiality agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements.

Governance Matters

        The directors of Banner at the effective time of the merger will continue to be the directors of the surviving corporation from and after the effective time of the merger, until their successors are duly elected or appointed. In addition, effective immediately following the effective time of the merger, Banner will take such action as is necessary to appoint Cheryl R. Bishop to the board of directors of the surviving corporation.

        The officers of Banner at the effective time of the merger will continue to be the officers of the surviving corporation from and after the effective time of the merger until their successors are duly elected or appointed, together with such additional persons as may thereafter be elected or appointed.

Expenses

        Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Employee Matters

        During the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, Banner will provide, or cause to be provided, to each continuing employee of Skagit and its subsidiaries, who continues to be employed by Banner and its subsidiaries after the effective time of the merger, (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided by Skagit or any such subsidiary, as applicable, to such continuing employee immediately prior to the effective time of the merger, (ii) an annual cash incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of Banner and its subsidiaries, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Banner and its subsidiaries (which requirement Banner may satisfy by providing employee benefits that are substantially comparable in the aggregate to the employee benefits provided by Skagit or its subsidiaries to such continuing employees immediately prior to the effective time of the merger until such time as such continuing employees commence participation in the applicable employee benefit plans of Banner and its subsidiaries).

        In addition, Banner will, or will cause one of its subsidiaries to, provide to each continuing employee whose employment terminates during the 12-month period following the closing date and who is not party to an individual change-in-control or severance agreement with severance benefits equal to the severance benefits for which such continuing employee would be eligible under the severance plans or policies of Banner or its affiliates.

        Following the effective time of the merger, Banner will cause any Banner benefit plans in which Skagit employees are eligible to participate to recognize and provide credit for the service of each continuing employee with Skagit and its subsidiaries (and any predecessor thereto) prior to the effective time of the merger for purposes of eligibility, vesting and level of benefits under such Banner plans, subject to certain exceptions. With respect to any Banner plan that provides medical, dental or vision insurance benefits, for the plan year in which such continuing employee is first eligible to participate, Banner will use commercially reasonable efforts to (1) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such continuing employee to the extent such limitation would have been waived or satisfied under the Skagit benefit plan in which such continuing employee participated immediately prior to the effective time of the merger, and (2) credit each continuing employee for any co-payments, deductibles or out-of-pocket expenses incurred by such continuing employee and his or her eligible dependents in such plan year for purposes of any applicable co-payment, deductible and annual out-of-pocket expense requirements under any such Banner plan.

Indemnification and Insurance

        The merger agreement provides that, for a period of six (6) years from and after the effective time of the merger, to the fullest extent permitted by applicable law, the surviving corporation will indemnify and hold harmless, to the extent such persons are indemnified as of July 25, 2018 by Skagit pursuant to Skagit's articles of incorporation and bylaws, or pursuant to certain indemnification agreements in effect on July 25, 2018, and will also advance expenses as incurred to the extent provided under Skagit's articles of incorporation and bylaws (or such indemnification agreements), each present and former director and officer of Skagit and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of Skagit or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, subject to such person providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement requires that, for a period of six (6) years after the effective time of the merger, the surviving corporation maintain Skagit's existing directors' and officers' liability insurance policies, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events which occurred at or before the effective time of the merger. However, the surviving corporation is not required to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of July 25, 2018 by Skagit for such insurance, and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in the surviving corporation's good faith determination, provide the maximum coverage available at an annual premium not exceeding the premium cap. In lieu of the foregoing, Banner or Skagit, in consultation with, but only upon the consent of Banner (which consent may not be unreasonably withheld, conditioned or delayed), may (and at the request of Banner, Skagit will) obtain at or prior to the effective time of the merger a six-year "tail" policy under Skagit's existing directors' and officers' liability insurance policy providing equivalent coverage to that described above, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Special Dividend

        After adjusted shareholders' equity has been finally determined pursuant to the merger agreement for purposes of determining any adjustment to the exchange ratio and the merger consideration, to the extent adjusted shareholders' equity exceeds $80 million, the Skagit board may, upon written notice to Banner and effective immediately prior to the closing, declare and pay a special dividend to Skagit shareholders in an amount not to exceed such excess.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the listing of shares of Banner common stock to be issued in the merger, access to information and confidentiality, coordination with respect to litigation relating to the merger, conversion and integration matters, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

        Each of Banner's and Skagit's obligation to effect the merger is subject to the satisfaction or waiver (subject to applicable law) by each party, at or prior to the effective time of the merger, of the following conditions:

  •
  approval of the merger agreement at the special meeting by the requisite Skagit shareholder vote;

  •
  filing with the NASDAQ of a notification form for the listing of all shares of Banner common stock to be delivered as merger consideration and non-objection by the NASDAQ to such listing;

  •
  all regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by the merger agreement from the Federal Reserve Board, the FDIC, the DFI and, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any other authorizations, consents, orders or approvals from governmental entities required to consummate the transactions contemplated by the merger agreement having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having been expired or been terminated, all of which we refer to as the "requisite regulatory approvals," and in the case of Banner's obligation to effect the merger, no such requisite regulatory approval containing or resulting in, or being reasonably expected to result in, the imposition of any materially burdensome regulatory condition;

  •
  the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn;

  •
  no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement; and

  •
  adjusted shareholders' equity having been finally determined pursuant to the merger agreement.

        Banner's obligation to effect the merger is also subject to the satisfaction or waiver (subject to applicable law), at or prior to the effective time of the merger, of the following conditions:

  •
  accuracy of the representations and warranties of Skagit in the merger agreement as of the date of the merger agreement and as of the closing date, subject to certain exceptions and subject to the materiality standards provided in the merger agreement;

  •
  Skagit's performance of and compliance with in all material respects all of its obligations, covenants and agreements required to be performed and complied with under the merger agreement at or prior to the effective time of the merger;

  •
  delivery by Skagit of officers' certificates as required by the merger agreement;

  •
  receipt of an opinion of Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  holders of not more than 10% of the outstanding shares of Skagit common stock having exercised their dissenters' rights pursuant to the WBCA.

        Skagit's obligation to effect the merger is also subject to the satisfaction or waiver (subject to applicable law), at or prior to the effective time of the merger, of the following conditions:

  •
  accuracy of the representations and warranties of Banner in the merger agreement as of the date of the merger agreement and as of the closing date, subject to certain exceptions and subject to the materiality standards provided in the merger agreement;

  •
  Banner's performance of and compliance with in all material respects all of its obligations, covenants and agreements required to be performed and complied with under the merger agreement at or prior to the effective time of the merger;

  •
  Banner's delivery of officers' certificates as required by the merger agreement; and

  •
  receipt of an opinion of Miller Nash Graham & Dunn LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite Skagit shareholder vote, in the following circumstances:

  •
  by mutual written consent of Banner and Skagit;

  •
  by either Banner or Skagit, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree, or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, or any of the other transactions contemplated by the merger agreement;

  •
  by either Banner or Skagit, if the merger has not been completed on or before April 25, 2019, which we refer to as the "termination date," unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or comply with its obligations, covenants and agreements under the merger agreement;

  •
  by either Banner or Skagit (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement), if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party, and which is not cured within thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by Skagit, if (i) Skagit has complied in all material respects with its non-solicitation and related obligations and certain provisions of the merger agreement related to shareholder approval and the Skagit board recommendation, (ii) the Skagit shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite Skagit shareholder vote has not been obtained and (iii) prior to the Skagit shareholder meeting, Skagit received a superior proposal which did not result from a breach of certain provisions of the merger agreement related to Skagit's non-solicitation and related obligations or its obligations related to shareholder approval and the Skagit board recommendation and the Skagit board has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement in accordance with the termination provision of the merger agreement and has entered into such agreement concurrently with such termination; provided, that following such Skagit shareholder meeting (including any postponements or adjournments thereof) and prior to such termination, Skagit has complied with certain notice and good faith negotiation obligations during a three (3)-business day period equivalent to those applicable in connection with a recommendation change, as described under "—Skagit Shareholder Meeting; Withdrawal of Recommendation; Restructuring";

  •
  by Banner, if the Skagit shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite Skagit shareholder vote has not been obtained; or

  •
  by Banner, prior to the requisite Skagit shareholder vote having been obtained, if Skagit or its board has made a recommendation change or breached in any material respect its non-solicitation or related obligations or its obligations related to shareholder approval and the Skagit board recommendation.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to public announcements and the confidential treatment of information and the termination fee described below and (2) both Banner and Skagit will remain liable for any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.

Termination Fee

        Skagit will be required to pay Banner a termination fee of $7.75 million if the merger agreement is terminated in one of the following circumstances:

  •
  In the event that, after July 25, 2018 and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal has been communicated to or otherwise made known to the Skagit board or senior management or has been made directly to Skagit shareholders, or any person has publicly announced an acquisition proposal with respect to Skagit, (ii) thereafter the merger agreement is terminated (A) by either Banner or Skagit because the merger has not been completed prior to the termination date, and Skagit has not obtained the requisite Skagit shareholder vote but all other conditions to Skagit's obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination, (B) by Banner based on a breach of the merger agreement by Skagit that would constitute the failure of an applicable closing condition, or (C) by Banner based on the requisite Skagit shareholder vote not being obtained at the conclusion of the Skagit shareholder meeting (including any postponements or adjournments thereof), and (iii) prior to the date that is twelve (12) months after the date of such termination, Skagit enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to "15%" will instead refer to "50%." In such case, the termination fee must be paid to Banner on the earlier of the date Skagit enters into such definitive agreement and the date of consummation of such transaction.

  •
  In the event that the merger agreement is terminated by Banner pursuant to the last bullet set forth under "The Merger Agreement—Termination of the Merger Agreement" above. In such case, the termination fee must be paid to Banner within two (2) business days of the date of termination.

  •
  In the event that the merger agreement is terminated by Skagit pursuant to the third from the last bullet set forth under "The Merger Agreement—Termination of the Merger Agreement" above. In such case, the termination fee must be paid to Banner concurrently with, and as a condition to the effectiveness of, such termination.

Amendment and Modification

        The merger agreement may be amended by the parties, at any time before or after receipt of the requisite Skagit shareholder vote. However, after the receipt of the requisite Skagit shareholder vote, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

        At any time prior to the effective time of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of that party.

Governing Law; Jurisdiction

        The merger agreement is governed by and will be construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law. The parties agree that any action or proceeding in respect of any claim arising out of or related to the merger agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in the State of Washington.

Specific Performance

        Each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Voting and Support Agreements

        In connection with the execution of the merger agreement, Banner entered into voting and support agreements with the directors and executive officers of Skagit and/or their affiliates, in which each such person agreed, among other things, to vote the shares of Skagit common stock owned beneficially or of record by such person and over which it has voting power in favor of the merger agreement and the proposal to adjourn or postpone the special meeting of the Skagit shareholders to a later date if there are not sufficient votes to approve the merger agreement, and against any alternative acquisition proposal or other action that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, as well as certain other restrictions with respect to the voting and transfer of such person's shares of Skagit common stock.

        The voting and support agreements also contain certain confidentiality, non-solicitation and, in the case of the voting and support agreements executed by independent directors of Skagit, non-competition covenants, which are applicable upon the closing of the merger and remain in effect for a period of two (2) years after the closing date. If the merger agreement is terminated, the Skagit voting and support agreements will also terminate and be null and void and of no effect, except certain provisions will survive any such termination and such termination will not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements therein.

        The preceding discussion is a summary of the Skagit voting and support agreements and is qualified in its entirety by reference to the form of the Skagit voting and support agreement, which is provided in its entirety as Annex D to this proxy statement/prospectus.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT
ADDITIONAL PROXIES

        Skagit shareholders are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. Skagit does not intend to adjourn the special meeting to solicit additional proxies if the merger agreement is approved at the special meeting.

        The Skagit board unanimously recommends that you vote "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of Skagit common stock that exchange their Skagit common stock for Banner common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders who hold their shares of Skagit common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold Skagit common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts or holders who acquired Skagit common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Skagit common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Skagit common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Skagit common stock, and any partners in such partnership, should consult their own tax advisors regarding the U.S. federal, state, local, foreign or other tax consequences of the merger to them in light of their particular circumstances.

        All holders should consult their own tax advisors regarding the specific tax consequences of the merger to them in light of their particular facts and circumstances, including with respect to the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

        It is a condition to the obligation of Banner to complete the merger that Banner receives an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Skagit to complete the merger that Skagit receives an opinion from Miller Nash Graham & Dunn LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by Banner and Skagit and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (which we refer to as the "IRS"), or any court. Banner and Skagit have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

U.S. Federal Income Tax Consequences to U.S. Holders

        Assuming the receipt and accuracy of the opinions described above, you generally will not recognize gain or loss on the exchange of Skagit common stock for Banner common stock in the merger, except with respect to cash received instead of fractional shares of Banner common stock (as discussed below). The aggregate tax basis of the Banner common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the Skagit common stock you surrender in the merger. Your holding period for the Banner common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the Skagit common stock that you surrender in the merger.

        If you acquired different blocks of Skagit common stock at different times or at different prices, the Banner common stock you receive will be allocated pro rata to each block of Skagit common stock, you should consult your tax advisors as to the determination of the tax bases and holding periods of the shares of Banner common stock received in the merger.

Cash Instead of Fractional Shares

        If you receive cash instead of a fractional share of Banner common stock in the merger, you will be treated as having received such fractional share of Banner common stock pursuant to the merger and then as having sold such fractional share of Banner common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Banner common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of Skagit common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Payments of cash to a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Skagit shareholders are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF BANNER'S CAPITAL STOCK

        The following briefly summarizes the material terms of Banner's capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to Banner's articles of incorporation, bylaws and applicable Washington law.

General

        The authorized capital stock of Banner consists of 55,500,000 shares of capital stock, presently classified as follows:

  •
  50,000,000 shares of common stock, par value $0.01 per share;

  •
  5,000,000 shares of nonvoting common stock, par value $0.01 per share; and

  •
  500,000 shares of serial preferred stock, par value $0.01 per share.

        As of September 4, 2018, there were 32,327,824 shares of Banner common stock, 74,933 shares of Banner nonvoting common stock and no shares of Banner preferred stock issued and outstanding. Banner's common stock is traded on the NASDAQ under the symbol "BANR."

Common Stock

        Each share of Banner common stock has the same relative rights and is identical in all respects with each other share of Banner common stock.

        Subject to any prior rights of the holders of any preferred stock of Banner then outstanding, holders of Banner common stock are entitled to receive such dividends as are declared by Banner's board of directors out of funds legally available for dividends.

        Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of Banner common stock and each share is entitled to one vote. See the sections entitled "Comparison of Shareholders' Rights—Voting Rights" and "Comparison of Shareholders' Rights—Voting Limitations." Subject to any prior rights of the holders of any Banner preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of Banner, holders of shares of Banner common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) are entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of Banner common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Banner, nor do they have cumulative voting rights.

Nonvoting Common Stock

        The holders of Banner nonvoting common stock have no voting rights except as required by the WBCA and as described in the next sentence. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Banner nonvoting common stock, voting separately as a class, is required to amend Banner's articles of incorporation to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Banner nonvoting common stock.

        Except with respect to voting, Banner nonvoting common stock and Banner common stock have the same rights, preferences and privileges, share ratably in all assets of the corporation upon its liquidation, dissolution or winding-up, are entitled to receive dividends (other than certain stock dividends described in the next sentence) in the same amount per share and at the same time, as and if declared by Banner's board of directors, and are equal and identical in all other respects as to all other matters. In the event of any stock dividend having the effect of a stock split, stock combination or other reclassification of shares of either the Banner common stock or the Banner nonvoting common stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, except that holders of Banner common stock will receive only shares of Banner common stock in respect of their shares of Banner common stock and holders of Banner nonvoting common stock will receive only shares of Banner nonvoting common stock in respect of their shares of Banner nonvoting common stock.

        No transfer of shares of Banner nonvoting common stock by the initial holders of those shares (or such holders' affiliates) is permitted, except for specified permitted transfers or transfers to affiliates of the initial holders of the nonvoting common stock. Each share of nonvoting common stock will be converted automatically into one share of common stock upon a permitted transfer.

        In the event of any merger, consolidation, reclassification or other transaction in which the shares of Banner common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Banner nonvoting common stock will simultaneously be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property that such Banner nonvoting common stock would be entitled to receive if it were converted into a share of Banner common stock immediately prior to such transaction. In case of any offer to repurchase shares, pro rata subscription offer, rights offer or similar offer to holders of Banner common stock, Banner is required to provide the holders of Banner nonvoting common stock the right to participate.

Preferred Stock

        Banner's articles of incorporation permit Banner's board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, at such time or times and for such consideration as Banner's board of directors may determine, without shareholder action. Banner's board of directors is expressly authorized at any time, and from time to time, to issue Banner preferred stock, and to fix such voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to fixing the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any voting rights. The ability of Banner's board of directors to approve the issuance of preferred or other stock without shareholder approval could dilute the voting power or other rights or adversely affect the market value of Banner common stock and may make an acquisition by an unwanted suitor of a controlling interest in Banner more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Banner.

        Each share of each series of preferred stock will have the same relative rights as and is identical in all respects with all other shares of the same series.

Anti-Takeover Provisions

        In addition to the ability to issue preferred stock without shareholder approval, Banner's articles of incorporation and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of Banner. See the section entitled "Comparison of Shareholders' Rights."

COMPARISON OF SHAREHOLDERS' RIGHTS

        Both Banner and Skagit are incorporated under the laws of the State of Washington, and, accordingly, the rights of the shareholders of Banner and Skagit are governed by Washington law. The rights of shareholders of Skagit under the articles of incorporation and bylaws of Skagit differ in some respects from the rights that shareholders of Skagit will have as shareholders of Banner under the articles of incorporation and bylaws of Banner following the merger.

        Certain material differences between the provisions contained in the articles of incorporation and bylaws of Banner and the articles of incorporation and bylaws of Skagit, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is as of the date of this proxy statement/prospectus and is not intended to be a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to Washington law, as appropriate, and the articles of incorporation and bylaws of Banner and the articles of incorporation and bylaws of Skagit. Copies of Banner's articles of incorporation and bylaws have been previously filed by Banner with the SEC. To find out where copies of these documents and the articles of incorporation and bylaws of Skagit can be obtained, see the section entitled "Where You Can Find More Information" beginning on page 120 of this proxy statement/prospectus.

BANNER	SKAGIT
Capitalization
The authorized capital stock of Banner consists of 55,500,000 shares of capital stock, presently classified as follows:

•

50,000,000 shares of common stock, par value $0.01 per share;

•

5,000,000 shares of nonvoting common stock, par value $0.01 per share; and

•

500,000 shares of serial preferred stock, par value $.01 per share.

The authorized capital stock of Skagit consists of 5,000,000 shares of capital stock, all of which are of one class of voting common stock with no par value per share.
Banner is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without shareholders' approval.

Banner's board of directors may determine the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of one or more series of preferred stock and the qualifications, limitations and restrictions thereof.
As of the date of this proxy statement/prospectus, no Banner preferred stock is issued or outstanding.

BANNER	SKAGIT
Preemptive Rights
Banner's articles of incorporation provide that Banner shareholders do not have preemptive rights with respect to any Banner shares which may be issued.
Skagit's articles of incorporation provide that holders of all classes of Skagit capital stock have the preemptive right to acquire unissued shares of Skagit capital stock as well as any obligations issued or sold which are convertible into Skagit capital stock, subject to such other rights as determined by the board of directors of Skagit and at such price as the board of directors of Skagit may from time to time fix.
Voting Rights
Under Banner's articles of incorporation, each holder of shares of common stock is entitled to one vote for each share held by such holder.	Under the WBCA, each outstanding share of Skagit common stock is entitled to one vote per share.
Voting Limitations

Banner's articles of incorporation provide that if any person or group acting in concert acquires beneficial ownership of more than 10% of any class of its equity securities without the prior approval by a two-thirds vote of its "continuing directors," (as such term is defined in Banner's articles of incorporation), then, with respect to each vote in excess of 10% of the voting power of Banner's outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person shall be entitled to cast only 1/100th of a vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of its continuing directors and for Banner's employee benefit plans. Under the articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and a majority of Banner's continuing directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement such restriction.
Except as described under "—Business Combinations with Certain Persons," neither Skagit's articles of incorporation nor its bylaws impose restrictions on voting rights of shares owned in excess of any specified threshold.

BANNER	SKAGIT
Dividends / Distributions

Under the WBCA, Banner is prohibited from paying a distribution to shareholders if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Banner were to be dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made, exceed its total assets.
Under the WBCA, Skagit is prohibited from paying a distribution if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Skagit were to be dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made, exceed its total assets.
Notice of Meetings of Shareholders

Banner's bylaws require written or electronic notice that states the date, time and place of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given to each shareholder of record entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the chairman of the board, president, secretary or the directors calling the meeting.
Skagit's bylaws require written notice that states the place, day, and hour of the meeting of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given to each shareholder of record entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days before such meeting.

However, notice of a shareholders meeting to act on an amendment to Banner's articles of incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of Banner's property or assets, or the dissolution of Banner, shall be given no fewer than twenty (20) nor more than sixty (60) days before the meeting date.

BANNER	SKAGIT
Approval of Extraordinary Transactions

The WBCA generally requires that where shareholder approval of a plan of merger or share exchange is required, the plan of merger or share exchange be approved by at least two-thirds of the votes entitled to be cast thereon. However, a Washington corporation may provide in its articles of incorporation for the approval of such matters by a lesser percentage, but not less than a majority of all votes entitled to be cast thereon. Banner's certificate of incorporation provides that the approval of a merger, share exchange, sale of all or substantially all of Banner's assets or dissolution requires only the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon, or, if separate voting by voting groups is required, then not less than the affirmative vote of the holders of all of the outstanding shares entitled to be cast by that voting group.
The WBCA generally requires that where shareholder approval of a plan of merger or share exchange is required, the plan of merger or share exchange be approved by at least two-thirds of the votes entitled to be cast thereon. The Skagit articles of incorporation do not alter this requirement.
Quorum

Banner's bylaws provide that, at any meeting of shareholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.	Skagit's bylaws provide that, at a meeting of shareholders, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum.
Number of Directors, Classification and Director Terms

Banner's articles of incorporation provide that the size of the board of directors shall be not less than five (5) nor more than twenty-five (25) as set in accordance with Banner's bylaws, which in turn provide that the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors.
The number of directors is currently set at thirteen (13). Pursuant to the merger agreement, effective immediately following the effective time of the merger, Banner will appoint Cheryl R. Bishop to Banner's board of directors and the size of Banner's board of directors will be expanded to fourteen (14).
Skagit's articles of incorporation provide that the size of the board of directors shall not be less than five (5) nor more than eleven (11). Skagit's articles of incorporation and bylaws provide that the exact number of directors shall be fixed and determined by resolution of Skagit's board of directors.
The number of directors is currently seven (7).

BANNER	SKAGIT
Banner's articles of incorporation and bylaws provide that Banner's board of directors is divided into three classes, each of which contains one-third of the total number of directors, or as near as may be. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that one-third of the total number of directors is elected each year.	Skagit's articles of incorporation provide that Skagit's board of directors is divided into three classes, each of which shall be as nearly equal in number as possible. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that one-third of the total number of directors is elected each year.
Election of Directors

Banner's bylaws provide that Banner has opted into a provision of the WBCA providing that director nominees are elected by a majority of all votes cast for and against any such nominee, except in a contested election, in which case director nominees are elected by a plurality of the votes cast.	Director nominees are elected by a plurality of the votes cast.
Removal of Directors

Banner's articles of incorporation provide that a director may be removed from the board of directors prior to the expiration of such director's term only for cause and only upon the vote of the holders of 80% of the total votes eligible to vote at a special meeting called expressly for such purpose. This provision does not apply to any director elected by holders of one or more series of preferred stock voting separately as a class.
Skagit's articles of incorporation provide that a director may be removed from the board of directors without cause prior to the expiration of such director's term by a vote of two-thirds of the shares then entitled to vote at an election of directors. Under the WBCA, a director may be removed from the board of directors for cause prior to the expiration of such director's term by a majority of the votes cast at a special meeting called for such purpose. Skagit's articles of incorporation provide that cause for removal exists only if Skagit's board of directors has reasonable grounds to believe that Skagit has suffered or will suffer substantial injury as a result of the gross negligence or dishonesty of the director whose removal is proposed.
Filling Vacancies on the Board of Directors

Banner's articles of incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.
Skagit's bylaws provide that any vacancy occurring in the board, unless caused by the vote of the shareholders, may be filled by the affirmative vote of a majority of the remaining directors, and any director elected to fill a vacancy shall be elected for the unexpired term of the director's predecessor in office.

BANNER	SKAGIT
Amendment of Articles of Incorporation and Bylaws

Amendment of Articles of Incorporation. Amendments to Banner's articles of incorporation must be approved by its board of directors by a majority vote and by its shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the 10% voting limitation in Banner's articles of incorporation as described above under "—Voting Limitations") is required to amend or repeal certain provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, shareholder nominations and proposals, the approval of certain business combinations, evaluation of business combinations, limitation of directors' liability, director and officer indemnification, calling special meetings of shareholders and amendments to Banner's articles of incorporation and bylaws.
Amendment of Articles of Incorporation. Under the WBCA, amendments to Skagit's articles of incorporation must be approved by Skagit's board of directors and by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on a proposed amendment; provided that in addition to the requirements described in the previous clause, an amendment to the provision of Skagit's articles of incorporation related to transactions with interested shareholders also requires the affirmative vote of at least two-thirds of the outstanding shares not owned by or voted under the control of an "interested shareholder" (as such term is defined in the Skagit articles of incorporation).

Amendment of Bylaws. Banner's articles of incorporation and bylaws provide that Banner's bylaws may be amended either by Banner's board of directors by a majority vote, or by the shareholders by the vote of the holders of 80% of the total votes entitled to vote generally in the election of directors.
Amendment of Bylaws. Under the WBCA and Skagit's articles of incorporation and bylaws, Skagit's bylaws may be amended either by Skagit's board of directors by a vote of a majority of the whole board of directors or by the vote of Skagit's shareholders.
Advance Notice Requirement for Shareholders' Nominations and Other Proposals

Banner's articles of incorporation provide that in order for nominations for the election of directors and proposals for any new business to be brought before an annual or special meeting of shareholders, a shareholder must deliver notice to the Secretary of Banner not less than thirty (30) days nor more than sixty (60) days prior to the date of the meeting; provided, that if less than thirty-one (31) days' notice of the meeting is given to shareholders, such notice must be delivered not later than the close of the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders.
Neither Skagit's articles of incorporation nor its bylaws require advance notice for nominations for the election of directors or proposals for any new business to be brought before an annual meeting of shareholders. However, under the WBCA, only business within the purposes described in the notice of special meeting of shareholders may be conducted at a special meeting of shareholders.

BANNER	SKAGIT
Any notice nominating a director must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) such shareholder's name and address as they appear on Banner's books and (b) the class and number of Banner shares which are beneficially owned by such shareholder. In addition, any such shareholder making such nomination shall promptly provide any other information reasonably requested by Banner.
Business Combinations with Certain Persons

Articles Provision. Banner's articles of incorporation require that certain business combinations—such as mergers, share exchanges, significant asset sales and significant stock issuances—involving a related person (as described below), must be approved by (i) at least 80% of Banner's outstanding shares entitled to vote on such business combination (and if any class or series of shares is entitled to vote on such business combination separately, the affirmative vote of holders of at least 80% of the outstanding shares of each such class or series) and (ii) a majority of the outstanding shares entitled to vote on such business combination not including shares deemed beneficially owned by a related person, except in cases where the proposed business combination has been approved in advance by two-thirds of those members of Banner's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person (or who are unaffiliated with the related person and were recommended to succeed any such director by a majority of such directors). The term "related person" is defined to include any individual, corporation, partnership or other entity which beneficially owns (or has the right to acquire) 10% or more of the outstanding shares of common stock of Banner or an affiliate of such person or entity.
Articles Provision. Skagit's articles of incorporation require that transactions involving an interested shareholder (as described below) or an affiliate of an interested shareholder that must be authorized by shareholders under applicable law must be approved by two-thirds of the outstanding shares entitled to vote on such a transaction, other than shares owned by an interested shareholder, except in cases where (i) the transaction has been approved by a majority vote of Skagit's board of directors other than directors who are directors or officers of, or have a material financial interest in, an interested shareholder, or who were nominated for election as directors as a result of an arrangement with an interested shareholder and first elected as directors within twenty-four (24) months of the proposed transaction or (ii) a majority of the directors other than such interested directors determines that the fair market value of the consideration to be received by noninterested shareholders is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring the same class of shares within twenty-four (24) months of the proposed transaction. An "interested shareholder" is defined to include any person or group of affiliated persons who beneficially own 20% or more of the outstanding voting shares of Skagit.

BANNER	SKAGIT
State Law. The WBCA prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with an acquiring person who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation's board of directors and authorized at a shareholders' meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares of the target corporation, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain "fair price" criteria or shareholder approval requirements are met. For purposes of the applicable WBCA provisions, "target corporations" include all publicly traded corporations incorporated in Washington, as well as publicly traded foreign corporations that meet certain requirements.	State Law. The provisions of the WBCA prohibiting a target corporation from engaging in certain significant business transactions with an acquiring person who acquires more than 10% or more of the voting securities of a target corporation for a period of five years after such acquisition do not apply to Skagit, as Skagit is not a "target corporation" for purposes of the such provisions of the WBCA.

BANNER	SKAGIT
Non-Shareholders Constituency Provision

Banner's articles of incorporation provide that in evaluating certain business combinations or tender or exchange offers, Banner's board of directors shall, in exercising its business judgment as to what is in the best interests of Banner and its shareholders, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on Banner, and its subsidiaries and its employees, depositors, loan and other customers, creditors and other elements of the communities in which Banner and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity and the possible effect of such obligations upon Banner and the other elements of the communities in which Banner and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring person or entity and its management.
Skagit's articles of incorporation provide that in evaluating any offer by a third party to (i) make a tender or exchange offer for any of Skagit's equity securities, (ii) merge or consolidate with Skagit or (iii) purchase or otherwise acquire all or substantially all of the properties or assets of Skagit, Skagit's board of directors shall, in exercising its judgment in determining what is in the best interests of Skagit and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of Skagit and its subsidiaries and on the communities in which Skagit and its subsidiaries operate or are located.
Action By Shareholders Without a Meeting
Banner's bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting only by unanimous written consent.	Skagit's bylaws provide that any action which may be taken at a meeting of the shareholders may instead be taken without a meeting only by unanimous written consent.
Special Meetings of Shareholders
Banner's articles of incorporation provide that special meetings of shareholders may be called only by Banner's board of directors or by an authorized committee of the board of directors.
Skagit's bylaws provide that Skagit's shareholders may hold a special meeting at any time and place without notice or call, upon appropriate waivers signed by all shareholders who are entitled to vote at a shareholders' meeting.

Under the WBCA, a special meeting of Skagit shareholders can be called if the holders of at least ten percent (10%) of all the votes entitled to be cast at such a proposed special meeting deliver one or more demands to the Secretary of Skagit.

BANNER	SKAGIT
Limitation on Directors' Liability
Banner's articles of incorporation provide that, to the full extent permitted by the WBCA, a director of Banner may not be personally liable to Banner or its shareholders for money damages for conduct as a director, except for liability for acts or omissions that involve:

•

intentional misconduct;

•

a knowing violation of law;

•

a violation of the WBCA relating to unlawful distributions by Banner; or

•

any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Skagit's articles of incorporation provide that no current or former director of Skagit will be personally liable to Skagit or its shareholders for money damages for conduct as a director, unless the conduct is finally adjudged to have been an act or omission that involves:

•

intentional misconduct;

•

a knowing violation of law; or

•

participation in any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Indemnification of Directors and Officers
Banner's articles of incorporation provide that, in all circumstances and to the full extent permitted by the WBCA, Banner will indemnify (and pursuant to a separate directors' resolution or contract, advance expenses to) any person who is or was a director, officer or agent of Banner or who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was an agent of Banner, against expenses, judgments, fines and amounts paid in settlement and incurred by such person in connection with such action, suit or proceeding, unless resulting from:

•

acts or omissions finally adjudged to violate the law (including violations of the WBCA regarding unlawful distributions by Banner); or

•

transactions with respect to which it is finally adjudged that such person received a benefit in money, property or services to which the person was not legally entitled.

The indemnification and advancement of expenses described above apply to directors, officers, and employees of Banner for both services in such capacities for Banner and service at Banner's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Skagit's articles of incorporation provide that Skagit will indemnify any person who is or is threatened to be made party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Skagit or of any of its subsidiaries against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred in connection with such action, suit or proceeding, unless resulting from:

•

intentional misconduct;

•

a knowing violation of law; or

•

participation in any transaction from which the such person will personally receive a benefit in money, property or services to which the person is not legally entitled.

Skagit's articles of incorporation further provide for the advancement of expenses to any such person in connection with such proceeding upon the receipt by Skagit of a written, unsecured undertaking to repay such amount if it is finally adjudged that such person is not eligible for indemnification.

BANNER	SKAGIT
Banner's articles of incorporation further provide that the rights to indemnification and to the advancement of expenses conferred by Banner's articles of incorporation are not exclusive of any other right that a person may have under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Under the WBCA, a corporation may indemnify a director made party to a proceeding if the director (i) acted in good faith; (ii) reasonably believed (a) in the case of conduct in such director's official capacity with the corporation, the director's conduct to be in the best interests of the corporation, and (b) in all other cases, the director's conduct was at least not opposed to the corporation's best interests; and (iii) in the case of a criminal proceeding, had no reasonable cause to believe the director's conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The WBCA also provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers, employees and agents of the corporation to the same extent as directors.
Under the WBCA, a corporation may indemnify a director made party to a proceeding if the director (i) acted in good faith; (ii) reasonably believed (a) in the case of conduct in such director's official capacity with the corporation, the director's conduct to be in the best interests of the corporation, and (b) in all other cases, the director's conduct was at least not opposed to the corporation's best interests; and (iii) in the case of a criminal proceeding, had no reasonable cause to believe the director's conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The WBCA also provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers, employees and agents of the corporation to the same extent as directors.

The WBCA further provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person's good faith belief that such person has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advance amount if it is ultimately determined that such person has not met such standard of conduct.
The WBCA further provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person's good faith belief that such person has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advance amount if it is ultimately determined that such person has not met such standard of conduct.

BANNER	SKAGIT
Dissenters' Rights

Under the WBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; (v) the effectiveness of the election by the corporation to become a social purpose corporation or to cease to be a social purpose corporation if shareholder approval was required for such election; (vi) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (vii) a plan of entity conversion of a Washington corporation to a non-Washington corporation has become effective if the shareholder was entitled to vote on the plan and the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.
Under the WBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; (v) the effectiveness of the election by the corporation to become a social purpose corporation or to cease to be a social purpose corporation if shareholder approval was required for such election; (vi) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (vii) a plan of entity conversion of a Washington corporation to a non-Washington corporation has become effective if the shareholder was entitled to vote on the plan and the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.
See the section entitled "The Merger—Dissenters' Rights" for additional information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SKAGIT

        The table below shows, as of July 31, 2018, the number of shares of Skagit common stock beneficially owned by (i) each Skagit director; (ii) Skagit's executive officers; (iii) all of Skagit's directors and executive officers as a group and (iv) other persons beneficially owning more than five percent (5%) of the outstanding shares of Skagit common stock. Beneficial ownership has been determined in accordance with the rules of the SEC and includes any shares of Skagit common stock subject to stock options that are exercisable currently or become exercisable within sixty (60) days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent (1%) of all outstanding shares of Skagit common stock, the percentage is not reflected in the table.

Name	Position with Skagit	Number of Shares		Percentage of Outstanding Shares
Executive Officers and Directors
Cheryl R. Bishop	Director, Chief Executive Officer	69,040		12.69%
Richard C. Humphrey	Chief Credit Officer	2,972	(1)	*
Carla F. Tucker	Chief Financial Officer	2,387	(2)	*
Ken Johnson	President and Chief Operating Officer	2,616	(3)	*
Gerald W. Christensen	Director	8,225		1.51%
Chad Fisher	Director	3,802		*
Michael F. Janicki	Director	3,014		*
Michael E. Pegram	Director	35,527		6.53%
Daniel R. Peth	Chairman of the Board	6,247		1.15%
Directors and executive officers as a group (9 persons)		133,830		24.59%
Other 5% Holders
David Edstam(4)		31,125		5.72%
Edina, MN

*
Represents less than 1% of Skagit's outstanding common stock.

(1)
Includes 1,225 shares that could be acquired within 60 days by the exercise of stock options.

(2)
Includes 1,225 shares that could be acquired within 60 days by the exercise of stock options.

(3)
Includes 750 shares that could be acquired within 60 days by the exercise of stock options.

(4)
Sole or shared voting power in David Edstam Revocable Trust; David Edstam Family Trust; Rolf P Edstam Exemption Trust; Mildred I Edstam Revocable Trust; and Tina Edstam Revocable Trust.

 EXPERTS

        The consolidated financial statements of Banner Corporation incorporated in this proxy statement/prospectus by reference from Banner Corporation's Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of internal control over financial reporting have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Miller Nash Graham & Dunn LLP and Wachtell, Lipton, Rosen and Katz will deliver prior to the effective time of the merger their opinions to Skagit and Banner, respectively, as to certain U.S. federal income tax consequences of the merger. The validity of the Banner common stock to be issued in connection with the merger will be passed upon for Banner by Craig Miller, Executive Vice President and General Counsel of Banner. As of September 4, 2018, Mr. Miller beneficially owned shares of Banner common stock and options to acquire shares of Banner common stock representing less than 1% of the total outstanding shares of Banner common stock.

 SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at Banner's annual meeting of shareholders to be held in 2019 must be received by Banner no later than November 23, 2018 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

        In addition, Banner's articles of incorporation provide that in order for business to be brought before Banner's annual meeting of shareholders, a shareholder must deliver notice to the Secretary of Banner not less than thirty (30) nor more than sixty (60) days prior to the date of such annual meeting; provided, that if less than thirty-one (31) days' notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth (10th) day following the day on which notice of the annual meeting was mailed to shareholders. The notice must state the shareholder's name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

        Banner's articles of incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to Banner's Secretary not less than thirty (30) days nor more than sixty (60) days prior to the date of Banner's annual meeting of shareholders; provided, however, that if less than thirty-one (31) days' notice of the annual meeting is given to shareholders, such written notice must be delivered to Banner's Secretary not later than the close of the tenth (10th) day following the day on which notice of the annual meeting was mailed to shareholders. The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

 WHERE YOU CAN FIND MORE INFORMATION

Banner

        Banner files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Banner files at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Banner also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Banner files with the SEC by going to Banner's website at www.bannerbank.com under the heading "About Us" and then under "Investor Relations" or by contacting Banner Corporation, 10 South First Avenue, Walla Walla, WA 99362, Attention: Investor Relations Department, Telephone: (509) 527-3636. The Internet website address of Banner is provided as inactive textual references only. The information provided on the Internet website of Banner, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

        Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Banner to "incorporate by reference" into this proxy statement/prospectus documents Banner files with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by Banner to register the shares of Banner common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Banner can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Banner files with the SEC will update and supersede that information. Banner incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date that the offering is terminated.

        Banner (SEC file number 000-26584):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 23, 2018;

  •
  Definitive Proxy Statement on Schedule 14A for Banner's 2018 Annual Meeting of Shareholders, filed with the SEC on March 23, 2018;

  •
  Quarterly Reports on Form 10-Q as of March 31, 2018 and June 30, 2018 and for the quarterly periods then ended, filed with the SEC on May 4, 2018 and August 3, 2018, respectively;

  •
  Current Reports on Form 8-K filed with the SEC on February 28, 2018, March 28, 2018, April 25, 2018, July 20, 2018, July 26, 2018 (the second of the two Current Reports on Form 8-K filed by Banner on such date) and July 27, 2018 (other than those portions of these documents not deemed to be filed, if any); and

  •
  The description of Banner's common stock, $0.01 par value per share, contained in Banner's Registration Statement on Form 8-A filed on August 8, 1995, and all amendments or reports filed for the purpose of updating such description.

        Notwithstanding the foregoing, information furnished by Banner on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

Skagit

        Skagit does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, would like copies of Skagit's articles of incorporation or bylaws, would like copies of Skagit's audited historical consolidated financial statements or need help voting your shares of Skagit common stock, please contact:

Nancy K. Galbreath, Executive Assistant to the CEO
Skagit Bancorp, Inc.
301 East Fairhaven Avenue
Burlington, Washington 98233
(360) 755-0411

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF SKAGIT COMMON STOCK AT THE SPECIAL MEETING. NEITHER BANNER NOR SKAGIT HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 5, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

SKAGIT BANCORP, INC.

and

BANNER CORPORATION

Dated as of July 25, 2018

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A-ii

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INDEX OF DEFINED TERMS

Page

Acquisition Proposal	58
Adjusted Shareholders' Equity	5
affiliate	67
Agreement	1
Anticipated Closing Date	6
Articles of Merger	2
Audited Company Financial Statements	17
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Articles	5
BHC Act	12
Cancelled Shares	3
Chosen Courts	68
Closing	2
Closing Date	2
Code	1
Company	1
Company 401(k) Plan	54
Company Articles	13
Company Bank	5
Company Benefit Plan	21
Company Board Recommendation	51
Company Bylaws	13
Company Common Stock	2
Company Contract	27
Company Disclosure Schedules	11
Company Equity Awards	14
Company ERISA Affiliate	21
Company Financial Statements	17
Company Indemnified Parties	55
Company Leased Properties	29
Company Meeting	51
Company Option	4
Company Owned Properties	29
Company Qualified Plan	22
Company Real Property	29
Company Regulatory Agreement	28
Company Restricted Stock	13
Company Securities	14
Company Subsidiary	13
Company Subsidiary Securities	15
Confidentiality Agreement	51
Continuing Employees	53

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Page

Derivative Contracts	28
DFI	16
Dissenting Shares	3
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	28
ERISA	21
Exchange Act	25
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	2
Exchange Ratio Reduction Amount	8
FDIC	13
Federal Reserve Board	16
Final Closing Statement	6
GAAP	12
Governmental Entity	16
HSR Act	16
Independent Accounting Firm	7
Insurance Policies	34
Intellectual Property	31
Interim Closing Statement	6
IRS	21
knowledge	67
Letter of Transmittal	9
Liens	14
Loans	32
made available	67
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	50
Merger	1
Merger Consideration	2
Merger Consideration Value	4
Multiemployer Plan	22
Multiple Employer Plan	22
NASDAQ	10
Negotiation Period	7
New Certificates	9
Objection Notice	7
Old Certificate	3
Parent	1
Parent Articles	4
Parent Bank	5
Parent Bylaws	5
Parent Common Stock	2
Parent Contract	43

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Page

Parent Disclosure Schedules	35
Parent Plans	53
Parent Regulatory Agreement	44
Parent Reports	41
Parent Restricted Stock Awards	36
Parent Restricted Stock Unit Awards	36
Parent Share Closing Price	10
Parent Subsidiary	36
Permitted Encumbrances	29
person	67
Personal Property	30
Premium Cap	55
Proxy Statement	16
Recommendation Change	51
Regulatory Agencies	17
Representatives	57
Requisite Company Vote	15
Requisite Regulatory Approvals	60
S-4	16
Sarbanes-Oxley Act	40
SEC	16
Securities Act	14
Shareholders' Equity Measuring Date	6
Shareholders' Equity Shortfall	8
SRO	17
Subsidiary	13
Superior Proposal	58
Surviving Corporation	1
Takeover Statutes	31
Tax	20
Tax Return	21
Taxes	20
Termination Date	63
Termination Fee	65
Transaction Costs	6
Voting Agreements	1
Washington Secretary	2
WBCA	1

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AGREEMENT AND PLAN OF MERGER

              AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2018 (this "Agreement"), by and between Skagit Bancorp, Inc., a Washington corporation (the "Company"), and Banner Corporation, a Washington corporation ("Parent").

W I T N E S S E T H:

              WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the "Merger"), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

              WHEREAS, the Boards of Directors of Parent and the Company have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

              WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

              WHEREAS, this Agreement constitutes a "plan of merger" within the meaning of the Washington Business Corporation Act ("WBCA");

              WHEREAS, as an inducement for each party to enter into this Agreement, certain directors, officers and shareholders of the Company have simultaneously herewith entered into voting and support agreements (collectively, the "Voting Agreements") in connection with the Merger; and

              WHEREAS, the parties desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger and also to prescribe certain conditions to the Merger.

              NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

                             1.1        The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the WBCA, at the Effective Time, the Company shall merge with and into

Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Washington. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

                             1.2        Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Seattle time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                             1.3        Effective Time.   Subject to the terms and conditions of this Agreement, at the Closing, the parties shall execute, and Parent and the Company shall cause to be filed articles of merger with the Secretary of State of the State of Washington (the "Washington Secretary") and a plan of merger, as provided in the relevant provisions of the WBCA (collectively, the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger, or if no time is designated, at the time of filing of the Articles of Merger. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger (or if no time is designated, at the time of filing of the Articles of Merger).

                             1.4        Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA.

                             1.5        Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

                             (a)          Subject to Section 2.2(e), each share of the common stock, no par value, of the Company issued and outstanding immediately prior to the Effective Time (the "Company Common Stock"), except for the Cancelled Shares and Dissenting Shares, shall be converted into the right to receive, without interest, 5.6664 shares, subject to adjustment pursuant to Section 1.13 (as adjusted pursuant to Section 1.13, the "Exchange Ratio"), of the common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") (the "Merger Consideration"); it being understood that upon the Effective Time, pursuant to Section 1.6, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

                             (b)         All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an "Old Certificate," it being understood that any reference herein to "Old Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger

Consideration, including without duplication, cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e) and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) upon the surrender of such Old Certificates in accordance with Section 2.2, in each case without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Merger Consideration to give holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained herein shall be construed to permit Parent or the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

                             (c)           At the Effective Time, all shares of Company Common Stock that are directly owned by the Company or Parent (in each case, other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) shares of Company Common Stock held, directly or indirectly, by Parent or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

                             (d)          Notwithstanding anything in this Agreement to the contrary, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of Company Common Stock who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who exercises dissenters' rights when and in the manner required under Chapter 23B.13 of the WBCA (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of Chapter 23B.13 of the WBCA and this Section 1.5(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the WBCA. If any shareholder dissenting pursuant to Chapter 23B.13 of the WBCA and this Section 1.5(d) shall have failed to perfect or shall have effectively withdrawn or lost any such right, such holder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.5(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written notices the Company receives from or on behalf of its shareholders to exercise dissenters' rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by the Company relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under Chapter 23B.13 of the WBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand. Any Merger Consideration made available to the Exchange Agent to exchange for shares of Company Common Stock for which dissenters' rights have been perfected shall be returned to Parent upon demand.

                             1.6        Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

                             1.7        Treatment of Company Equity Awards.

                             (a)         Company Stock Options.  At the Effective Time, each compensatory option to purchase Company Common Stock granted by the Company (a "Company Option") that is outstanding as of immediately prior to the Effective Time shall fully vest (to the extent unvested) and shall be cancelled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Option as of the Effective Time. If the per share exercise price of a Company Option that is outstanding as of immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value, then such Company Option shall be cancelled at the Effective Time for no consideration. For purposes of this Agreement, "Merger Consideration Value" means the product of (A) the Exchange Ratio and (B) the Parent Share Closing Price.

                             (b)         At or prior to the Effective Time, the Company, the Board of Directors of the Company and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, including providing notice to the holders of Company Options in accordance with Section 6(l) of the Amended and Restated 2005 Incentive Stock Plan of the Company (which notice shall be in a form mutually agreed by the Company and Parent).

                             1.8        Articles of Incorporation of the Surviving Corporation.   At the Effective Time, the Amended and Restated Articles of Incorporation of Parent (the "Parent Articles"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

                             1.9        Bylaws of the Surviving Corporation.   At the Effective Time, the Bylaws of Parent (the "Parent Bylaws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

                             1.10      Tax Consequences.   It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

                             1.11      Bank Merger.   Immediately following the Merger, Skagit Bank ("Company Bank"), a Washington state-chartered commercial bank and a wholly owned Subsidiary of the Company, will merge (the "Bank Merger") with and into Banner Bank ("Parent Bank"), a Washington state-chartered commercial bank and a wholly owned Subsidiary of Parent. Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Promptly after the date of this Agreement, Parent and the Company shall cause Parent Bank and Company Bank, respectively, to enter into an agreement and plan of merger in form and substance agreed to by Parent and the Company, which shall be customary for mergers similar to the Bank Merger (the "Bank Merger Agreement"), and Parent, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of Company Bank, shall each approve and adopt the Bank Merger Agreement. The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Articles") immediately following the Effective Time.

                             1.12      Determination of Adjusted Shareholders' Equity.

                             (a)         For purposes of this Agreement, "Adjusted Shareholders' Equity" means the consolidated stockholders' equity of the Company as set forth in the Final Closing Statement prepared in accordance with, and subject to adjustment as set forth in, Section 1.12, minus any declared but unpaid dividends as of the Shareholders' Equity Measuring Date (or thereafter declared), plus the sum of (i) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered in connection with the transactions contemplated by this Agreement, (ii) any employee severance, retention or change-in-control payments or expenses consistent with the terms of this Agreement, (iii) any payment made or expense accrued for the purchase of a directors' and officers' liability insurance policy pursuant to Section 6.7(b), and (iv) other third-party costs, fees and expenses in an aggregate amount not to exceed $50,000, in each case of clauses (i)-(iv) specifically incurred or accrued by the Company in connection with the transactions contemplated hereby (as outlined in the example Interim Closing Statement set forth in Section 1.12(b) of the Company Disclosure Schedules) (collectively, "Transaction Costs"), and in each case, paid by the Company or payable by the Company prior to the Effective Time to the extent reflected as accrued liabilities in the Final Closing Statement.

                             (b)         Not later than five (5) days after each month-end during the period from the date of this Agreement until the Final Closing Statement is delivered to Parent, the Company shall, in consultation with Parent and consistent with past practice, prepare in good faith and deliver to Parent (i) the Company's consolidated financial statements presenting (x) the financial condition of the Company and its Subsidiaries on a consolidated basis as of the close of business on the last day of such month-end and (y) the Company's and its Subsidiaries' consolidated results of operations for the period from January 1, 2018 through the close of business on the last day of such month-end and (ii) a statement setting forth Adjusted Shareholders' Equity as if such month-end were the Shareholders' Equity Measuring Date (each such statement, an "Interim Closing Statement"). Each Interim Closing Statement shall have been prepared in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments and shall also reflect accruals for all Transaction Costs or other liabilities incurred or expected to be incurred at any time at or prior to the Closing, including in connection with the transactions contemplated by this Agreement (whether or not doing so is in accordance with GAAP). An example Interim Closing Statement for the month ended June 30, 2018 that satisfies the foregoing requirements (including a proper calculation of Adjusted Shareholders' Equity) is set forth in Section 1.12(b) of the Company Disclosure Schedules. In the event Parent notifies the Company that it disputes any part of any Interim Closing Statement (including Adjusted Shareholders' Equity stated therein), the Company shall cooperate with Parent in good faith to resolve such dispute as promptly as possible.

                             (c)           Not later than five (5) days after the end of the month preceding the month that includes the Anticipated Closing Date, the Company shall, in consultation with Parent, prepare in good faith and deliver to Parent an updated Interim Closing Statement as of and through the close of business on the last day of the month-end immediately preceding the Anticipated Closing Date (such statement as it may be adjusted in accordance with Section 1.12(f), the "Final Closing Statement"); provided, however, that if the Anticipated Closing Date is in the first eight (8) days of a calendar month, then the Final Closing Statement shall be prepared as of the month-end of the second month preceding the Anticipated Closing Date (i.e., if the Anticipated Closing Date is on October 1, then the Final Closing Statement shall be prepared as of and through August 31) (the date which the Final Closing Statement is as of and through, the "Shareholders' Equity Measuring Date"). Such Final Closing Statement shall be prepared in a manner consistent with the Interim Closing Statements, and for the avoidance of doubt, shall set forth Adjusted Shareholders' Equity as of the Shareholders' Equity Measuring Date. The Company shall also deliver to Parent a certificate of the Company's chief financial officer, dated as of the Closing Date, to the effect that the financial statements set forth in the Final Closing Statement continue to reflect accurately, as of the Closing Date, the financial condition of the Company and its Subsidiaries in all material respects and meet the requirements of this Section 1.12(c). For purposes of this Agreement, "Anticipated Closing Date" means the date on which the Closing is expected to occur based on the provisions of Section 1.2, as reasonably agreed in good faith and confirmed in writing by Parent and Company as promptly as practicable.

                             (d)          Parent shall have the right to review, and shall have reasonable access to, all relevant books and records, work papers, schedules, memoranda and other documents prepared by the Company or its Subsidiaries or its and their respective accountants in connection with the Company's preparation of the Interim Closing Statements and the Final Closing Statement, as well as to executive, finance and accounting personnel of the Company and its Subsidiaries and any other information which Parent may reasonably request in connection with its review of the Interim Closing Statements and the Final Closing Statement. The Company will, and will cause its Subsidiaries and its and their accountants and other representatives to, cooperate with and assist Parent and its accountants and other representatives in the review of the Interim Closing Statements and the Final Closing Statement.

                             (e)           In the event Parent disputes the Final Closing Statement (including Adjusted Shareholders' Equity set forth therein), Parent shall, no later than the later of (i) three (3) days after receiving the Final Closing Statement and (ii) two (2) days prior to the Anticipated Closing Date, give the Company written notice of its objections thereto (the "Objection Notice"), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Parent disagrees and, based on the information at its disposal, specifying Parent's proposed calculation of Adjusted Shareholders' Equity. If Parent does not timely deliver an Objection Notice prior to the date specified in the previous sentence, Adjusted Shareholders' Equity set forth in the Final Closing Statement delivered by the Company shall be utilized for the calculation of the adjustment to the Exchange Ratio pursuant to Section 1.13 and shall be final and binding on all the parties. Any items or amounts set forth in the Final Closing Statement as to which Parent does not disagree in the Objection Notice shall be final and binding on all the parties.

                             (f)           If Parent timely delivers an Objection Notice, Parent and the Company shall cooperate in good faith to resolve such dispute, and if resolved, the Final Closing Statement and Adjusted Shareholders' Equity as determined by Parent and the Company in writing shall be utilized for calculation of the adjustment to the Exchange Ratio pursuant to Section 1.13 and shall be final and binding on all the parties. If Parent and the Company cannot resolve the dispute within five (5) days after the date of the Objection Notice (the "Negotiation Period"), Parent and the Company shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the "Independent Accounting Firm") to promptly review this Agreement and the disputed items in the Objection Notice and arbitrate the dispute and determine the Final Closing Statement and Adjusted Shareholders' Equity. The Independent Accounting Firm shall be given reasonable access to all records, work papers, schedules, memoranda and other documents relevant to such dispute. The Independent Accounting Firm shall be limited to addressing only the particular disputes referred to in the Objection Notice that have not been resolved by Parent and the Company and shall determine such disputed amounts, the Final Closing Statement, and Adjusted Shareholders' Equity in accordance with the provisions of this Agreement. Upon reaching its determination of the Final Closing Statement and Adjusted Shareholders' Equity based on its determination of the disputed items, the Independent Accounting Firm shall deliver a copy of its calculation of the Final Closing Statement and Adjusted Shareholders' Equity to Parent and the Company. The determination of the Independent Accounting Firm shall be made within twenty (20) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Negotiation Period) and shall be final and binding on all the parties. No party or its affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Independent Accounting Firm as to the determination of the Final Closing Statement and Adjusted Shareholders' Equity. The aggregate fees, expenses and costs of the Independent Accounting Firm shall be borne (i) by Parent, if the difference, in absolute value terms, between Adjusted Shareholders' Equity as finally determined and Adjusted Shareholders' Equity set forth in the Objection Notice is greater than the difference, in absolute value terms, between Adjusted Shareholders' Equity as finally determined and Adjusted Shareholders' Equity set forth in the Final Closing Statement as delivered by the Company to Parent and (ii) otherwise by the Company, in the form of a reduction to Adjusted Shareholders' Equity for purposes of calculating the adjustment to the Exchange Ratio pursuant to Section 1.13. For the avoidance of doubt, the dispute resolution process contemplated by Section 1.12(e) and Section 1.12(f) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of Adjusted Shareholders' Equity as of the Shareholders' Equity Measuring Date, regardless of the date on which the Independent Accounting Firm delivers its calculation.

                             1.13      Exchange Ratio Adjustment.

                             (a)         If Adjusted Shareholders' Equity, as finally determined pursuant to Section 1.12, is greater than or equal to $80,000,000, there shall be no adjustment to the Exchange Ratio, and to the extent Adjusted Shareholders' Equity, as finally determined pursuant to Section 1.12, exceeds $80,000,000, the Company may, in accordance with Section 6.17, declare and pay a special cash dividend immediately prior to the Closing, in an amount not to exceed such excess.

                             (b)         If Adjusted Shareholders' Equity, as finally determined pursuant to Section 1.12, is less than $80,000,000, the Exchange Ratio shall be reduced by the Exchange Ratio Reduction Amount.

                             (c)           For purposes of this Agreement (i) the term "Exchange Ratio Reduction Amount" shall mean an amount, rounded to the ten-thousandth decimal point, equal to (A) the Shareholders' Equity Shortfall, divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares), divided by (C) the Parent Share Closing Price and (ii) the term "Shareholders' Equity Shortfall" shall mean the absolute value of the amount by which Adjusted Shareholders' Equity, as finally determined pursuant to Section 1.12, is less than $80,000,000.

ARTICLE II

EXCHANGE OF SHARES

                             2.1        Parent to Make Merger Consideration Available.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Parent's option, evidence of shares in book-entry form, representing the shares of Parent Common Stock (collectively, referred to herein as "New Certificates"), to be delivered to the holders of Company Common Stock pursuant to Section 1.5, and (b) any cash in lieu of fractional shares required to be paid to holders of Company Common Stock pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                             2.2        Exchange of Shares.

                             (a)         As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid in respect thereof pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, accompanied by a properly completed Letter of Transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions that the holder presenting such Old Certificate or Old Certificates has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

                             (b)         No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until such holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

                             (c)           If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.

                             (d)          After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old

Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

                             (e)          Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price per share of Parent Common Stock on the NASDAQ Global Select Market (the "NASDAQ") as reported by www.nasdaq.com for the consecutive period of five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) (the "Parent Share Closing Price") by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

                             (f)           Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates in compliance with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                             (g)          Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

                             (h)         In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).

                             (i)           Subject to the terms of this Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any holder of Company Common Stock with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash in lieu of fractional shares of Parent Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              Except as disclosed in the applicable section of the disclosure schedule delivered by the Company to Parent concurrently herewith (the "Company Disclosure Schedules"); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:

                             3.1        Corporate Organization.

                             (a)         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"). The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements or the enforcement, implementation or interpretation thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including any disruption in any financial, banking or securities markets in general and any decline in the price of any market index or any change in prevailing interest rates, (D) changes relating to or arising out of the public disclosure of this Agreement or of the transactions contemplated hereby (provided that this exception shall not apply for purposes of the representations and warranties in Section 3.3(b) or Section 4.3(b)), (E) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock or Parent Common Stock (as applicable), in and of itself, but not including any underlying causes thereof or (F) actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any person, means any corporation, partnership, limited liability company, bank, trust, association, joint venture or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Amended and Restated Articles of Incorporation of the Company (the "Company Articles") and the Amended and Restated Bylaws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.

                             (b)          Each Subsidiary of the Company (a "Company Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. No Company Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Company Subsidiary.

                            3.2        Capitalization.

                             (a)         The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, without par value. As of the date of this Agreement, there are (i) 544,257 shares of Company Common Stock issued and outstanding, which number includes 528 shares of Company Common Stock granted in respect of outstanding awards of Company Common Stock subject to vesting, repurchase or other lapse restriction ("Company Restricted Stock Awards") (all of which will vest by the terms thereof in September 2018 or upon a change in control, subject to continued employment), (ii) no shares of Company Common Stock held in treasury, (iii) 6,935 shares of Company Common Stock subject to and reserved for issuance upon the exercise of outstanding Company Options (which Company Options have a weighted average exercise price of $190.13 per share of Company Common Stock), and (iv) no other shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of the Company may vote, and no trust preferred or debt securities of the Company are issued or outstanding. Other than the Company Options and Company Restricted Stock Awards (collectively, the "Company Equity Awards") issued prior to the date of this Agreement and set forth in this Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act of 1933, as amended (the "Securities Act"), any of the foregoing (collectively, "Company Securities"). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Benefit Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Option, and (F) the expiration date for each such Company Equity Award that is a Company Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. No Subsidiary of the Company owns any capital stock of the Company. Neither the Company nor any of its Subsidiaries is required to file with or furnish to the SEC any reports.

                             (b)          Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a "poison pill" or similar shareholder rights plan.

                             (c)           Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete list of all Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act, any of the foregoing (collectively, "Company Subsidiary Securities"). Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

                             3.3        Authority; No Violation.

                             (a)         The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to the shareholders of the Company for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect and recommending that the shareholders of the Company approve this Agreement and the transactions contemplated hereby. Except for the adoption and approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the "Requisite Company Vote"), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions")).

                             (b)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent under or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                             3.4        Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal

Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the FDIC and the Washington State Department of Financial Institutions, Division of Banks (the "DFI") and any state banking authorities listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules, and approval of such applications, filings and notices, (c) the filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (including any amendments and supplements thereto, the "S-4") in which a proxy statement in definitive form relating to the Company Meeting to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Proxy Statement") will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA, and the filing of the Bank Merger Articles, (e) if required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of any notices or other filings under the HSR Act, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (g) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.

                             3.5        Reports.   The Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2015 with (i) any state regulatory authority, including the DFI, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an "SRO") ((i) through (v), collectively, "Regulatory Agencies"), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency since January 1, 2015, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

                             3.6        Financial Statements.

                             (a)         Set forth in Section 3.6(a) of the Company Disclosure Schedules are complete and correct copies of (x) the audited balance sheet and statements of income, comprehensive income, changes in stockholders' equity and cash flows (including any related notes and schedules thereto and the signed, unqualified opinion of Moss Adams LLP, the Company's independent auditor) for the fiscal years ended December 31, 2015, 2016 and 2017, in each case for the Company and its Subsidiaries on a consolidated basis (collectively, the "Audited Company Financial Statements") and (y) the unaudited balance sheet and statement of income for the Company and its Subsidiaries, as of and for the six (6) months ended June 30, 2018, in each case for the Company and its Subsidiaries on a consolidated basis (such unaudited financial statements, together with the Audited Company Financial Statements, the "Company Financial Statements"). The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                             (b)          Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company as of June 30, 2018 included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2018, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

                             (c)           The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2015, the Company has not experienced or effected any material change in internal control over financial reporting.

                             (d)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.

                             (e)          Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by the Company or any of its Subsidiaries) representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

                             3.7        Broker's Fees.   With the exception of the engagement of Sandler O'Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by Sandler

O'Neill & Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

                             3.8        Absence of Certain Changes or Events.

                             (a)          Since December 31, 2017, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

                             (b)          Since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

                             3.9        Legal Proceedings.

                             (a)          Except as set forth in Section 3.9(a) of the Company Disclosure Schedules or as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

                             (b)          Each matter set forth or required to be set forth in Section 3.9(a) of the Company Disclosure Schedules is insured under Insurance Policies with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.

                             (c)           There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

                             3.10      Taxes and Tax Returns.

                             (a)          Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither the Company nor any of its

Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                             (b)         As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

                             (c)           As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

                             3.11      Employees and Employee Benefit Plans.

                             (a)          Section 3.11(a) of the Company Disclosure Schedules sets forth a true and correct list of each material Company Benefit Plan. For purposes of this Agreement, "Company Benefit Plan" means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plan, program or arrangement, and each retention, bonus, employment, change of control, termination or severance plan, program or arrangement or other contract or agreement (i) to or with respect to which the Company or any Subsidiary or any trade or business of the

Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), is a party or has or, would reasonably be expected to have, any current or future obligation or (ii) that is maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

                             (b)         The Company has heretofore made available to Parent a true and complete copy of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof), and (ii) to the extent applicable: (A) all summary plan descriptions, amendments, modifications or material supplements relating to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (the "IRS") with respect to such Company Benefit Plan, (C) the most recently received IRS determination letter, if any, with respect to such Company Benefit Plan, and (D) the most recently prepared actuarial report (if applicable) with respect to such Company Benefit Plan.

                             (c)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

                             (d)          Section 3.11(d) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a "Company Qualified Plan"). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any the Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

                             (e)          Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

                             (f)           None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to or been obligated to contribute to (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (ii) any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or (iii) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

                             (g)          Except as provided in Section 3.11(g) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to, any employee benefit plan, program, agreement or arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

                             (h)         All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Company.

                             (i)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan or any other party.

                             (j)           None of the Company, any of its Subsidiaries, any Company ERISA Affiliate or any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                             (k)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

                             (l)           No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. The Company has made available to Parent true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

                             (m)        There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all laws regarding employment and employment practices (including anti-discrimination) and terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices), and no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.

                             3.12      Compliance with Applicable Law.   The Company and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform

and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of the Company, or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2015, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of the Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account. As of the date hereof, the Company, Company Bank and each other insured depositary Subsidiary of the Company is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary bank regulatory) and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as "well-capitalized" or that Company Bank's Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

                             3.13      Certain Contracts.

                             (a)          Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

                                 (i)           that would be a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any Company Benefit Plan), assuming for these purposes that the Company were required to file periodic reports with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                                 (ii)          that contains a non-compete or client, employee or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Merger would restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

                                 (iii)        any of the benefits or obligations of or under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the announcement or consummation of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                                 (iv)        that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale-leaseback transactions, capitalized leases and other similar financing transactions, or provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in each case in the principal amount of $100,000 or more;

                                 (v)           that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries (or that following consummation of the Merger would purport to limit the Surviving Corporation or any of its affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

                                 (vi)        that obligates the Company or any of its Subsidiaries, or upon consummation of the Merger would obligate the Surviving Corporation or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis, that contains any "most favored nation" or similar covenants or that provides for a "clawback" or similar undertaking requiring the reimbursement or refund of any fees;

                                 (vii)       that is an alliance, cooperation, limited liability company, joint venture, shareholders, partnership or similar agreement or any agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

                                 (viii)      that involves the performance by the Company or any of its Subsidiaries of Loan servicing with any outstanding obligations that are material to the Company or any of its Subsidiaries;

                                 (ix)        that involves the payment of more than $100,000 per annum;

                                 (x)           that relates to the acquisition or disposition of any person, business or asset and under which the Company or any of its Subsidiaries has or may have a material obligation or liability;

                                 (xi)        that provides any third party the right to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business, consistent with past practice;

                                 (xii)       that is a Derivative Contract;

                                 (xiii)      that is a settlement, consent or similar agreement and contains any continuing obligations of the Company or any of its Subsidiaries;

                                 (xiv)       that is an agreement with a federal or state Governmental Entity that insures or guarantees mortgage Loans or mortgage backed securities;

                                 (xv)        that (A) grants the company or any of its Subsidiaries any right to use any Intellectual Property (other than "shrink-wrap," "click-wrap" or "web-wrap" licenses in respect of commercially available software) and that provides for annual payments in excess of $50,000, (B) permits any person to use, enforce or register any Intellectual Property of the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue or (C) restricts the right of the Company or any of its Subsidiaries to use or register any Intellectual Property;

                                 (xvi)       that provides for any earn-out, contingent purchase price or similar payment obligation, or a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity securities of any person; or

                                 (xvii)      that is not of the type listed above but that is material to the condition (financial or otherwise), results of operations or business of the Company or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedules, is referred to herein as a "Company Contract." The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

                             (b)         (i) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) the Company and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed and complied with all obligations required to be performed by it under such Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                             3.14      Agreements with Regulatory Agencies.   Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or is subject to any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedules, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

                             3.15      Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, collars, futures and forward contracts and other similar derivative transactions and risk management arrangements (including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions) ("Derivative Contracts"), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice, applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under any such Derivative Contracts has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

                             3.16      Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing environmental matters that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There has been no written third-party environmental site assessment conducted since January 1, 2015 assessing the presence of hazardous materials located on any property owned or leased by the Company or any Company Subsidiary that is within the possession or control of the Company or any of its Subsidiaries as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

                             3.17        Investment Securities and Commodities.

                             (a)          Each of the Company and its Subsidiaries has good and marketable title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

                             (b)         The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2015, been in material compliance with the terms of such policies, practices and procedures. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

                             3.18      Real Property; Personal Property.

                             (a)          Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the real properties owned by the Company or any Company Subsidiary as of the date of this Agreement (the "Company Owned Properties").

                             (b)          Section 3.18(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancies to which the Company or any Company Subsidiary is a party as lessee or tenant for real property (the "Company Leased Properties" and, collectively with the Company Owned Properties, the "Company Real Property"), true and correct copies of which have previously been made available to Parent.

                             (c)           The Company or a Company Subsidiary (x) has good and marketable title to all the Company Owned Properties, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens identified in Section 3.18(c) of the Company Disclosure Schedules (collectively, "Permitted Encumbrances"), and (y) is the lessee of and has a valid leasehold interest in all the Company Leased Properties, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, binding and enforceable in accordance with its terms and in full force and effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, each lessor, has performed all obligations required to be performed by it under each such lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor, under any such lease. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. No person other than the Company and its Subsidiaries has any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or any right to use or occupy any portion of the Company Leased Properties.

                             (d)         (i) The Company or a Company Subsidiary has good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and its Subsidiaries ("Personal Property") and (ii) each of the leases under which the Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of the Company, the lessor.

                             (e)         The properties and assets of the Company and its subsidiaries (including the Company Real Property and the Personal Property) are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

                             3.19      Intellectual Property.   The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate, interfere with or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated, interfered with or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating or interfering with any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has received or sent any notice of any pending claim with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries owes any material royalties or payments to any third party (including any affiliates of the Company) for using or licensing to others any Intellectual Property. For purposes of this Agreement, "Intellectual Property" means any or all of the following and all rights in, arising out of or associated with the following: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions, reexaminations, post-grant reviews, inter partes review, or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

                             3.20      Related Party Transactions.   Except as set forth in Section 3.20 of the Company Disclosure Schedules, (i) there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally, and (ii) there are no properties, rights or assets that are used by the Company or any of its Subsidiaries and owned by any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of the Company).

                             3.21      State Takeover Laws.   The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions, the provisions of any potentially applicable takeover laws of any state, including any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law or any similar provisions of the Company Articles or Company Bylaws (collectively, "Takeover Statutes").

                             3.22      Reorganization.   The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                             3.23      Opinion.  Pri or to the execution of this Agreement, the Company has received an opinion (which if initially rendered verbally, has been or will be confirmed by a written opinion as of the same date) from Sandler O'Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

                             3.24      Company Information.   The information relating to the Company and its Subsidiaries or that is provided by the Company or its Subsidiaries or representatives for inclusion in the Proxy Statement and the S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with applicable law.

                             3.25      Loan Portfolio.

                             (a)         As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note, extension of credit or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which the Company or any Subsidiary of the Company is a creditor which as of June 30, 2018, had an outstanding balance of $350,000 or more and under the terms of which the obligor was, as of June 30, 2018, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Company Disclosure Schedules is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2018, had an outstanding balance of $350,000 or more and (i) were on non-accrual status, (ii) were classified by the Company as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, (iii) where the principal or interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created (provided that this clause (iii) does not refer to Loans that are rolled over or renewed in the ordinary course of business on terms similar to the agreements under which such Loans were originally issued and where the ability of the applicable borrowers to repay such Loans is not in doubt and has not adversely changed in any material respect since such Loans were originally issued), (iv) where a specific reserve allocation existed in connection therewith or (v) that was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, together with the identity of the borrower thereunder, category of Loan (e.g., commercial, consumer, etc.), and the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2018, is classified as "Other Real Estate Owned" or classified as an asset to satisfy Loans, including repossessed equipment, and with respect to each item on such list, the book value thereof.

                             (b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Loan of the Company or any of its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) no Loan of the Company or any of its Subsidiaries or servicing agreement relating to any such Loan requires the consent or approval of any third party which has not previously been obtained, in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, and (iii) no Loan of the Company or any of its Subsidiaries is subject to any participation interest or similar rights by any third party. The notes or other credit or security documents with respect to each outstanding Loan of the Company or any of its Subsidiaries were in compliance in all material respects with applicable laws at the time of origination or purchase by the Company or such Company Subsidiary and remain in such compliance and are complete and correct.

                             (c)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), customary industry practices and with all applicable federal, state and local laws, regulations and rules.

                             (d)          None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and to the knowledge of the Company, there are no such claims for any such repurchase.

                             (e)          There are no outstanding Loans made by the Company or any of its Subsidiaries to any "executive officer" or other "insider" or "principal shareholder" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

                             (f)           Neither the Company nor any of its Subsidiaries (i) is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans or (ii) has knowledge of any claim, proceeding or investigation with respect thereto.

                             (g)         The Company's allowance for loan and lease losses is, and will be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its allowance for loan and lease losses as well as standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is, and will be as of the Effective Time, adequate under such standards.

                             3.26      Insurance.  T rue and correct copies of all policies ("Insurance Policies") of liability, property, fire, casualty, business interruption, product liability, and other forms of insurance owned or held by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary is a beneficiary have previously been made available to Parent. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by the Company or any of its Subsidiaries pending under any

Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

                             3.27      Broker-Dealer, Investment Advisory and Insurance Matters.

                             (a)          None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified.

                             (b)          Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Advisers Act of 1940, as amended.

                             (c)           Neither the Company nor any Subsidiary of the Company is required to be registered, licensed or qualified as an insurance agency or broker.

                             3.28      No Other Representations or Warranties.

                             (a)          Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and the Company hereby disclaims any such other representations or warranties.

                             (b)         The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

              Except (A) as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Schedules"); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any Parent Reports filed by Parent since December 31, 2015, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer), Parent hereby represents and warrants to the Company as follows:

                             4.1        Corporate Organization.

                             (a)          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. Parent is not in violation of any of the provisions of the Parent Articles or Parent Bylaws

                             (b)          Each Subsidiary of Parent (a "Parent Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. No Parent Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Parent Subsidiary.

                            4.2        Capitalization.

                             (a)         As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, 5,000,000 shares of nonvoting common stock, par value $0.01 per share, and 500,000 shares of serial preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding as of the date of this Agreement. As of the date of this Agreement, there are (i) 32,328,149 shares of Parent Common Stock issued and outstanding (which number includes 104,123 shares of Parent Common Stock subject to outstanding awards of restricted Parent Common Stock (together with the shares of Parent nonvoting common stock issued and outstanding described in clause (ii) below, "Parent Restricted Stock Awards")), (ii) 74,933 shares of Parent nonvoting common stock issued and outstanding, (iii) no shares of Parent Common Stock held in treasury, (iv) 179,167 shares of Parent Common Stock subject to outstanding restricted stock unit awards ("Parent Restricted Stock Unit Awards") (assuming applicable performance conditions are satisfied at target levels), and (v) no other shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of Parent may vote. Other than Parent Restricted Stock Awards and Parent Restricted Stock Unit Awards issued on or prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in Parent, or contracts, commitments, understandings or arrangements by which Parent may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Parent or any of its Subsidiaries is a party with respect to the voting or transfer of the Parent Common Stock, capital stock or other voting or equity securities or ownership interests of Parent.

                             (b)          Except as set forth on Section 4.2(b) of the Parent Disclosure Schedules, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence or set forth on Section 4.2(b) of the Parent Disclosure Schedules, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Parent Subsidiary, or contracts, commitments, understandings or arrangements by which any Parent Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Parent Subsidiary, or otherwise obligating any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire an such securities.

                             4.3        Authority; No Violation.

                             (a)          Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in connection with the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

                             (b)          Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Parent Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent under or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

                             4.4        Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the FDIC, the DFI and any state banking authorities listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules, and approval of such applications, filings and notices, (c) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the filing of the Bank Merger Articles, (e) if required by the HSR Act, the filing of any notices or other filings under the HSR Act, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (g) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.

                             4.5        Reports.   Parent and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2015 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency since January 1, 2015, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

                             4.6        Financial Statements.

                             (a)         The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                             (b)          Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

                             (c)           The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as reasonably appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the audit committee of Parent's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

                             (d)          Since January 1, 2015, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by Parent or any of its Subsidiaries) representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.

                             4.7        Broker's Fees.   With the exception of the engagement of D.A. Davidson & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

                             4.8        Absence of Certain Changes or Events.

                             (a)          Since December 31, 2017, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

                             (b)          Since December 31, 2017 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

                             4.9        Legal Proceedings.

                             (a)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

                             (b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

                             4.10      SEC Reports.   Parent has previously made available to the Company an accurate and complete copy of each registration statement, prospectus, report, schedule and proxy statement filed with or furnished to the SEC since December 31, 2015 by Parent pursuant to the Securities Act or the Exchange Act (the "Parent Reports"), and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

                             4.11      Compliance with Applicable Law.   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with, nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent Bank has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of Parent, or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2015, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account. As of the date hereof, Parent, Parent Bank and each other insured depositary Subsidiary of Parent is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary bank regulatory) and, as of the date hereof, neither Parent nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as "well-capitalized" or that Parent Bank's Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

                             4.12      Certain Contracts.

                             (a)          Each contract, arrangement, commitment or understanding (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a "Parent Contract").

                             (b)         (i) Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) Parent and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed and complied with all obligations required to be performed by it under such Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iv) neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent

Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent, and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, of or under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

                             4.13      Agreements with Regulatory Agencies.   Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or is subject to any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedules, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

                             4.14      Reorganization.   Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                             4.15      Opinion.  Pri or to the execution of this Agreement, Parent has received an opinion from D.A. Davidson & Co., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

                             4.16      Parent Information.   The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries or that is provided by Parent or its Subsidiaries or representatives for inclusion in any other application, notification or document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the Securities Act and the rules and regulations thereunder.

                             4.17        No Other Representations or Warranties.

                             (a)          Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and Parent hereby disclaims any such other representations or warranties.

                             (b)          Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

                             5.1        Conduct of Business of the Company Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Company Disclosure Schedules), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships with customers, regulators and other persons, and (c) take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company's covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

                             5.2        Company Forbearances.   Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

                             (a)          other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;

                             (b)         (i)            adjust, split, combine or reclassify any capital stock or other equity interest;

                                 (ii)          make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) quarterly dividends at a rate not in excess of $1.50 per share of Company Common Stock, (C) a special cash dividend declared and paid in accordance with Section 1.13(a) and 6.17, and (D) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on the date hereof);

                                 (iii)        grant any Company Equity Awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any Company Securities or Company Subsidiary Securities;

                                 (iv)        issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

                             (c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

                             (d)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

                             (e)          terminate, amend, or waive any provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business consistent with past practice without material changes of terms with respect to the Company and in consultation with Parent, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

                             (f)           except as required under the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt, amend or terminate any collective bargaining agreement, any Company Benefit Plan or any employee benefit or compensation plan, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the payment of bonuses based on actual performance in accordance with the terms of the applicable Company Benefit Plans as in effect on the date hereof (true and complete copies of which have been made available to Parent) in the ordinary course of business, consistent with past practice, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

                             (g)          settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

                             (h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

                             (i)           amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

                             (j)           merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

                             (k)          materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

                             (l)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP as concurred in by its independent auditors;

                             (m)        (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make or acquire any Loans or extensions of credit outside of the ordinary course of business consistent with past practice and the Company's lending policies and procedures in effect as of the date of this Agreement or that exceed the Company's internal lending limits such that the Loan or extension of credit would require approval by the Company's Directors Loan Committee, unless in the case of this clause (ii) the Company has notified and provided the relevant Loan package to Parent (through Parent's Chief Executive Officer, Chief Credit Officer or such other representative as may be designated by Parent) and thereafter has consulted with Parent for at least two (2) business days after the relevant Loan package is provided to Parent;

                             (n)          make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

                             (o)          make, or commit to make, any capital expenditures that exceed by more than 5% in the aggregate the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been previously made available to Parent);

                             (p)          make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

                             (q)          make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

                             (r)           materially reduce the amount of its insurance coverage;

                             (s)           amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

                             (t)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.2.

                             5.3        Parent Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

                             (a)          amend the Parent Articles or Parent Bylaws in a manner that would adversely affect the holders of Company Common Stock disproportionately relative to other holders of Parent Common Stock;

                             (b)          adjust, split, combine or reclassify any capital stock of Parent;

                             (c)           take any action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Parent's covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

                             (d)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

                             (e)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

                             6.1        Regulatory Matters.

                             (a)          Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent in connection with any of the foregoing.

                             (b)         The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within thirty (30) business days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this

Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, subject to applicable law.

                             (c)           Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Subsidiaries be required, and the Company and its Subsidiaries shall not be permitted (without Parent's written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to, Parent, the Surviving Corporation or their Subsidiaries, or have a material and adverse effect on Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to the Company and its Subsidiaries, taken as a whole), after giving effect to the Merger (any of the foregoing, a "Materially Burdensome Regulatory Condition").

                             (d)          Parent and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

                             (e)          Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or will be obtained subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.

                             6.2        Access to Information; Confidentiality.

                             (a)          Without limiting Parent's rights pursuant to Section 1.12(d), upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents which Parent or the Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's or the Company's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                             (b)          Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 29, 2018, between Parent and the Company (the "Confidentiality Agreement").

                             (c)           No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                             6.3        Shareholder Approval.

                             (a)         The Company shall call a meeting of its shareholders (the "Company Meeting") to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before a meeting of shareholders to approve a merger agreement or the transactions contemplated thereby, and the Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable. The Company and its Board of Directors shall use their reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the "Company Board Recommendation"), and shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days after such Acquisition Proposal is made public or any request by Parent to do so (which request may be made once per Acquisition Proposal, and any material change thereto) (or such fewer number of days as remains prior to Company Meeting), or (v) publicly propose to do any of the foregoing (any of the foregoing, a "Recommendation Change").

                             (b)          Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Board of Directors of the Company may make a Recommendation Change if and only if (i) the Company and its Subsidiaries and Representatives have complied with their obligations under Section 6.12, (ii) an unsolicited bona fide written Acquisition Proposal is made to the Company after the date of this Agreement by a third party, and such Acquisition Proposal is not withdrawn, (iii) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iv) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to make a Recommendation Change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law, (v) prior to effecting the Recommendation Change, three (3) business days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the Recommendation Change (it being understood that any amendment or change to any material term of such Acquisition Proposal shall require a new notice and the provisions of this Section 6.3(b) shall apply anew), (vi) during such three (3) business day period, the Company has considered, and engaged in good-faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent and (vii) the Board of Directors of the Company, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent and delivered to the Company in writing) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to make a Recommendation Change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law.

                             (c)           The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided, that no such adjournment or postponement shall delay the Company Meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Termination Date. Except as described in the preceding sentence, the Company shall not adjourn or postpone the Company Meeting without Parent's written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

                             (d)          Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms (i) the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations, and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal or any transaction contemplated thereby.

                             6.4        Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is advisable or required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

                             6.5        Stock Exchange Listing.   Parent shall file with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration prior to the Effective Time and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

                             6.6        Employee Benefit Plans.

                             (a)          During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries immediately following the Effective Time (collectively, the "Continuing Employees"), while employed by Parent and its Subsidiaries after the Effective Time, (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided by the Company or any such Subsidiary, as applicable, to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of Parent and its Subsidiaries, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under Section 6.6(a)(iii) by providing such Continuing Employees with employee benefits that are substantially comparable in the aggregate to the employee benefits provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time until such time as such Continuing Employees commence participation in the applicable employee benefit plans of Parent and its Subsidiaries. Parent shall honor all change-in-control or severance agreements set forth in Section 6.6(a) of the Company Disclosure Schedules in accordance with their respective terms. In addition, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date and who is not party to an individual change-in-control or severance agreement with severance benefits equal to the severance benefits for which such Continuing Employee would be eligible under the severance plans or policies of Parent or its affiliates after providing recognition of service to the Company and its Subsidiaries in accordance with Section 6.6(b).

                             (b)          Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Employees are eligible to participate following the Effective Time (collectively, the "Parent Plans") to recognize and provide credit for the service of each Continuing Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Effective Time for purposes of eligibility, vesting and level of benefits under such Parent Plans; provided that such recognition of and credit for service shall not (i) apply for purposes of any Parent Plan that is a defined benefit retirement plan or any Parent Plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive recognition or credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (1) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (2) credit each Continuing Employee for any co-payments, deductibles or out-of-pocket expenses incurred by such Continuing Employee and his or her eligible dependents in such plan year for purposes of any applicable co-payment, deductible and annual out-of-pocket expense requirements under any such Parent Plan. Parent and its Subsidiaries, as applicable, shall assume and honor, under the sick leave and vacation policies of the Company and its Subsidiaries as set forth on Section 6.6(b) of the Company Disclosure Schedules, the accrued but unused sick leave and vacation time of the Continuing Employees prior to the Effective Time.

                             (c)           If requested by Parent at least fifteen (15) days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries (each, a "Company 401(k) Plan") to be terminated effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing. In the event that Parent so requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and approval by Parent) not later than two (2) days immediately preceding the Closing Date; and (ii) Parent shall permit (and, to the extent necessary, shall amend Parent's existing 401(k) Plan(s) to permit) the Continuing Employees who are participants in such Company 401(k) Plan and then actively employed to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, inclusive of loans but excluding any shares of Parent Common Stock) in cash or notes (in the case of loans) in an amount equal to the full account balance distributed to any such Company Employee from the Company 401(k) Plan(s) to Parent's existing 401(k) plan(s).

                             (d)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, Parent Plan or any other employee benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, Parent Plan or any other employee benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                             6.7        Indemnification; Directors' and Officers' Insurance.

                             (a)         For a period of six (6) years from and after the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation shall indemnify and hold harmless, to the extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles and the Company Bylaws, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Company Disclosure Schedules (and shall also advance expenses as incurred to the extent provided under the Company Articles and Company Bylaws (or such agreements listed in Section 6.7(a) of the Company Disclosure Schedules) as in effect as of the date of this Agreement), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

                             (b)         For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium not exceeding the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), may (and at the request of Parent, the Company shall) obtain at or prior to the Effective Time a six-year "tail" policy under the Company's existing directors' and officers' liability insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

                             (c)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

                             6.8        Additional Agreements.   In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be required or reasonably requested by Parent or the Company.

                             6.9        Advice of Changes.   Parent and the Company shall each promptly advise the other party of any fact, effect, change, event, circumstance, condition, occurrence or development that (i) has had or is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on it or (ii) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

                             6.10      Shareholder Litigation.  The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement and shall give Parent an opportunity to participate in the defense or settlement of any such litigation. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the Company will in good faith take such comments into account, and no settlement of any such shareholder litigation shall be offered or agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

                             6.11      Governance Matters.

                             (a)         The directors of Parent at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors are duly elected or appointed; provided, that effective immediately following the Effective Time, Parent shall take such action as is necessary to appoint Cheryl Bishop to the Board of Directors of the Surviving Corporation.

                             (b)         The officers of Parent at the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until their successors are duly elected or appointed, together with such additional persons as may thereafter be elected or appointed.

                             6.12      Acquisition Proposals.  Except as expressly permitted by this Section 6.12, the Company agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with or relating to any Acquisition Proposal (including by affording access to the personnel, properties, books, records or assets of the Company or its Subsidiaries) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote and subject to compliance with this Section 6.12, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.12, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if and only if its Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and that the failure to take such actions would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law; provided, further, that prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing proviso or participating in such negotiations or discussions, the Company shall have given Parent at least five (5) business days' prior written notice and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company shall provide Parent with a copy of any confidential or nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person (to the extent not previously provided). The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will request the return or destruction of any information provided to any such person in connection therewith. The Company will promptly (and within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will provide Parent an unredacted copy of such Acquisition Proposal and any draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal (including providing an unredacted copy of such amended or revised Acquisition Proposal and any further or revised draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal). The Company shall enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements. As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or fifteen percent (15%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries. As used in this Agreement, "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of the Company and its Subsidiaries or all of the outstanding shares of Company Common Stock, and which the Board of Directors of the Company has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and all legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the person making the proposal), to be more favorable, from a financial point of view, to the Company's shareholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

                             6.13      Public Announcements.  The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

                             6.14      Change of Method.  Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to either party or its shareholders or (iii) impede or materially delay the consummation of the transactions contemplated by this Agreement or the receipt of the Requisite Regulatory Approvals.

                             6.15      Restructuring Efforts.  If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, unless this Agreement has been validly terminated in accordance with Section 8.1, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or to agree to any change that would adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to the Company's shareholders for approval.

                             6.16      Takeover Statutes.  None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

                             6.17      Special Dividend.  After Adjusted Shareholders' Equity has been finally determined pursuant to Section 1.12, to the extent Adjusted Shareholders' Equity, as so determined, exceeds $80,000,000, the Board of Directors of the Company may, upon written notice to Parent and effective immediately prior to the Closing, declare and pay a special dividend in an amount not to exceed such excess.

ARTICLE VII

CONDITIONS PRECEDENT

                             7.1        Conditions to Each Party's Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver (subject to applicable law) by Parent and the Company, at or prior to the Effective Time of the following conditions:

                             (a)         Shareholder Approval.  This Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.

                             (b)        NASDAQ Listing.  Parent shall have filed with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.

                             (c)         Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) from the Federal Reserve Board, the FDIC, the DFI and, if required by the HSR Act, under the HSR Act, and any other authorizations, consents, orders or approvals from Governmental Entities required to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated (such authorizations, consents, orders or approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals") and (ii) in the case of the obligation of Parent to effect the Merger, no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

                             (d)         S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

                             (e)        No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

                             (f)         Finally Determined Adjusted Shareholders' Equity.  Adjusted Shareholders' Equity shall have been finally determined pursuant to Section 1.12.

                             7.2        Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver (subject to applicable law) by Parent, at or prior to the Effective Time, of the following conditions:

                             (a)         Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.2, 3.3(a), 3.7, 3.8(a) and 3.23 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2, such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Company set forth in Section 3.1 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

                             (b)         Performance of Obligations of the Company.  The Company shall have performed and complied with in all material respects the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

                             (c)         Federal Tax Opinion.  Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

                             (d)         Dissenting Shares.  Holders of not more than 10% of the outstanding shares of Company Common Stock shall have exercised their dissenters' rights pursuant to the WBCA.

                             7.3        Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (subject to applicable law) by the Company at or prior to the Effective Time of the following conditions:

                             (a)         Representations and Warranties.  The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.7, 4.8(a) and 4.15 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2, such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Parent set forth in Section 4.1 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

                             (b)         Performance of Obligations of Parent.  Parent shall have performed and complied with in all material respects the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

                             (c)         Federal Tax Opinion.  The Company shall have received the opinion of Miller Nash Graham & Dunn LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

                             8.1        Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

                             (a)         by mutual written consent of Parent and the Company;

                             (b)         by either Parent or the Company, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any of the other transactions contemplated by this Agreement and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree, or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, or any of the other transactions contemplated by this Agreement;

                             (c)           by either Parent or the Company, if the Merger shall not have been consummated on or before April 25, 2019 (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the obligations, covenants and agreements of such party set forth herein;

                             (d)         by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

                             (e)         by the Company if (i) the Company shall have complied in all material respects with its obligations under Section 6.3 (including with respect to any requested adjournment or postponement requested under Section 6.3(c)) and Section 6.12, (ii) the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained and (iii) prior to the Company Meeting, the Company shall have received a Superior Proposal which did not result from a breach of Section 6.3 or Section 6.12 and the Board of Directors of the Company shall have determined to enter into a definitive agreement providing for such Superior Proposal upon termination of this Agreement in accordance with this Section 8.1(e) and shall have entered into such agreement concurrently with such termination; provided, that (x) following such Company Meeting (including any postponements or adjournments thereof) and prior to such termination, the Company and the Board of Directors of the Company shall have complied with their respective obligations pursuant to Sections 6.3(b)(v), 6.3(b)(vi) and 6.3(b)(vii), which shall be deemed to apply to a termination pursuant to this Section 8.1(e) mutatis mutandis (it being understood that references to "Recommendation Change" therein shall, for purposes of this clause (x), be deemed to be references to a termination pursuant to this Section 8.1(e)) and (y) concurrently with and as a condition to the effectiveness of such termination the Company shall pay Parent the Termination Fee pursuant to Section 8.2(d);

                             (f)           by Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained; or

                             (g)         by Parent, prior to the Requisite Company Vote having been obtained, if the Company or the Board of Directors of the Company shall have (i) made a Recommendation Change or (ii) breached its obligations under Section 6.3 or 6.12 in any material respect.

                             8.2        Effect of Termination.

                             (a)         In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), Section 8.1 (Termination), this Section 8.2 (Effect of Termination) and Article IX (General Provisions) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

                             (b)         In the event that, after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the shareholders of the Company, or any person shall have publicly announced an Acquisition Proposal, with respect to the Company, (ii) thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(c) (if the Requisite Company Vote has not theretofore been obtained but all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) by Parent (x) pursuant to Section 8.1(d) or (y) pursuant to Section

8.1(f), and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $7,750,000 (the "Termination Fee"); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to "fifteen percent (15%)" shall instead refer to "fifty percent (50%)."

                             (c)           In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two business days of the date of termination.

                             (d)         In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall, concurrently with and as a condition to such termination, pay Parent the Termination Fee by wire transfer of same day funds.

                             (e)         The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 8.2 when required, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including attorneys' fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when required, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the "prime rate" published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section. In no event shall the Company be required to pay the Termination Fee more than once.

                             8.3        Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, at any time before or after receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                             8.4        Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

                             9.1        Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement shall survive the Effective Time, except for those obligations, covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time.

                             9.2        Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                             9.3        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail or facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                             (a)         if to the Company, to:

Skagit Bancorp, Inc. 323 East Fairhaven Avenue Burlington, WA 98233
Attention:	Cheryl Bishop
E-mail:	crb@skagitbank.com
with a copy (which shall not constitute notice) to:
Miller Nash Graham & Dunn LLP 2801 Alaskan Way, Suite 300 Seattle, WA 98121
Attention:	Stephen M. Klein, Esq. David G. Post, Esq.
Facsimile:	(206) 340-9599
E-mail:	steve.klein@millernash.com david.post@millernash.com

              and

                             (b)         if to Parent, to:

Banner Corporation 3001 112th Avenue NE, Suite 100 Bellevue, WA 98004
Attention:	Craig Miller
E-mail:	craig.miller@bannerbank.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Matthew M. Guest, Esq. Jacob A. Kling, Esq.
Facsimile:	(212) 403-2000
E-mail:	MGuest@wlrk.com JAKling@wlrk.com

                            9.4        Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The word "or" shall not be exclusive. References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedules, and the "knowledge" of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedules. As used herein, (i) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term "made available" means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one business day prior to the date hereof, (b) included in the virtual data room of a party at least one business day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one business day prior to the date hereof. The Company Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

                             9.5        Counterparts ..  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                             9.6        Entire Agreement.   This Agreement (including the Voting Agreements and the other documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                             9.7        Governing Law; Jurisdiction.

                             (a)          This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

                             (b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Washington (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

                             9.8        Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

                             9.9        Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

                             9.10      Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

                             9.11      Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

                             9.12      Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

                             9.13      Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

              IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SKAGIT BANCORP, INC.
By:	/s/ Cheryl R. Bishop
	Name:	Cheryl R. Bishop
	Title:	President and Chief Executive Officer

BANNER CORPORATION
By:	/s/ Mark J. Grescovich
	Name:	Mark J. Grescovich
	Title:	President & Chief Executive Officer

Annex B

July 25, 2018

Board of Directors
Skagit Bancorp, Inc.
301 East Fairhaven Avenue
Burlington, WA 98233

Ladies and Gentlemen:

        Skagit Bancorp, Inc. ("Company") and Banner Corporation ("Parent") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will, subject to the terms and conditions set forth in the Agreement, merge with and into Parent with Parent being the surviving entity (the "Merger"). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of Company's common stock, no par value ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into and become the right to receive 5.6664 shares (the "Exchange Ratio") of Parent common stock, par value $0.01 per share ("Parent Common Stock"), subject to possible adjustment as set forth in the Agreement. The Agreement provides, generally, that if the Company's Adjusted Shareholders' Equity (i) is greater than or equal to $80,000,000, there shall be no adjustment to the Exchange Ratio, and to the extent Adjusted Shareholders' Equity exceeds $80,000,000, Company may declare and pay a special cash dividend immediately prior to the Closing, in an amount not to exceed such excess, or (ii) is less than $80,000,000, the Exchange Ratio shall be reduced by the Exchange Ratio Reduction Amount. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 23, 2018; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the year ending December 31, 2018, as provided by the senior management of Company, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Company; (v) publicly available consensus analyst net income estimates for Parent for the second half of the year ending December 31, 2018 and the full year ending December 31, 2019, as well as a long-term earnings per share growth rate

SANDLER O'NEILL + PARTNERS, L.P.
555 California Street, Suite 1925, San Francisco, CA 94104
T: (415) 978-5000 / (800) 456-2027
www.sandleroneill.com

for the years thereafter and dividend payout ratio for the years ending December 31, 2018 through December 31, 2022, as directed by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as estimated revenue impacts following the closing of the Merger, as directed by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock market information for Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Company for the year ending December 31, 2018, as provided by the senior management of Company, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Company. In addition, Sandler O'Neill used publicly available consensus analyst net income estimates for Parent for the second half of the year ending December 31, 2018 and the full year ending December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio for the years ending December 31, 2018 through December 31, 2022, as directed by the senior management of Parent. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as estimated revenue impacts following the closing of the Merger, as directed by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as Company's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to Company, nor has Sandler O'Neill provided any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent and its affiliates. We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion may not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

Annex C

Dissenters' Rights Under The Washington Business Corporation Act

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions.

        As used in this chapter:

  (1)
  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2)
  "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

  (3)
  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (4)
  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  (5)
  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (6)
  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (7)
  "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

  (1)
  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (a)
  A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary and the plan of merger provided for the merger of the subsidiary with its parent under RCW 23B.11.040;

  (b)
  A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

  (c)
  A sale, lease, exchange, or other disposition, which has become effective, of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale, lease, exchange, or other disposition, including a disposition in dissolution, but not including a disposition pursuant to court order or a disposition for cash pursuant to a plan by which all or substantially all of the net proceeds of the disposition will be distributed to the shareholders within one year after the date of the disposition;

    (d)
    An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation;

    (e)
    Any action described in RCW 23B.25.120;

    (f)
    Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

    (g)
    A plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (i) The shareholder was entitled to vote on the plan; and (ii) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

  (2)
  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

  (3)
  The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

  (a)
  The proposed corporate action is abandoned or rescinded;

  (b)
  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

  (c)
  The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

  (1)
  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

  (2)
  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

  (a)
  The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

  (b)
  The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters' rights.

  (1)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (2)
  If corporate action creating dissenters' rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210 Notice of intent to demand payment.

  (1)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

  (2)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters' rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

  (3)
  A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220 Dissenters' rights—Notice.

  (1)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is approved at a shareholders' meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (5) of this section.

  (2)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (5) of this section.

  (3)
  In the case of proposed corporate action creating dissenters' rights under RCW 23B.13.020(1)(a)(ii), the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders of the subsidiary other than the parent a notice in compliance with subsection (5) of this section.

  (4)
  In the case of proposed corporate action creating dissenters' rights under RCW 23B.13.020(1)(d) that, pursuant to RCW 23B.10.020(4)(b), is not required to be approved by the shareholders of the corporation, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders entitled to dissent under RCW 23B.13.020(1)(d) a notice in compliance with subsection (5) of this section.

  (5)
  Any notice under subsection (1), (2), (3), or (4) of this section must:

  (a)
  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b)
    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c)
    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d)
    Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1), (2), (3), or (4) of this section is delivered; and

    (e)
    Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

  (1)
  A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(5)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

  (2)
  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

  (3)
  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240 Share restrictions.

  (1)
  The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

  (2)
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

  (1)
  Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2)
  The payment must be accompanied by:

  (a)
  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (b)
  An explanation of how the corporation estimated the fair value of the shares;

  (c)
  An explanation of how the interest was calculated;

  (d)
  A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e)
    A copy of this chapter.

RCW 23B.13.260 Failure to take corporate action.

  (1)
  If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

  (2)
  If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

  (1)
  A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2)
  To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

  (1)
  A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

  (a)
  The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  (b)
  The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

  (c)
  The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (2)
  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300 Court action.

  (1)
  If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2)
  The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3)
  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4)
  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

  (5)
  The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (6)
  Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

  (1)
  The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

  (2)
  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (a)
  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

  (b)
  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

  (3)
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex D

VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement (this "Agreement"), dated as of July 25, 2018, is entered into by and between Banner Corporation, a Washington corporation ("Parent") and the undersigned (the "Shareholder"), a shareholder of Skagit Bancorp, Inc., a Washington corporation (the "Company").

        WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the "Merger Agreement"), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent, with Parent as the surviving corporation (the "Merger");

        WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, no par value, of the Company ("Common Stock") (all such shares, the "Existing Shares");

        WHEREAS, the parties to this Agreement believe that the future success and profitability of Parent and its subsidiaries following the Merger, including without limitation, Banner Bank (the "Combined Bank"), requires that the Shareholder be subject to the restrictions set forth herein, including with respect to his or her specified involvement with a Competing Business (as defined herein) for a period of two (2) years after the consummation of the Merger; and

        WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder, in the Shareholder's capacity as a shareholder of the Company, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.    Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

          a.    Competing Business.    "Competing Business" means any depository, commercial and/or consumer lending, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) that has a branch office or other office in, or does material business in, the Covered Area; provided, that Competing Business shall not include the existing business activities of the Shareholder as set forth on Schedule A hereto.

          b.    Covered Area.    "Covered Area" means the counties in the State of Washington in which the Company's subsidiary bank has commercial banking offices or banking subsidiaries of Parent have commercial banking offices, in each case as of the date hereof.

          c.    Term.    "Term" means the period of time beginning on the Closing Date and ending two (2) years after the Closing Date.

          d.    Beneficial Ownership.    For purposes of this Agreement, the terms "beneficial owner," "beneficially own" and "beneficial ownership" shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        2.    Effectiveness; Termination.    This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect; provided that (i) this Section 2 and Sections 14 through 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

        3.    Participation in Competing Business.    Except as provided in Section 7 and Section 8, during the Term, the Shareholder shall not become involved with or serve, directly or indirectly, a Competing Business in any manner, including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, advisor, consultant, agent, or representative, or otherwise becoming involved in any manner in the organization, pre-opening phases, or the formation of such Competing Business; provided, that for the avoidance of doubt, the restrictions set forth herein shall not prevent the Shareholder from using services of any Competing Business that are generally available to the public.

        4.    No Solicitation.    During the Term, the Shareholder shall not, directly or indirectly, (a) solicit or hire, or attempt to solicit or hire, any employees of Parent, the Company or any of their respective subsidiaries, including the Combined Bank (or individual who was an employee of Parent, the Company or any of their respective subsidiaries, including the Combined Bank, within the year preceding such solicitation) to participate, as an employee or otherwise, in any manner in a Competing Business or to resign or terminate his or her employment with Parent, the Company or any of their respective subsidiaries, including the Combined Bank, or (b) solicit or attempt to solicit any customers of Parent, the Company or any of their respective subsidiaries, including the Combined Bank, who Shareholder is aware is or was as of the Closing Date a customer of Parent, the Company or any of their respective subsidiaries, including the Combined Bank, to transfer their business to a Competing Business or to cease conducting business with Parent, the Company or any of their respective subsidiaries, including the Combined Bank. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings and electronic communications of any kind. Nothing in this Section 4 shall prohibit the Shareholder from hiring an employee of Parent, the Company or any of their respective subsidiaries who responds to a public advertisement or general solicitation disseminated by Shareholder which is not specifically targeted at such employee or targeted at employees of Parent, the Company or their respective Subsidiaries generally.

        5.    Confidential Information.    During the Term, the Shareholder shall maintain the confidentiality of and shall not use or disclose any confidential information of Parent, the Company or any of their respective subsidiaries obtained by the Shareholder or its affiliates while serving as a director, officer, employee or shareholder of the Company or any of its subsidiaries. For purposes of this Agreement, "confidential information" means any information and material of or relating to Parent or the Company or any of their respective subsidiaries, including proprietary information and trade secrets, and any and all information disclosed to or known by the Shareholder or its affiliates as a consequence of any such person's employment, services or status as a director, officer, employee or shareholder of the Company or any of its subsidiaries, but does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure; (b) information that was in the Shareholder's possession on a non-confidential basis prior to the Shareholder serving as a director, officer or employee of, or becoming a shareholder of, the Company or its subsidiaries, or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without use of or reference to any confidential information of Parent, the Company or their respective subsidiaries. If the Shareholder is required by any governmental authority (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any confidential information, the Shareholder shall provide Parent with prompt notice of any such requirement and shall provide, at Parent's expense, such reasonable cooperation as Parent may request so that Parent may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Parent, the Shareholder is nonetheless legally compelled to disclose confidential information to any governmental authority, the Shareholder may, without liability hereunder, disclose to such governmental authority only that portion of confidential information which is legally required to be disclosed; provided, that the Shareholder exercises reasonable efforts to preserve the confidentiality of such confidential information, including, without limitation, by reasonably cooperating with Parent, at its expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such confidential information by such governmental authority.

        6.    Defend Trade Secrets Act.    Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), the Shareholder will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a proceeding, if such filing is made under seal. In addition, a Shareholder who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the Shareholder and use the trade secret information in the proceeding, if the Shareholder (y) files any document containing the trade secret under seal and (z) does not disclose the trade secret, except pursuant to court order.

        7.    Outside Covered Area; Requests for Waivers or Permission.    Nothing in Section 3 prevents the Shareholder from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, a business that has no office or operations in the Covered Area. Prior to engaging in any manner in a Competing Business, the Shareholder may request in writing that Parent waive the restrictions set forth in this Agreement with respect to a particular proposed activity. If Parent determines that such activity is acceptable, Parent may provide the Shareholder with a written consent to engage in such activity, and such activity shall thereafter not be deemed a Competing Business.

        8.    Passive Interest.    Nothing in Section 3 prevents the Shareholder from passively acquiring, directly or indirectly, individually or in the aggregate 2% or less of the outstanding stock or voting securities of a Competing Business.

        9.    Reasonableness of Restrictions.    The Shareholder acknowledges and agrees that the covenants set forth above represent only a limited restraint and allow the Shareholder to pursue his or her occupation without unreasonable or unfair restrictions. The Shareholder acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company, Parent and their respective subsidiaries are engaged in a highly competitive industry; (b) the Shareholder has had unique access to the trade secrets and know-how of the Company, Parent and their respective subsidiaries, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Bank; (c) the Shareholder will receive the benefit of a substantial premium for the Shareholder's Shares in the Merger, and will have a shared interest with Parent, as a continuing shareholder of Parent, in preserving the benefits to Parent of the Merger for which Parent will have paid good and valuable consideration as contemplated by the Merger Agreement; and (d) this Agreement provides no more protection than is necessary to protect Parent's interests in the Company's and its subsidiaries' goodwill, trade secrets and confidential information.

        10.    Voting Agreement.    From the date hereof until the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms (the "Support Period"), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired beneficial or record ownership after the date hereof and the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company Equity Awards) or otherwise) (together with the Existing Shares, the "Shares"), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company's shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in the Shareholder's capacity as a shareholder and, to the extent the Shareholder serves as a member of the board of directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder solely in the Shareholder's capacity as such a director or officer. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights the Shareholder has in such shareholder entity to carry out the intent and purposes of the Shareholder's support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement. The Shareholder has not entered into and agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

        11.    Transfer Restrictions Prior to the Merger.    The Shareholder hereby agrees that the Shareholder will not, during the Support Period, without the prior written consent of Parent, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (any of the foregoing, a "Transfer"); provided, that the Shareholder may (i) Transfer Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days' prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee, or (ii) surrender Shares to the Company in connection with the vesting, settlement or exercise of Company Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company Options, the exercise price thereon.

        12.    Representations of the Shareholder.    The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder's obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns and has the power to vote or direct the voting of the Shares; and (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); (f) the Shareholder has read and is familiar with the terms of the Merger Agreement; and (g) as of the date hereof, the Shareholder is the record or beneficial owner of, and has the power to vote or direct the voting of, not less than the number of Shares set forth on Schedule B hereto (the "Minimum Shares"). The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder's obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement.

        13.    Entire Agreement; Assignment.    The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is an officer of the Company, with respect to any employment agreement between the Shareholder and the Company or its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

        14.    Remedies/Specific Enforcement.    Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right the Shareholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        15.    Governing Law and Enforceability.    This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Washington, without regard to any applicable conflict of law principles. Each of the parties hereto (a) agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Washington (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (b) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (c) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (d) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 16.

        16.    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, be e-mail or facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address, e-mail address or facsimile number, as applicable, set forth in Schedule B hereto, or if no such address, e-mail address or facsimile number is provided, then to the address of the Shareholder set forth in the shareholder register of the Company, and if to Parent, in accordance with Section 9.3 of the Merger Agreement.

        17.    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        18.    Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        19.    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

        20.    Counterparts.    The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

SIGNED as of the date first set forth above:

BANNER CORPORATION
By
	Name:	Mark J. Grescovich
	Title:	President & Chief Executive Officer

[Additional Signatures on Next Page]

SHAREHOLDER:

SCHEDULE A

Existing Business Activities

D-A-1

SCHEDULE B

Name, Address, E-Mail Address and Facsimile Number for Notices

Minimum Shares

D-B-1

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Washington Business Corporation Act

        Banner is organized under the WBCA which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against judgments, amounts paid in settlements, penalties, fines and reasonable expenses, including attorneys' fees, incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is mandatory with respect to reasonable expenses for a director who is wholly successful on the merits or otherwise in the defending any proceeding. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

        The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

        If authorized by the articles of incorporation of a Washington corporation or by a bylaw or resolution adopted by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Chapter 8, Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

        The WBCA also permits a Washington corporation to purchase and maintain on behalf of such persons insurance against liabilities incurred in such capacities. Banner has obtained a policy of directors' and officers' liability insurance.

        The WBCA further permits Washington corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Chapter 8, Section 310 (related to certain unlawful distributions); or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Banner's Articles of Incorporation and Bylaws

        Banner's articles of incorporation limit the personal liability of directors to shareholders for monetary damages for conduct as a director except for under the circumstances required to be excepted under Washington law described above.

        Banner's articles of incorporation generally require Banner to indemnify directors, officers, employees and agents to the fullest extent legally possible under the WBCA. In addition, the articles of incorporation require Banner to similarly indemnify any such person who is or was serving at the request of Banner as a director, officer, partner, trustee, employee or agent of another entity. Banner's articles of incorporation further provide for the advancement of expenses under certain circumstances.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 25, 2018, by and between Banner Corporation and Skagit Bancorp, Inc. (included as Annex A to the proxy statement/prospectus which forms part of this registration statement).
3.1
Amended and Restated Articles of Incorporation of Banner Corporation (incorporated herein by reference to Exhibit 3.1(b) included in Banner Corporation's Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 000-26584)).
3.2
Articles of Amendment of Banner Corporation (incorporated herein by reference to Exhibit 3.1 included in Banner Corporation's Current Report on Form 8-K filed with the SEC on June 1, 2011 (File No. 000-26584)).
3.3
Articles of Amendment of Banner Corporation (incorporated herein by reference to Exhibit 3.1 included in Banner Corporation's Current Report on Form 8-K filed with the SEC on March 18, 2015 (File No. 000-26584)).
3.4
Amended and Restated Bylaws of Banner Corporation (incorporated by reference to Exhibit 3.2 included in Banner Corporation's Current Report on Form 8-K filed with the SEC on December 20, 2016 (File No. 000-26584)).
4.1
Certificate of Banner Corporation's common stock (incorporated herein by reference to Exhibit 4.0 included in Banner Corporation's Registration Statement on Form S-1 filed with the SEC on June 12, 1995 (File No. 33-93386)).
4.2
Warrant to purchase shares of Banner Corporation's common stock, dated November 21, 2008 (incorporated herein by reference to Exhibit 4.2 included in Banner Corporation's Current Report on Form 8-K filed with the SEC on November 24, 2008 (File No. 000-26584)).
5.1	Opinion of Craig Miller regarding the validity of the securities to be issued.**
8.1	Opinion of Miller Nash Graham & Dunn LLP regarding certain tax matters.*
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.*
23.1	Consent of Moss Adams LLP in respect of financial statements of Banner Corporation.*
23.2	Consent of Craig Miller (included in Exhibit 5.1 hereto).**
23.3	Consent of Miller Nash Graham & Dunn LLP (included in Exhibit 8.1 hereto).*
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 hereto).*
24.1	Power of Attorney of Directors and Officers of the Registrant.**
99.1	Form of Skagit Bancorp, Inc. Proxy Card.*
99.2	Consent of Sandler O'Neill & Partners, L.P.*
99.3	Consent of Cheryl R. Bishop.**

*
Filed herewith.

**
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  •
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  •
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  •
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on the 5th day of September, 2018.

Banner Corporation
By:	/s/ PETER J. CONNER
	Name:	Peter J. Conner
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2018:

/s/ MARK J. GRESCOVICH		/s/ PETER J. CONNER
Name:	Mark J. Grescovich	Name:	Peter J. Conner
Title:	President, Chief Executive Officer and Director (Principal Executive Officer)	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
*		*
Name:	Gary Sirmon	Name:	Robert D. Adams
Title:	Chairman of the Board	Title:	Director
*		*
Name:	Gordon E. Budke	Name:	Connie R. Collingsworth
Title:	Director	Title:	Director
*		*
Name:	Roberto R. Herencia	Name:	David A. Klaue
Title:	Director	Title:	Director
*		*
Name:	John R. Layman	Name:	David I. Matson
Title:	Director	Title:	Director
*		*
Name:	Brent A. Orrico	Name:	Kevin F. Riordan
Title:	Director	Title:	Director

*		*
Name:	Merline Saintil	Name:	Terry S. Schwakopf
Title:	Director	Title:	Director

*By:	/s/ PETER J. CONNER Peter J. Conner Attorney-in-Fact
September 5, 2018